                                             As Filed Pursuant to Rule 424(b)(4)
                                                              Reg. No. 333-84525

                                                                [LOGO]

                                7,250,000 Shares

                             NEUBERGER BERMAN INC.

                                  Common Stock
                                 -------------

    This is an initial public offering of shares of common stock of Neuberger Berman Inc. This prospectus relates to an offering of 6,250,000 shares in the United States. In addition, 1,000,000 shares are being offered outside the United States in an international offering.

    Neuberger Berman is offering 3,030,303 of the shares to be sold in the offerings. The selling stockholders identified in this prospectus are offering an additional 4,219,697 shares. Neuberger Berman will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

    Neuberger Berman will list the common stock on the New York Stock Exchange under the symbol "NEU".

    SEE "RISK FACTORS" BEGINNING ON PAGE 10 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.
                               ------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                                                                      Per Share       Total
                                                                     -----------  -------------
Initial public offering price......................................   $   32.00   $ 232,000,000
Underwriting discount..............................................   $    2.08   $  15,080,000
Proceeds, before expenses, to Neuberger Berman.....................   $   29.92   $  90,666,666
Proceeds, before expenses, to the selling stockholders.............   $   29.92   $ 126,253,334

    To the extent that the underwriters sell more than 7,250,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,087,500 from the selling stockholders at the initial public offering price less the underwriting discount.
                               ------------------

    The underwriters expect to deliver the shares in New York, New York on October 13, 1999.

GOLDMAN, SACHS & CO.

           MERRILL LYNCH & CO.

                      MORGAN STANLEY DEAN WITTER

                                                            SALOMON SMITH BARNEY

BEAR, STEARNS & CO. INC.                                      CIBC WORLD MARKETS

DONALDSON, LUFKIN & JENRETTE                                 SCHRODER & CO. INC.
                                  ------------

                       Prospectus dated October 6, 1999.

                  [DESCRIPTION OF INSIDE FRONT COVER ARTWORK]

             [The Neuberger Berman logo is at the top of the page]

                            Assets Under Management

    [Beneath this text appear two pie charts presenting the following data:]

                          At December 31, 1994
Mutual Fund and Institutional                                        74%
Private Asset Management                                             26%
                          100% = $28.6 billion

                            At June 30, 1999
Mutual Fund and Institutional                                        64%
Private Asset Management                                             36%
                          100% = $56.8 billion

                    Net Income before Principal Compensation

    [Beneath this text appear two pie charts presenting the following data:]

                 Twelve Months Ended December 31, 1994
Mutual Fund and Institutional                                        41%
Professional Securities Services                                      8%
Private Asset Management                                             51%
                         100% = $151.0 million

                     Six Months Ended June 30, 1999
Mutual Fund and Institutional                                        36%
Professional Securities Services                                      6%
Private Asset Management                                             58%
                         100% = $156.8 million

               Growth in Net Income before Principal Compensation

     [Beneath this text appears a bar chart presenting the following data:]

               (in millions)
        1994                  $151.0
        1995                  $186.1
        1996                  $229.1
        1997                  $298.7
        1998                  $320.1

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN THE COMMON STOCK DISCUSSED UNDER "RISK FACTORS" ON PAGES 10-15.

                                NEUBERGER BERMAN

OUR BUSINESS

    We are an independent investment advisor and, through our subsidiaries, we provide our clients with a broad array of investment strategies and products. We conduct our business through Neuberger Berman, LLC and Neuberger Berman Management Inc., both of which are registered investment advisers and broker-dealers. Neuberger Berman, LLC is also a member of the New York Stock Exchange. Our structure is described under "Business-- Our Structure".

    We were founded by Roy R. Neuberger in 1939 to be a premier provider of investment products and services to high net worth individuals. We have built upon the qualities that have made us successful in the high net worth market to establish a strong presence in the mutual fund and institutional marketplaces.

    Our goal is to provide highly personalized service and superior investment advice and returns to all of our clients. We believe that our dedication to serving the individual needs of our clients distinguishes us from many of our competitors. We have developed a reputation and recognized brand name for our demonstrated commitment to these principles.

    We seek to provide our clients with access to our investment products and services through the distribution channel most appropriate to serve their needs. Today, in addition to individuals and wealthy families, our clients include corporations, insurance companies, pension funds, foundations and endowments. Our principal business segments include:

    - Private Asset Management;

    - Mutual Fund and Institutional; and

    - Professional Securities Services.

    Our assets under management and net income before principal compensation have grown through varying market conditions. From December 31, 1989 to June 30, 1999, our assets under management increased from $17.8 billion to $56.8 billion. At September 30, 1999, we had assets under management of $51.5 billion. From December 31, 1989 to December 31, 1998, our net income before principal compensation increased from $111.5 million to $320.1 million.

    Since we derive our revenue principally from fees and commissions based on our assets under management, we believe our net income before principal compensation is more stable as compared to other financial institutions. In addition, we believe our business has attractive margins since

    - more than 75% of our assets under management are held in equity accounts, which carry higher fees than fixed income accounts;

    - approximately 58% of our net income before principal compensation is derived from our higher-margin Private Asset Management business; and

    - we have effectively leveraged our franchise and infrastructure to enhance profitability by developing complementary businesses such as our professional investor clearing services and by generating commission revenue from recipients of our research (an activity that we refer to as research sales).

    We are committed to attracting and retaining the best people. In connection with the offerings, we will make awards under our defined contribution plan to substantially all of our employees other than principals. After the offerings these employees will own approximately 8.5% of our common stock, and our continuing principals will own approximately 72.3%.

PRINCIPAL BUSINESS SEGMENTS

    PRIVATE ASSET MANAGEMENT. Our Private Asset Management business represented 36% of our assets under management and 58% of our net income before principal compensation as of and for the six-month period ended June 30, 1999. We are a premier provider of investment advisory, trust and customized services to high net worth investors, that is, individuals, wealthy families and smaller institutions with at least $500,000 to invest. This business is marked by long-term client loyalty, sometimes spanning several generations. Our Private Asset Management business has grown rapidly, with assets under management growing from $7.3 billion as of December 31, 1994 to $20.5 billion as of June 30, 1999, representing a compound annual rate of 25.6%.

    MUTUAL FUND AND INSTITUTIONAL. Our Mutual Fund and Institutional business represented 64% of our assets under management and 36% of our net income before principal compensation as of and for the six-month period ended June 30, 1999. We provide investment management, distribution and administrative services to our family of 41 Neuberger Berman mutual funds. In addition, as of June 30, 1999, we provide advisory services to 15 mutual funds sponsored by third parties. We participate in wrap fee accounts through our relationships with nine sponsors of wrap fee programs, including three of the four largest programs. Through wrap fee programs, these institutions--generally larger broker-dealers--offer a full range of money management services to their clients for an all-inclusive fee. We also participate in over 100 strategic alliances with:

    - third-party administrators for defined contribution plans,

    - insurance companies,

    - mutual fund "supermarkets" that offer investors the opportunity to invest through a single brokerage account in a broad range of mutual funds sponsored by a variety of asset management firms,

    - broker-dealers, and

    - banks.

As of June 30, 1999, we managed $22.7 billion in mutual fund and wrap accounts.

    We provide advisory services to over 250 corporations, pension funds, foundations and endowments through separate accounts or commingled funds. As of June 30, 1999, we managed $13.6 billion in institutional accounts.

    PROFESSIONAL SECURITIES SERVICES. Our Professional Securities Services business represented 6% of our net income before principal compensation for the six-month period ended June 30, 1999. Our research sales group makes our research reports available to third-party investment advisers and professional investors. Our professional investor clearing services group provides prime brokerage services to private investment partnerships, registered investment advisers and family offices. It also provides correspondent clearing services to introducing brokers. We believe the Professional Securities Services business enhances our margins and diversifies our earnings stream.

                                                                                                       AS OF OR FOR THE SIX
                                                        AS OF OR FOR THE YEAR ENDED DECEMBER            MONTHS ENDED JUNE
                                                -----------------------------------------------------  --------------------
                                                  1994       1995       1996       1997       1998       1998       1999
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
(IN MILLIONS)
ASSETS UNDER MANAGEMENT:
  Private Asset Management....................  $   7,349  $   9,491  $  12,050  $  15,553  $  17,905  $  17,806  $  20,504
  Mutual Fund and Institutional...............     21,300     28,833     32,310     37,958     37,682     41,283     36,260
      Total...................................  $  28,649  $  38,324  $  44,360  $  53,511  $  55,587  $  59,089  $  56,764

(IN THOUSANDS)
NET INCOME BEFORE PRINCIPAL COMPENSATION: (1)
  Private Asset Management....................  $  76,546  $  86,373  $ 104,557  $ 135,802  $ 164,833  $  80,465  $  90,491
  Mutual Fund and Institutional...............     62,199     77,275     95,709    127,730    131,644     74,283     56,108
  Professional Securities Services............     12,230     22,444     28,860     35,134     23,618     14,880     10,172
      Total...................................  $ 150,975  $ 186,092  $ 229,126  $ 298,666  $ 320,095  $ 169,628  $ 156,771

------------------------

(1) Historically, we have distributed substantially all of our net income to our principals as capital distributions and dividends. Principals who provided services to Neuberger Berman mutual funds were also paid through compensation expense. As a result, our earnings and compensation and benefits expense have not fully reflected payments for services rendered by our principals and understate the expected operating costs to be incurred by us after the offerings. Following the offerings, Neuberger Berman will fully reflect payments for services rendered by our principals in compensation and benefits expense. For financial information that includes pro forma compensation and benefits expense as if payments for services rendered by our principals had been fully reflected, see "Pro Forma Combined Financial Statements (Unaudited)".

OUR INVESTMENT PROCESS AND RESEARCH

    We believe our investment ideas and in-house research conducted by our portfolio managers and analysts differentiate us from our competitors. All of our portfolio managers in the Private Asset Management and Mutual Fund and Institutional businesses perform fundamental research and are supported by our centralized research department. We currently have over 120 investment professionals including portfolio managers and research analysts. Many of our portfolio managers began their careers in securities research at Neuberger Berman or with other investment management firms. In total, our investment professionals cover 40 industries and over 1,000 companies.

STRATEGY

    CAPITALIZE ON OPPORTUNITIES IN THE GROWING HIGH NET WORTH MARKET. Managing wealth is one of the fastest growing segments of the financial services industry. According to the Merrill Lynch/Gemini Consulting World Wealth Report 1999, the high net worth market in North America, defined as individuals with more than $1 million in liquid financial assets, totaled $6.9 trillion in 1998 and is expected to grow at an annual compound growth rate of 9.4% through 2003 to $10.8 trillion. With our brand name and our commitment to personalized service, we believe that we are well positioned to take advantage of growth in this market. Our two principal initiatives to generate growth are:

    - EXPAND OUR NATIONAL SALES AND CLIENT SERVICE FORCE. We intend to grow our 26-person national sales force by more than 50%, to 40 sales professionals, by the end of 2000. For the first six months of 1999, our sales force added $290 million in new assets under management. As this sales force increases in number and years of experience, we expect that it will add substantially more assets under management.

    - ADD INVESTMENT TEAMS WITH PRE-EXISTING CLIENT RELATIONSHIPS. This year, through July 1999, three investment teams have joined our firm. They have added approximately $200 million in assets under management and are expected to add an additional $700 million in assets under management by year end. By adding investment teams, we will expand our investment capabilities and increase our assets under management and related net income.

    EXPAND MUTUAL FUND AND RETAIL DISTRIBUTION CAPABILITIES. We have realized significant growth in our mutual funds from the addition of new distribution channels. We believe that further opportunities for growth will result from the following initiatives:

    - DEFINED CONTRIBUTION PLAN ADMINISTRATORS. We expect growth from our existing relationships with defined contribution plan administrators and seek to establish new relationships. As of June 30, 1999, we had strategic alliances with 77 administrators of defined contribution plans.

    - PROVIDERS OF VARIABLE INSURANCE PRODUCTS. We also seek to expand our relationships with insurance companies that offer variable annuity and variable life insurance products that invest in our mutual funds. As of June 30, 1999, we had relationships with 38 insurance companies offering these variable products, including five of the top 10 sellers of variable annuities in 1998.

    - BUILD WRAP FEE PROGRAM PARTICIPATION. Over the past two years, we have added Salomon Smith Barney and Morgan Stanley Dean Witter to our wrap fee equity programs. Today, we manage assets for nine sponsors of wrap fee programs, including three of the four largest programs. We expect significant growth from these relationships.

    - INTERNET DISTRIBUTION. Our Internet distribution channel allows mutual fund investors to access account information, view prospectuses, download applications, and buy, sell and exchange shares in Neuberger Berman funds. We believe that our e-commerce strategy positions us to take advantage of the growing volume of online investment activity.

    FURTHER DIVERSIFY PRODUCT AND SERVICE OFFERINGS. We seek to complement our existing product offerings through the internal development or acquisition of new investment capabilities. In the past, we have relied primarily on our domestic equity products. Currently we offer equity, international equity, balanced, domestic and international fixed income and money market products. Historically, we have primarily followed the "value" style of investing principally in companies whose stock prices are below the market average, based on earnings, book value or other financial measures. Now, a number of our portfolio managers also follow the "growth" style of investing principally in companies whose earnings are growing or are expected to grow at a rate in excess of the market average. We believe these products will provide additional growth in assets under management by attracting new clients and through cross-selling to existing clients.

    ENHANCE PROFIT MARGINS BY GROWING PROFESSIONAL SECURITIES SERVICES. We seek to generate incremental revenues without a commensurate increase in expenses by continuing to expand our professional securities services to third parties.

    PURSUE STRATEGIC ACQUISITION AND JOINT VENTURE OPPORTUNITIES. In addition to adding investment teams, we will evaluate strategic acquisitions of, or joint ventures with, companies that would add new product and services offerings, investment capabilities or distribution channels for our clients. In addition, we believe the ability to offer shares of our publicly traded common stock will facilitate those acquisitions.

OUR HEADQUARTERS

    Our headquarters are located at 605 Third Avenue, New York, NY 10158, telephone (212) 476-9000.

                                 THE OFFERINGS

Common stock:
  Offered by Neuberger Berman............................................   3,030,303 shares
  Offered by selling stockholders........................................   4,219,697 shares
      Total..............................................................   7,250,000 shares

U.S offering.............................................................   6,250,000 shares
International offering...................................................   1,000,000 shares
      Total..............................................................   7,250,000 shares

Common stock to be outstanding after the offerings:
  Shares to be outstanding after the incorporation transactions..........  42,727,273 shares
  Shares to be contributed to the defined contribution plan (1)..........   4,264,344 shares
  Shares offered by Neuberger Berman.....................................   3,030,303 shares
  Shares to be outstanding after the offerings...........................  50,021,920 shares

------------------------

(1) We will contribute these shares to our defined contribution plan at or shortly before the completion of the offerings. The defined contribution plan is described under "Management-- Executive Compensation--Defined Contribution Plan". We expect to record a substantial pre-tax loss in the fourth quarter of 1999 in connection with the initial contribution to the defined contribution plan and other transactions as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Subsequent Events".

                            ------------------------

Voting Rights................................  Holders of common stock will have one vote per share.

Dividend Policy..............................  Our board of directors intends to declare quarterly dividends on the common stock and
                                               expects that the first quarterly dividend
                                               will be $.10 per share and that it will be
                                               declared in the fourth quarter of 1999. For a
                                               discussion of the factors that affect the
                                               determination by our board of directors to
                                               declare dividends as well as other matters
                                               concerning our dividend policy, see "Dividend
                                               Policy".

Use of Proceeds..............................  We will receive net proceeds from the offerings of $89 million. We will use the net
                                               proceeds we receive to repay the $15 million
                                               subordinated note held by NB Associates, LLC,
                                               which is wholly owned by the Neuberger Berman
                                               principals, and approximately $74 million of
                                               short-term borrowings. We will not receive
                                               any proceeds from the sale of shares by the
                                               selling stockholders. The NB Associates
                                               subordinated note is described under "Certain
                                               Relationships and Related Transactions--The
                                               NB Associates Subordinated Note".

Risk Factors.................................  For a discussion of factors you should consider before buying shares of common
                                               stock, see "Risk Factors".

Proposed New York Stock Exchange Symbol......  "NEU"

                            ------------------------

INCORPORATION AND RELATED TRANSACTIONS

    Immediately prior to the consummation of the offerings, we will complete a number of transactions to convert to corporate form. These transactions are described under "Certain Relationships and Related Transactions--The Exchange".

    In connection with the offerings we will also:

    - contribute 4,264,344 shares of common stock to our defined contribution plan;

    - contribute $10 million in cash to the Neuberger Berman Foundation, a newly formed charitable foundation; and

    - use a portion of the net proceeds to repay the $15 million subordinated note held by NB Associates, LLC, which is owned by the Neuberger Berman principals.

The Neuberger Berman Foundation and the subordinated note are described under "Certain Relationships and Related Transactions". Our defined contribution plan is described under "Management--Executive Compensation--Defined Contribution Plan". We expect to record a substantial pre-tax loss in the fourth quarter of 1999 in connection with the contribution of shares to the defined contribution plan and the cash contribution to the Neuberger Berman Foundation as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Subsequent Events".

CHANGES IN SENIOR MANAGEMENT

    Effective upon the consummation of the incorporation transactions, Jeffrey
B. Lane will become president and chief executive officer of the firm and Lawrence Zicklin, who has served as managing principal and chief executive officer of the firm, will serve as the non-executive chairman of our board of directors. Mr. Lane has served as chief administrative officer of the firm since July, 1998 and, before then, served as Vice Chairman of Travelers Group Inc.

    We believe that the firm will be strengthened by the addition of senior management experienced in the operation of public companies. We do not anticipate any changes in the firm's investment strategies and philosophies as a result of these management changes. Our senior management is described under "Management--Directors and Executive Officers."

            SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

    The summary historical combined financial data presented below are derived from our combined financial statements and accompanying notes. Our combined financial statements as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 have been audited by Arthur Andersen LLP, independent public accountants. These combined financial statements, together with our unaudited combined financial statements as of June 30, 1999 and for the six months ended June 26, 1998 and June 30, 1999, are included elsewhere in this prospectus. The results for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for our full fiscal year.

    The summary historical combined income statement data presented below for the years ended December 31, 1994 and 1995 have been derived from audited combined financial statements that are not included in this prospectus.

    The summary pro forma data presented below are based on historical combined financial information which has been derived from our combined financial statements and accompanying notes included elsewhere in this prospectus. These pro forma data give effect to the incorporation transactions, the initial contribution to the defined contribution plan, the offerings and the other matters described under "Pro Forma Combined Financial Statements (Unaudited)". These pro forma data are not necessarily indicative of the results that would have been achieved had the incorporation transactions, the offerings and related matters occurred in the prior periods or of the results that may be achieved in the future.

    The data presented below should be read in conjunction with "Pro Forma Combined Financial Statements (Unaudited)" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and accompanying notes included elsewhere in this prospectus.

                                                                                                          AS OF OR FOR
                                                                                                               THE
                                                                                                           SIX MONTHS
                                                          AS OF OR FOR THE YEAR ENDED DECEMBER             ENDED JUNE
                                                  -----------------------------------------------------  ---------------
                                                    1994       1995       1996       1997       1998          1999
                                                  ---------  ---------  ---------  ---------  ---------  ---------------
(IN MILLIONS)
ASSETS UNDER MANAGEMENT (UNAUDITED):............  $  28,649  $  38,324  $  44,360  $  53,511  $  55,587     $  56,764

(IN THOUSANDS)
INCOME STATEMENT DATA:
  Net revenues after interest expense...........  $ 281,997  $ 340,332  $ 416,114  $ 502,525  $ 574,136     $ 283,415
  Net income before principal compensation
    (1).........................................  $ 150,975  $ 186,092  $ 229,126  $ 298,666  $ 320,095     $ 156,771
(IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA DATA (UNAUDITED): (2)
  Pro forma pre-tax net income..................         --         --         --         --  $ 257,654     $ 119,097
  Pro forma after-tax net income................         --         --         --         --  $ 146,090     $  67,528
  Pro forma earnings per share (3)..............         --         --         --         --  $    2.92     $    1.35
  Pro forma stockholders' equity................         --         --         --         --         --     $ 249,999
SELECTED RATIOS (UNAUDITED):
  Profit margin before principal compensation...         54%        55%        55%        59%        56%           55%
  Pro forma pre-tax profit margin...............         --         --         --         --         45%           42%
  Pro forma after-tax profit margin.............         --         --         --         --         25%           24%

------------------------------
(1) Historically, we have distributed substantially all of our net income to our principals as capital distributions and dividends. Principals who provided services to Neuberger Berman mutual funds were also paid through compensation expense. As a result our earnings and compensation and benefits expense have not fully reflected payments for services rendered by our principals and understate the expected operating costs to be incurred by us after the offerings. Following the offerings, Neuberger Berman will fully reflect payments for services rendered by our principals in compensation and benefits expense. For financial information that includes pro forma compensation and benefits expense as if payments for services rendered by our principals had been fully reflected, see "Pro Forma Combined Financial Statements (Unaudited)".
(2) See "Pro Forma Combined Financial Statements (Unaudited)" for information concerning pro forma adjustments.
(3) Calculated based on 50,021,920 shares outstanding after giving effect to the pro forma adjustments described under "Pro Forma Combined Financial Statements (Unaudited)", including the sale of 3,030,303 shares of common stock by Neuberger Berman Inc. and the initial contribution of 4,264,344 shares of common stock to the defined contribution plan.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK INVOLVES A NUMBER OF RISKS, SOME OF WHICH, INCLUDING MARKET, OPERATIONAL, LEGAL AND REGULATORY RISKS, COULD BE SUBSTANTIAL AND ARE INHERENT IN OUR BUSINESSES. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE BUYING SHARES OF COMMON STOCK.

A DECLINE IN THE PRICES OF SECURITIES COULD LEAD TO A DECLINE IN OUR ASSETS
  UNDER MANAGEMENT, REVENUES AND EARNINGS

    A large portion of our revenue -- approximately 66% for the year ended December 31, 1998 and 65% for the six months ended June 30, 1999 -- is derived from investment advisory contracts with our clients. Under these contracts, the investment advisory fee we receive is typically based on the market value of assets under management. Accordingly, a decline in the prices of securities generally may cause our revenues and income to decline by:

    - causing the value of our assets under management to decrease, which would result in lower investment advisory fees; or

    - causing our clients to withdraw funds in favor of investments they perceive offer greater opportunity or lower risk, which would also result in lower investment advisory fees.

If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced.

    Declines in securities prices could be the result of several factors including economic downturn in the U.S. or foreign markets, political events, defaults by major financial institutions or adverse public or investor perceptions. The increases in our aggregate assets under management, revenues and net income from 1993 through 1997 resulted in part from rising prices of securities. Other factors being constant, decreasing securities prices would have the opposite effect. From June 30, 1999 to September 30, 1999, our assets under management decreased from $56.8 billion to $51.5 billion. Most of this decrease resulted from a decrease in securities prices.

WE COULD LOSE CLIENTS AND SUFFER A DECLINE IN OUR REVENUES AND EARNINGS IF THE
  INVESTMENTS WE CHOOSE PERFORM POORLY, REGARDLESS OF THE TREND IN THE PRICES OF SECURITIES

    We believe that investment performance is one of the most important factors for the growth of our assets under management. Poor investment performance could impair our revenues and growth because:

    - existing clients might withdraw funds in favor of better performing products, which would result in lower investment advisory fees;

    - our ability to attract funds from existing and new clients might diminish; or

    - firms with which we have strategic alliances may terminate their relationships with us, and future strategic alliances may be unavailable.

If our revenues decline without a commensurate reduction in our expense, our net income will be reduced.

    Even when securities prices are rising, performance can be affected by investment style. In each year from 1995 through 1998, growth stocks outperformed value stocks as measured by the S&P/BARRA growth and value indices. Because of our historical emphasis on the value style of investing, our clients' portfolios were less invested in growth stocks. The difference was most pronounced in 1998, when we experienced loss of institutional accounts and increased redemptions of shares of the Neuberger Berman mutual funds. While we are seeking to diversify our investing styles of investing, our value style remains predominant.

OUR CLIENTS CAN REMOVE THE ASSETS WE MANAGE ON SHORT NOTICE

    Our investment advisory and administrative contracts are generally terminable at will or upon 30 to 60 days' notice, and mutual fund investors may redeem their investments in the funds at any time without prior notice. Institutional and individual clients, and firms with which we have strategic alliances, can terminate their relationship with us, reduce the aggregate amount of assets under management, or shift their funds to other types of accounts with different rate structures for any of a number of reasons, including investment performance, changes in prevailing interest rates and financial market performance. In a declining stock market the pace of mutual fund redemptions could accelerate. Poor performance relative to other investment management firms tends to result in decreased purchases of fund shares, increased redemptions of fund shares, and the loss of institutional or individual accounts or strategic alliances. The decrease in revenues that could result from any such event could have a material adverse effect on our business.

OUR CONVERSION TO CORPORATE FORM MAY ADVERSELY AFFECT OUR ABILITY TO RECRUIT,
  RETAIN AND MOTIVATE KEY EMPLOYEES

    Our ability to attract and retain clients and mutual fund shareholders is highly dependent on our ability to attract and retain highly skilled investment management, research, client service, legal, fiduciary and sales professionals.

    The market for such professionals is very competitive and has grown more so in recent periods as the investment management industry has experienced substantial growth. Our policy has been to provide our professionals with compensation and benefits that we believe to be competitive with other leading investment management firms. We intend to continue this policy following the offerings and provide our employees with substantial ownership of our common stock. These arrangements, however, may not be as effective a retention method as the opportunity, which existed prior to the offerings, to become a principal of our firm.

    While we have historically experienced little turnover among our professionals, we cannot be sure that we will continue to be successful in retaining our key personnel or in attracting highly qualified professionals. The loss of key personnel could have a material adverse effect on our business. We do not maintain any "key person" insurance on any of our personnel.

THE INVESTMENT MANAGEMENT BUSINESS IS INTENSELY COMPETITIVE

    The investment management business is intensely competitive, with competition based on a variety of factors including:

    - the range of products offered;

    - brand recognition and business reputation;

    - investment performance;

    - the continuity of client relationships and of assets under management;

    - the quality of service provided to clients;

    - the level of fees and commissions charged for services;

    - the level of commissions and other compensation paid;

    - the level of expenses paid to financial intermediaries related to administration and/or distribution; and

    - financial strength.

    We compete in all aspects of our business with a large number of investment management firms, commercial banks, investment banks, broker-dealers, insurance companies and other financial institutions. A number of factors serve to increase our competitive risks:

    - A number of our competitors have greater capital and other resources, and offer more comprehensive lines of products and services, than we do.

    - The recent trend toward consolidation within the investment management industry, and the securities industry in general, has served to increase the size and strength of a number of our competitors.

    - There are relatively few barriers to entry by new investment management firms, and the successful efforts of new entrants into our various lines of business, including major banks, insurance companies and other financial institutions, have resulted in increased competition.

    - Other industry participants will from time to time seek to recruit our investment professionals and other employees away from us.

    - Our competitors are seeking to expand market share in the products and services we offer or intend to offer in the future. We describe this trend in more detail in "Business--Competition".

    This competitive pressure may reduce our revenues and earnings.

WE DEPEND ON ACCESSING CLIENTS THROUGH INTERMEDIARIES

    Our ability to market our mutual funds and subadvisory services is highly dependent on access to the client base of national and regional securities firms, banks, insurance companies, defined contribution plan administrators and other intermediaries which generally offer competing investment products. To a lesser extent, our Private Asset Management business depends on referrals from accountants, lawyers, financial planners and other professional advisors. Although we have historically been successful in gaining access to these channels, we cannot be sure that we will continue to be able to do so. The inability to have this access could have a material adverse effect on our business.

OUR FIRM IS SUBJECT TO EXTENSIVE REGULATION; VIOLATIONS OF REGULATORY
  REQUIREMENTS COULD IMPAIR OUR ABILITY TO OPERATE OR RESULT IN FINES OR DAMAGE TO OUR REPUTATION

    As with all investment management companies and broker-dealers, we and our mutual fund business are heavily regulated. Noncompliance with applicable statutes or regulations could result in sanctions including:

    - the revocation of licenses to operate certain businesses;

    - the suspension or expulsion from a particular jurisdiction or market of our business organizations or key personnel;

    - the imposition of fines and censures; and

    - reputational loss.

    Any of these events could have a material adverse effect on our business. The principal regulatory considerations applicable to our business are described under "Business-- Regulation".

OUR BUSINESS IS HEAVILY DEPENDENT UPON COMPUTER-BASED SYSTEMS TO PROCESS
  TRANSACTIONS; SYSTEMS FAILURES MAY DISRUPT OUR BUSINESS AND LIMIT OUR GROWTH

    Our business is highly dependent on communications and information systems and those of our key service vendors. Any failure or interruption of such systems could have a material adverse effect on our operating results. Operational risk arises from mistakes made in the confirmation or settlement of transactions or from the improper recording or accounting of transactions. We are highly dependent on our ability to process a large number of transactions on a daily basis, and rely heavily on financial, accounting and other data processing systems. If any of these do not function properly, we could suffer financial loss, business disruption, liability to clients, regulatory intervention or damage to our reputation. If systems are unable to accommodate an increasing volume of transactions, our ability to expand could be affected. Although we have back-up systems in place, we cannot be sure that any such systems failure or interruption, whether caused by a fire, other natural disaster, power or telecommunications failure, act of war or otherwise will not occur, or that back-up procedures and capabilities in the event of any such failure or interruption will be adequate.

OUR COMPUTER SYSTEMS AND THOSE OF THIRD PARTIES MAY NOT ACHIEVE YEAR 2000
  READINESS

    Many existing computer systems and microprocessors use only two digits to identify a year in the date field, which assumes that the first two digits of the year are always "19". As a result, beginning on January 1, 2000, computers that are not "Year 2000" compliant may interpret the year as "1900" instead of "2000". Systems that calculate, compare or sort data using the incorrect date (including non-information technology equipment and systems) may malfunction.

    We are significantly dependent upon the proper functioning of our own computer systems. A failure of our systems to be Year 2000 compliant would have a material adverse effect on our business. For example, failure could lead to incomplete or inaccurate accounting, recording or processing of trades in securities and other assets, cause settlement of trades to fail, or generate erroneous results. Unless remedied, potential risks include business interruption or shutdown, regulatory action, financial loss, reputational harm and legal liability.

    We also depend on the proper functioning of computer and non-information technology systems of third parties. These parties may include trading counterparties, financial intermediaries and vendors that provide telecommunication services and other utilities. As part of our Year 2000 preparedness program, we assess counterparties, intermediaries and vendors that are major service providers, to determine the extent of their Year 2000 preparedness. While we have attempted to obtain sufficient information from these parties as to their Year 2000 preparedness to ascertain the effectiveness of their efforts, we are not in a position to verify the accuracy or completeness of the information we receive. As a result, we are dependent on the willingness and ability of third parties to address and disclose their Year 2000 difficulties.

    The following problems could occur if third parties with whom we interact have Year 2000 difficulties that are not remedied:

    - disruption of essential services upon which we depend, such as telecommunications and electrical problems;

    - receipt of inaccurate information that would impair our ability to perform critical data functions; or

    - failed trade settlements.

    Uncertainty among investors about the success of Year 2000 remediation efforts may cause market participants to reduce the level of their market activity temporarily, as they assess the effectiveness of these efforts. There may be a reduction in client and general market activity and an increase in mutual fund redemptions for a short period of time before and after January 1, 2000. We cannot predict the impact that these kinds of reductions may have on our business.

    We may be exposed to litigation as a result of Year 2000 problems. This could arise from problems relating to our own internal systems or to external systems on which we depend. In addition, litigation could arise from problems involving companies in which our clients or the mutual funds we manage hold investments.

    For a description of our Year 2000 program, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure". Our Year 2000 program may not be effective and estimates of the costs and timing for its completion may not be accurate.

THE SECURITIES BROKERAGE BUSINESS HAS INHERENT RISKS

    The securities brokerage business is, by its nature, subject to numerous and substantial risks, particularly in volatile or illiquid markets, and in markets influenced by sustained periods of low or negative economic growth, including the risk of losses resulting from the ownership of securities, trading, principal activities, counterparty failure to meet commitments, client fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders), failures in connection with the processing of securities transactions and litigation. Our trading activities for our own account are limited. Therefore, the principal risks of trading are those relating to counterparty failure and unauthorized trading. We have risk management procedures and internal controls to address these risks but we cannot be certain that these procedures and controls will prevent losses from occurring.

WE WILL BE EFFECTIVELY CONTROLLED BY OUR PRINCIPAL STOCKHOLDERS WHOSE INTERESTS
  MAY DIFFER FROM THOSE OF OTHER STOCKHOLDERS

    After giving effect to the sale of the shares of common stock sold in the offerings, the continuing Neuberger Berman principals and certain family limited partnerships and trusts formed by them will beneficially own in the aggregate 72.3% of our outstanding common stock. Neuberger Berman Inc. has entered into a Stockholders Agreement with the principals and these affiliated entities providing that:

    - before every stockholders' meeting, the continuing principals and their affiliates will take a separate preliminary vote on all the issues that will be presented at the stockholders' meeting, and

    - all shares held by them must be voted as a block in accordance with the majority of shares voted in such preliminary vote.

    As a result, the continuing principals and their affiliates will control our board of directors, and, therefore, our business, policies and affairs including certain corporate transactions that require stockholder approval, such as mergers and sales of our assets. See "Certain Relationships and Related Transactions--Stockholders Agreement". The control exerted by the principals and their affiliates and the transfer restrictions in the Stockholders Agreement could preclude any unsolicited acquisition of Neuberger Berman and, consequently, adversely affect the market price of the common stock or prevent our stockholders from realizing a premium on their shares.

PROVISIONS OF OUR ORGANIZATIONAL DOCUMENTS AND DELAWARE LAW MAY DISCOURAGE AN
  ACQUISITION OF NEUBERGER BERMAN AND PREVENT OUR STOCKHOLDERS FROM REALIZING A PREMIUM ON THEIR SHARES

    Our organizational documents contain provisions that may discourage a third party from making a proposal to acquire us. For example, the Board of Directors may, without the consent of stockholders, issue preferred stock with greater voting rights than our common stock. In addition, the Delaware corporation law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our voting stock. See "Description of Capital Stock" for a more detailed description of our capital stock and relevant Delaware corporation law. These provisions could preclude any unsolicited acquisition of Neuberger Berman and, consequently, adversely affect the market price of the common stock or prevent our stockholders from realizing a premium on their shares.

OUR SHARE PRICE MAY DECLINE DUE TO THE LARGE NUMBER OF SHARES ELIGIBLE FOR
  FUTURE SALE

    Upon completion of the offerings and the initial contribution of shares of common stock to our defined contribution plan, 50,021,920 shares of common stock will be issued and outstanding. Of these shares, 77.0% will be owned beneficially by the Neuberger Berman principals and their affiliates. Sales, or the possibility of sales, of substantial amounts of common stock by the principals and their affiliates may materially adversely affect the market price of the common stock prevailing from time to time. The principals and their affiliates have entered into the Stockholders Agreement which generally provides that shares of common stock cannot be sold for two years after the offerings and which also places restrictions on the subsequent disposition of shares received in the incorporation transactions. The restrictions on the disposition of shares contained in the Stockholders Agreement can be waived by our board of directors or its designee without notice to or consent of our stockholders. After the expiration of a 180-day "lock-up" period to which all of the Neuberger Berman principals and their affiliates will be subject pursuant to the underwriting agreement entered into in connection with the offerings, the principals and their affiliates will in general be entitled to dispose of their shares, subject to Rule 144 under the Securities Act and the Stockholders Agreement. See "Certain Relationships and Related Transactions--Stockholders Agreement", "Shares Eligible for Future Sale" and "Underwriting" for more details on shares eligible for future sale.

YOU WILL EXPERIENCE DILUTION IN THE BOOK VALUE OF YOUR COMMON STOCK IF YOU
  PURCHASE COMMON STOCK IN THE OFFERINGS

    Purchasers of common stock in the offerings will experience immediate and substantial dilution in the net tangible book value of their common stock. At the initial public offering price of $32.00 per share, purchasers of shares in the offerings will experience dilution in net tangible book value of $27.00 per share, as more fully described under "Dilution".

WE EXPECT TO RECORD A SUBSTANTIAL PRE-TAX LOSS IN THE FOURTH QUARTER OF FISCAL
  1999

    We expect to record a net pre-tax loss in the fourth quarter of fiscal 1999 due to the irrevocable contribution of $136 million of shares to our defined contribution plan, a $10 million cash contribution to the Neuberger Berman Foundation and cash severance payments of $2 million. This loss is offset by a $62 million net tax asset. For a more detailed account of the expected pre-tax loss, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Subsequent Events".

                                USE OF PROCEEDS

    Based upon the initial public offering price of $32.00 per share, we will receive net proceeds from the offerings of $89 million, after deducting estimated underwriting discounts and other expenses payable by us. We will use all of the net proceeds we receive to repay:

    - the $15 million subordinated note held by NB Associates, LLC due September 1, 2000 on which interest accrues at a rate of 6.75% per annum and is payable quarterly; and

    - approximately $74 million of short-term borrowings used for working capital with varying maturities and an estimated weighted average interest rate of 5.50% per annum.

    The NB Associates subordinated note is held by NB Associates, LLC, which is owned by the Neuberger Berman principals. The subordinated note is described under "Certain Relationships and Related Transactions--The NB Associates Subordinated Note".

    We will not receive any proceeds from the sale of shares by the selling stockholders. We have agreed to assume the costs of the offerings, other than the underwriting discount in respect of shares sold by the selling stockholders, and to pay certain fees and expenses in connection with the sale of shares by the selling stockholders.

                                DIVIDEND POLICY

    Our board of directors intends to declare quarterly dividends on the common stock. We expect that the first quarterly dividend payment will be $.10 per share (an annual amount of $.40 per share), which is expected to be declared in the fourth quarter of 1999. The declaration and payment of dividends by Neuberger Berman is subject to the discretion of our board of directors. Our board of directors will take into account such matters as general economic and business conditions, our strategic plans, our financial results and condition, contractual, legal and regulatory restrictions on the payment of dividends by us and our subsidiaries, and such other factors as our board of directors may consider to be relevant. Neuberger Berman is a holding company, and, as such, our ability to pay dividends is subject to the ability of our subsidiaries to provide the necessary cash.

                                 CAPITALIZATION

    The following table sets forth the combined capitalization of Neuberger Berman, LLC, its subsidiaries and Neuberger Berman Management Inc. as of June 30, 1999:

    - on an actual basis;

    - on a pro forma basis as if the incorporation transactions, the initial contribution of 4,264,344 shares of common stock to our defined contribution plan (at a value of $136 million, based upon the initial public offering price of $32.00 per share), the refinancing of $35 million of the subordinated liability, the cash contribution of $10 million to the Neuberger Berman Foundation and the recognition of a net tax asset described under "Pro Forma Combined Financial Statements (Unaudited)" had occurred on June 30, 1999; and

    - as adjusted for the sale of 3,030,303 shares of common stock by Neuberger Berman Inc. in the offerings at the initial public offering price of $32.00 per share and the application of the net proceeds of the offerings received by Neuberger Berman Inc.

    This table should be read in conjunction with "Pro Forma Combined Financial Statements (Unaudited)" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and accompanying notes included elsewhere in this prospectus.

                                                                                                 PRO FORMA AS
                                                                                               ADJUSTED FOR THE
                                                                        ACTUAL     PRO FORMA      OFFERINGS
                                                                      ----------  -----------  ----------------
                                                                        (UNAUDITED, IN THOUSANDS EXCEPT SHARE
                                                                                        DATA)
Subordinated Liability(1)...........................................  $   50,000   $  50,000      $   35,000
Principals' Capital and Stockholders' Equity:
  Principals' Capital of Neuberger Berman, LLC......................     100,000          --              --
  Common Stock, par value $.01 per share, of Neuberger Berman
    Management Inc.; 34,484 shares authorized; 12,668 shares issued and outstanding, historical; no shares issued and outstanding, pro forma; no shares issued and outstanding, pro forma as
    adjusted for the offerings......................................                      --              --
  Common Stock, par value $.01 per share, of Neuberger Berman Inc.;
    250,000,000 shares authorized; no shares issued and outstanding, historical; 46,991,617 shares issued and outstanding, pro forma;
    50,021,920 shares issued and outstanding, pro forma as adjusted
    for the offerings(2)............................................          --         470             500
  Preferred Stock, par value $.01 per share, of Neuberger Berman
    Inc.; 5,000,000 shares authorized; no shares issued and
    outstanding, historical; pro forma; or pro forma as adjusted for
    the offerings...................................................          --          --              --
  Paid-in capital...................................................       2,876     238,865         327,335
  Retained earnings.................................................       6,323     (77,836)        (77,836)
                                                                      ----------  -----------  ----------------
    Total principals' capital and stockholders' equity..............     109,199     161,499         249,999
                                                                      ----------  -----------  ----------------
    Total capitalization............................................  $  159,199   $ 211,499      $  284,999
                                                                      ----------  -----------  ----------------
                                                                      ----------  -----------  ----------------

--------------------------
(1) The subordinated liability is comprised of a $50 million subordinated note issued to NB Associates, LLC (Actual); subordinated notes of $35 million and $15 million issued to The Travelers Insurance Company and NB Associates, LLC, respectively (Pro Forma); and a subordinated note of $35 million issued to The Travelers Insurance Company (Pro Forma as Adjusted for the Offerings). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Subsequent Events" and "Certain Relationships and Related Transactions--The NB Associates Subordinated Note".

(2) Does not include 10,000,000 shares of common stock issuable under our long-term incentive plan and 200,000 shares of common stock issuable under directors stock incentive plan. These plans are described under "Management--Compensation of Directors--Directors Stock Incentive Plan" and "--Executive Compensation--Long-Term Incentive Plan". We do not intend to issue any shares of common stock or rights to acquire shares of common stock under these plans in connection with the offerings.

                                    DILUTION

    As of June 30, 1999, the pro forma net tangible book value of Neuberger Berman, after giving effect to the incorporation transactions, the initial contribution of 4,264,344 shares of common stock to our defined contribution plan and the cash contribution of $10 million to the Neuberger Berman Foundation was approximately $161,499,000 or approximately $3.44 per share of common stock. "Pro forma net tangible book value" per share represents the amount of Neuberger Berman's total consolidated tangible assets minus total combined liabilities, divided by the shares of common stock outstanding on a pro forma basis after giving effect to the incorporation transactions, the contribution to the defined contribution plan and the cash contribution of $10 million to the Neuberger Berman Foundation, but before giving effect to the sale of the shares offered in the offerings. After giving effect to the sale by Neuberger Berman of 3,030,303 shares of common stock in the offerings at the initial public offering price of $32.00 per share and after deducting underwriting discounts and offering expenses payable by Neuberger Berman of approximately $8 million, the pro forma net tangible book value of Neuberger Berman as of June 30, 1999 would have been approximately $249,999,000, or approximately $5.00 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.56 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $27.00 per share of common stock to new investors purchasing common stock in the offerings at the initial public offering price.

Initial public offering price per share....................................             $   32.00
  Pro forma net tangible book value per share before giving effect to the
    offerings (1)..........................................................  $    3.44
  Increase in net tangible book value per share attributable to the
    offerings (2)..........................................................       1.56
                                                                             ---------
Pro forma net tangible book value per share after the offerings (1)........                  5.00
                                                                                        ---------
Net tangible book value dilution per share to new investors (3)............             $   27.00
                                                                                        ---------
                                                                                        ---------

------------------------
(1) Does not include 10,000,000 shares of common stock issuable under our long-term incentive plan and 200,000 shares of common stock issuable under our directors stock incentive plan. These plans are described under "Management--Compensation of Directors--Directors Stock Incentive Plan" and "--Executive Compensation--Long-Term Incentive Plan". We do not intend to issue any shares of common stock or rights to acquire shares of common stock under these plans in connection with the offerings.
(2) After deducting the underwriting discounts and estimated expenses paid by Neuberger Berman in the offerings.
(3) Dilution is determined by subtracting pro forma net tangible value per share from the initial public offering price paid by a new investor.

    The following table summarizes, on a pro forma basis at the initial public offering price, as of June 30, 1999, the difference between the number of shares of common stock purchased, the total consideration paid and the average price per share paid by the existing stockholders and by new investors.

                                       SHARES PURCHASED         TOTAL CONSIDERATION        AVERAGE
                                   ------------------------  --------------------------   PRICE PER
                                     NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                   -----------  -----------  -------------  -----------  -----------
Existing stockholders............   46,991,617        93.9%  $ 109,199,000        53.0%   $    2.32

New Investors                        3,030,303         6.1      96,969,696        47.0        32.00
                                   -----------       -----   -------------       -----   -----------

  Total..........................   50,021,920       100.0%  $ 206,168,696       100.0%   $    4.12
                                   -----------       -----   -------------       -----   -----------
                                   -----------       -----   -------------       -----   -----------

              PRO FORMA COMBINED FINANCIAL STATEMENTS (UNAUDITED)

    The pro forma combined financial statements presented below are based on historical combined financial information which has been derived from the combined financial statements and accompanying notes included elsewhere in this prospectus. The combined financial statements present the financial condition and results of operations of Neuberger Berman, LLC, its subsidiaries and Neuberger Berman Management Inc. on a combined basis, because these entities operate under common management and common ownership. These entities will be consolidated using reorganization accounting upon the completion of the incorporation transactions, in which the principals of Neuberger Berman, LLC and the stockholders of Neuberger Berman Management Inc. will exchange their ownership interests for 42,727,273 shares of our common stock. Our consolidated financial statements will be retroactively restated to show the effect of this reorganization.

    The pro forma combined financial statements below give effect to:

    - the incorporation transactions described under "Incorporation and Related Transactions";

    - the initial contribution of 4,264,344 shares of common stock to our defined contribution plan;

    - an adjustment to compensation and benefits to principals (historically, our principals have shared in the net income of the firm based upon their ownership interests; we have implemented new employment agreements for our principals which will become effective upon the completion of the offerings);

    - an adjustment to compensation and benefits to nine employee portfolio managers (we have implemented new employment agreements with respect to these employee portfolio managers which will become effective upon the completion of the offerings);

    - a provision for corporate income taxes (historically, Neuberger Berman, LLC and Neuberger Berman Management Inc. were not subject to Federal income taxes; following the completion of the incorporation transactions, we will be subject to Federal, state and local income taxes);

    - the refinancing of $35 million of the $50 million subordinated note held by NB Associates, LLC as of June 30, 1999;

    - the cash contribution of $10 million to the Neuberger Berman Foundation;

    - the recognition of a net tax asset of $62 million; and

    - the offerings of 3,030,303 shares of common stock and the repayment of the remaining balance of the subordinated note held by NB Associates, LLC and of short-term borrowings from the net proceeds we receive;

These items are collectively referred to as the "Pro Forma Adjustments".

    The pro forma combined statements of income do not give effect to the contribution of shares of common stock to our defined contribution plan or the cash contribution of $10 million to the Neuberger Berman Foundation because of their non-recurring nature. The pro forma combined statements of income are presented as if the other Pro Forma Adjustments had occurred on January 1, 1998. The pro forma combined statement of financial condition is presented as if the Pro Forma Adjustments, including the non-recurring items, had occurred on June 30, 1999. These pro forma combined financial statements are not necessarily indicative of the results that would have been achieved had the Pro Forma Adjustments occurred on these dates or that may be achieved in the future.

    The pro forma combined financial statements and accompanying notes should be read in conjunction with "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and accompanying notes included elsewhere in this prospectus.

        PRO FORMA COMBINED STATEMENT OF FINANCIAL CONDITION (UNAUDITED)
                              AS OF JUNE 30, 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                            HISTORICAL     PRO FORMA     PRO FORMA
                                                             COMBINED     ADJUSTMENTS    COMBINED
                                                            -----------  -------------  -----------
ASSETS
Cash and cash equivalents.................................  $    46,604   $   (10,000)(1)
                                                                               88,500(2)
                                                                              (29,000)(3)
                                                                              (42,000)(3)
                                                                               35,000(4)
                                                                              (35,000)(4)
                                                                              (15,000)(5)  $  39,104
Cash and securities segregated for the exclusive benefit
  of clients..............................................      569,663                    569,663
Cash and securities deposited with clearing
  organizations...........................................        3,623                      3,623
Securities purchased under agreements to resell...........       96,400                     96,400
Receivable from brokers, dealers and clearing
  organizations...........................................    1,757,489                  1,757,489
Receivable from clients...................................      521,314                    521,314
Securities owned, at market value.........................       17,343                     17,343
Fees receivable...........................................       12,017                     12,017
Furniture, equipment and leasehold improvements, at cost,
  net.....................................................       27,121                     27,121
Other assets..............................................       19,035        62,300(6)     81,335
                                                            -----------  -------------  -----------
    Total assets..........................................  $ 3,070,609   $    54,800    $3,125,409
                                                            -----------  -------------  -----------
                                                            -----------  -------------  -----------
LIABILITIES, PRINCIPALS' CAPITAL AND STOCKHOLDERS' EQUITY
Liabilities:
  Bank loans..............................................  $    29,000   $   (29,000)(3)  $      --
  Securities sold under agreements to repurchase..........      101,913                    101,913
  Payable to brokers, dealers and clearing
    organizations.........................................    1,102,863       (42,000)(3)  1,060,863
  Payable to clients......................................    1,571,609                  1,571,609
  Securities sold but not yet purchased, at market
    value.................................................       18,542                     18,542
  Other liabilities and accrued expenses..................       51,780                     51,780
  Payable to principals...................................       35,703                     35,703
                                                            -----------  -------------  -----------
                                                              2,911,410       (71,000)   2,840,410
                                                            -----------  -------------  -----------
  Subordinated liability..................................       50,000        35,000(4)
                                                                              (35,000)(4)
                                                                              (15,000)(5)     35,000
                                                            -----------  -------------  -----------
Principals' capital and stockholders' equity:
Principals' capital.......................................      100,000      (100,000)(7)         --
Pro forma common stock, $.01 par value; 250,000,000 shares
  authorized, 50,021,920 issued and outstanding...........           --
                                                                                  427(7)
                                                                                   43(8)
                                                                                   30(2)        500
Paid-in capital...........................................        2,876        99,573(7)
                                                                              136,416(8)
                                                                               88,470(2)    327,335
Retained earnings.........................................        6,323      (136,459)(8)
                                                                              (10,000)(1)
                                                                               62,300(6)    (77,836)
                                                            -----------  -------------  -----------
  Total principals' capital and stockholders' equity......      109,199       140,800      249,999
                                                            -----------  -------------  -----------
  Total liabilities, principals' capital and stockholders'
    equity................................................  $ 3,070,609   $    54,800    $3,125,409
                                                            -----------  -------------  -----------
                                                            -----------  -------------  -----------

                            (see accompanying notes)

               PRO FORMA COMBINED STATEMENT OF INCOME (UNAUDITED)

                          YEAR ENDED DECEMBER 31, 1998

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                  HISTORICAL    PRO FORMA     PRO FORMA
                                                   COMBINED    ADJUSTMENTS    COMBINED
                                                  -----------  ------------  -----------
REVENUES:
Investment advisory and administrative fees.....   $ 378,838                 $   378,838
Commissions.....................................     145,969                     145,969
Interest........................................     164,781                     164,781
Principal transactions in securities............       5,983                       5,983
Clearance fees..................................      11,311                      11,311
Other income....................................       4,584                       4,584
                                                  -----------  ------------  -----------
    Gross revenues..............................     711,466                     711,466
Interest expense................................     137,330    $   (4,147)(9)
                                                                     1,446 (10     134,629
                                                  -----------  ------------  -----------
    Net revenues after interest expense.........     574,136         2,701       576,837
                                                  -----------  ------------  -----------

OPERATING EXPENSES:
Employee compensation and benefits..............     139,693        (2,396) 11)
                                                                    (9,960) 12)
                                                                    87,004 (13     214,341
Information technology..........................      15,155                      15,155
Rent and occupancy..............................      12,493                      12,493
Brokerage, clearing and exchange fees...........      12,437                      12,437
Advertising and sales promotion.................      14,955                      14,955
Distribution and fund administration............      12,432                      12,432
Professional fees...............................      12,546                      12,546
Depreciation and amortization...................       8,761                       8,761
Other expenses..................................      25,569        (9,506) 14)      16,063
                                                  -----------  ------------  -----------
    Total operating expenses....................     254,041        65,142       319,183
                                                  -----------  ------------  -----------
    Net income before principal compensation and
      provision for income taxes................     320,095       (62,441)      257,654
Principal compensation..........................      35,144       (35,144) 15)          --
                                                  -----------  ------------  -----------
    Net income before provision for income
      taxes.....................................     284,951       (27,297)      257,654
Provision for income taxes......................          --       111,564 (14     111,564
                                                  -----------  ------------  -----------
    Net income..................................   $ 284,951    $ (138,861)  $   146,090
                                                  -----------  ------------  -----------
                                                  -----------  ------------  -----------
Shares outstanding..............................                              50,021,920
                                                                             -----------
                                                                             -----------
Basic and diluted earnings per share (16).......                             $      2.92
                                                                             -----------
                                                                             -----------

                            (see accompanying notes)

               PRO FORMA COMBINED STATEMENT OF INCOME (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                  HISTORICAL     PRO FORMA      PRO FORMA
                                                   COMBINED     ADJUSTMENTS     COMBINED
                                                  -----------  -------------  -------------
REVENUES:
Investment advisory and administrative fees.....   $ 184,398                  $     184,398
Commissions.....................................      74,248                         74,248
Interest........................................      76,739                         76,739
Principal transactions in securities............       5,115                          5,115
Clearance fees..................................       5,214                          5,214
Other income....................................       2,854                          2,854
                                                  -----------  -------------  -------------
  Gross revenues................................     348,568                        348,568
Interest expense................................      65,153     $  (2,116)(9)
                                                                      (169)(10)        62,868
                                                  -----------  -------------  -------------
  Net revenues after interest expense...........     283,415         2,285          285,700
                                                  -----------  -------------  -------------
OPERATING EXPENSES:
Employee compensation and benefits..............      71,065        (1,325)(11)
                                                                    45,836 (13       115,576
Information technology..........................       8,730                          8,730
Rent and occupancy..............................       6,557                          6,557
Brokerage, clearing and exchange fees...........       6,679                          6,679
Advertising and sales promotion.................       6,123                          6,123
Distribution and fund administration............       5,514                          5,514
Professional fees...............................       4,934                          4,934
Depreciation and amortization...................       4,891                          4,891
Other expenses..................................      12,151        (4,552)(14)         7,599
                                                  -----------  -------------  -------------
  Total operating expenses......................     126,644        39,959          166,603
                                                  -----------  -------------  -------------
  Net income before principal compensation and
    provision for income taxes..................     156,771       (37,674)         119,097
Principal compensation..........................      15,690       (15,690)(15)            --
                                                  -----------  -------------  -------------
  Net income before provision for income
    taxes.......................................     141,081       (21,984)         119,097
Provision for income taxes......................          --        51,569 (14        51,569
                                                  -----------  -------------  -------------
  Net income....................................   $ 141,081     $ (73,553)   $      67,528
                                                  -----------  -------------  -------------
                                                  -----------  -------------  -------------
Shares outstanding..............................                                 50,021,920
                                                                              -------------
                                                                              -------------
Basic and diluted earnings per share (16).......                              $        1.35
                                                                              -------------
                                                                              -------------

                            (see accompanying notes)

          NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(1) Adjustment to reflect the cash contribution of $10 million to the Neuberger Berman Foundation.

(2) Adjustment to reflect the sale of 3,030,303 shares of common stock by Neuberger Berman in the offerings, including the receipt of $88.5 million of net proceeds in the offerings.

(3) Adjustment to reflect the use of $71 million of net proceeds received from the offerings to repay $29 million of bank loans and $42 million of payable to brokers, dealers and clearing organizations as of June 30, 1999.

(4) Adjustment to reflect the refinancing of $35 million of the subordinated note held by NB Associates, LLC as of June 30, 1999. On September 1, 1999, Neuberger Berman, LLC entered into a subordinated loan agreement with The Travelers Insurance Company whereby Travelers loaned $35 million to Neuberger Berman, LLC in the form of a subordinated liability. The Company used the proceeds of the loan to retire $35 million of the $50 million subordinated note issued to NB Associates, LLC.

(5) Adjustment to reflect the use of $15 million of net proceeds from the offerings to repay the remaining balance of the subordinated note held by NB Associates, LLC as of June 30, 1999.

(6) Adjustment to reflect an addition to retained earnings related to the recognition of a net tax asset of $62.3 million under Statement of Financial Accounting Standards No. 109 at an effective tax rate of approximately 43%. The components of this net asset are (i) a benefit of $58.0 million related to the initial irrevocable contribution of 4,264,344 shares of common stock to the defined contribution plan and (ii) a benefit of $4.3 million related to the cash contribution of $10 million to the Neuberger Berman Foundation.

(7) Adjustment to reflect recapitalization for the incorporation transactions, including the receipt of 42,727,273 shares by the principals.

(8) Adjustment to reflect the initial irrevocable non-cash contribution of 4,264,344 shares of common stock to the defined contribution plan at or shortly before the completion of the offerings assuming that the fair value of the shares contributed is equal to the initial public offering price of $32.00 per share. This non-cash contribution will be recognized at its fair market value on the date it is made in accordance with Statement of Financial Accounting Standards No. 87.

(9) Adjustment to reflect the decrease in actual interest expense incurred from August 31, 1998 (date of issuance) related to the repayment of $15 million of the NB Associates subordinated note. In addition, adjustment reflects the reversal of a portion of actual interest expense incurred on short-term borrowings (e.g., bank loans, payable to brokers, dealers and clearing organizations). To determine the amount of the short-term interest expense reversal, a monthly average of daily short-term amounts borrowed was analyzed. Borrowings with higher interest rates were repaid first. If the monthly average of subordinated liability and daily short-term borrowings exceeded $88.5 million, interest expense attributable to amounts borrowed in excess of $88.5 million was not included in the adjustment. Correspondingly, if the monthly average of subordinated liability and daily short-term borrowings was less than $88.5 million, only the actual interest expense incurred was included in the adjustment. The monthly average of the subordinated liability and daily short-term borrowings assumed to be repaid for the period January 1, 1998 to August 31, 1998 is $84.6 million and from September 1, 1998 to December 31, 1998 is $45.8 million. The monthly average of the subordinated liability and daily short-term borrowings assumed to be repaid for the period January 1, 1999 to June 30, 1999 is $79.8 million.

(10) Adjustment to reflect a change in interest expense related to the refinancing of $35 million of the NB Associates subordinated note. For the year ended December 31, 1998, this pro forma adjustment increased interest expense by $1,446,000, as interest on the subordinated liability was computed as if (i) the Travelers subordinated note had been outstanding as of January 1,

    1998 and (ii) $35 million of the NB Associates subordinated note, which was issued on September 1, 1998, was not outstanding during the same period. Historical interest expense from September 1, 1998 through December 31, 1998 was $787,000 versus pro forma interest expense of $718,000 during the same period; pro forma interest expense from January 1, 1998 through August 31, 1998 was $1,515,000.

    For the six months ended June 30, 1999, this pro forma adjustment decreased interest expense by $169,000, as the historical interest rate paid on the NB Associates subordinated note was higher than the interest rate on the Travelers subordinated note.

(11) Adjustment to reflect a change in compensation for nine employee portfolio managers who will be paid based on employment agreements, which will be effective at the time of the offerings. As a result, a decrease to compensation expense of $2.4 million for the year ended December 1998 and $1.3 million for the six months ended June 1999 has been reflected on the pro forma combined statements of income.

(12) Adjustment to reduce employee compensation and benefits in respect of compensation and benefits paid during the year ended December 31, 1998 to eleven employees who were admitted as principals during 1998 (a pro forma compensation expense in respect of these eleven employees has been included in the $87.0 million pro forma compensation adjustment described in note
    13). No employees were admitted as principals during the six months ended June 30, 1999.

(13) Because Neuberger Berman Inc. has operated as a partnership, there is no actual historical measure of the compensation and benefits that would have been paid, in corporate form, to the principals for services rendered in fiscal 1998 and for the six months ended June 30, 1999. Accordingly, the pro forma combined financial statements reflect compensation amounts, based on new employment agreements for principals, which will be effective upon the completion of the offerings. The majority of the compensation expense to principals under these agreements is formula based. For those principals whose compensation is not formula based, their compensation under these agreements has been determined and approved by the Executive Committee based upon a study using competitive market data conducted by an outside consultant giving consideration to the individuals' position, responsibilities and expected performance levels. The pro forma adjustment for principals' compensation and benefits for the year ended December 31, 1998 and the six months ended June 30, 1999 has been determined as if the new employment agreements had been in place during these periods, and, for principals whose compensation is formula based, by applying the formula to actual results for the periods, and, for other principals, based upon the approved compensation arrangement established pursuant to their agreements. As a result of the offerings, there are several principals who will be retiring from Neuberger Berman upon completion of the offerings and will not be providing any future services to Neuberger Berman as employees. Therefore, for these principals no adjustment to determine compensation and benefits has been made to the pro forma combined statements of income.

(14) Adjustment to reflect a pro forma provision for Federal, state and local income taxes for Neuberger Berman Inc. in corporate form at an effective tax rate of approximately 43% and to reverse actual unincorporated business tax and state and local taxes included in "Other expenses" on the pro forma combined statements of income.

(15) Principal compensation was adjusted to reverse actual amounts previously paid.

(16) Pro forma basic and diluted earnings per share was calculated by dividing pro forma net income by 50,021,920 shares of common stock. Except for the initial contribution of
    4,264,344 shares of common stock to the defined contribution plan, we do not intend to issue any shares of common stock or rights to acquire shares of common stock under our employee compensation plans in connection with the offerings.

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA

    Our business is conducted by Neuberger Berman, LLC, its subsidiaries and Neuberger Berman Management Inc., and our combined financial statements present the financial condition and results of operations of their combined businesses. The selected historical combined financial data presented below are derived from our combined financial statements and their notes. Our combined financial statements as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 have been audited by Arthur Andersen LLP, independent public accountants. These financial statements, together with our unaudited combined financial statements as of June 30, 1999 and for the six months ended June 26, 1998 and June 30, 1999, are included elsewhere in this prospectus. The results for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for our full fiscal year.

    The selected historical combined income statement and balance sheet data presented below as of December 31, 1994, 1995 and 1996 and for the years ended December 31, 1994 and 1995 have been derived from audited combined financial statements that are not included in this prospectus.
    The pro forma data presented below are based on historical combined financial information which has been derived from our combined financial statements and accompanying notes included elsewhere in this prospectus. These pro forma data give effect to the Pro Forma Adjustments described under "Pro Forma Combined Financial Statements (Unaudited)". These pro forma data are not necessarily indicative of the results that would have been achieved had the Pro Forma Adjustments occurred in the prior periods or of the results that may be achieved in the future.

    The data presented below should be read in conjunction with "Pro Forma Combined Financial Statements (Unaudited)" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and their notes included elsewhere in this prospectus.

                                                                                                             AS OF OR FOR THE
                                                                                                             SIX MONTHS ENDED
                                                            AS OF OR FOR THE YEAR ENDED DECEMBER                   JUNE
                                                    -----------------------------------------------------  --------------------
                                                      1994       1995       1996       1997       1998       1998       1999
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
(IN MILLIONS)
ASSETS UNDER MANAGEMENT (UNAUDITED):..............  $  28,649  $  38,324  $  44,360  $  53,511  $  55,587  $  59,089  $  56,764

(IN THOUSANDS)
INCOME STATEMENT DATA:
REVENUES:
  Investment advisory and administrative fees.....  $ 176,486  $ 207,888  $ 260,775  $ 327,898  $ 378,838  $ 194,401  $ 184,398
  Commissions.....................................     83,231     96,400    109,621    124,911    145,969     67,845     74,248
  Interest........................................     79,712    119,713    143,928    154,280    164,781     79,753     76,739
  Clearance fees..................................      5,925      7,893      8,152      8,332     11,311      4,886      5,214
  Other income....................................      3,095     11,726     13,436     11,634     10,567      5,076      7,969
    Gross revenues................................    348,449    443,620    535,912    627,055    711,466    351,961    348,568
  Interest expense................................     66,452    103,288    119,798    124,530    137,330     66,095     65,153
    Net revenues after interest expense...........    281,997    340,332    416,114    502,525    574,136    285,866    283,415

(IN THOUSANDS)
OPERATING EXPENSES:
  Employee compensation and benefits..............     76,461     87,816    106,431    114,617    139,693     65,146     71,065
  Information technology..........................      9,602     11,245     12,954     13,642     15,155      7,429      8,730
  Rent and occupancy..............................      8,252      8,613      9,189      9,882     12,493      5,685      6,557
  Brokerage, clearing and exchange fees...........      9,359     10,108     11,319     12,727     12,437      5,363      6,679
  Advertising and sales promotion.................      6,113      7,763     12,732     14,915     14,955      7,035      6,123
  Distribution and fund administration............      3,590      5,433      7,105     10,031     12,432      6,370      5,514
  Professional fees...............................      2,669      3,718      4,486      5,165     12,546      4,187      4,934
  Depreciation and amortization...................      3,386      4,151      5,576      6,445      8,761      3,151      4,891
  Income tax expense..............................      5,554      7,397      8,851      8,857      9,506      4,805      4,552
  Other expenses..................................      6,036      7,996      8,345      7,578     16,063      7,067      7,599
    Total operating expenses......................    131,022    154,240    186,988    203,859    254,041    116,238    126,644
    Net income before principal compensation(1)...  $ 150,975  $ 186,092  $ 229,126  $ 298,666  $ 320,095  $ 169,628  $ 156,771

                                                                                          AS OF OR
                                                                                          FOR THE
                                                                                         SIX MONTHS
                                       AS OF OR FOR THE YEAR ENDED DECEMBER              ENDED JUNE
                            ----------------------------------------------------------  ------------
                               1994        1995        1996        1997        1998         1999
                            ----------  ----------  ----------  ----------  ----------  ------------

(IN THOUSANDS, EXCEPT PER
  SHARE DATA)
PRO FORMA DATA
  (UNAUDITED):(2)
  Pro forma pre-tax net
    income................          --          --          --          --  $  257,654   $  119,097
  Pro forma after-tax net
    income................          --          --          --          --  $  146,090   $   67,528
  Pro forma earnings per
    share (3).............          --          --          --          --  $     2.92   $     1.35
  Pro forma stockholders'
    equity................          --          --          --          --          --   $  249,999

SELECTED RATIOS
  (UNAUDITED):
  Profit margin before
    principal
    compensation..........          54%         55%         55%         59%         56%          55%
  Pro forma pre-tax profit
    margin................          --          --          --          --          45%          42%
  Pro forma after-tax
    profit margin.........          --          --          --          --          25%          24%

(IN THOUSANDS)
BALANCE SHEET DATA:
Total assets..............  $1,542,931  $2,019,476  $2,446,811  $2,410,213  $3,829,435   $3,070,609
  Assets related to
    broker-dealer
    activities(4).........   1,456,951   1,892,257   2,327,522   2,243,573   3,719,932    2,965,832
  Total liabilities
    excluding subordinated
    liabilities...........   1,410,180   1,911,707   2,288,811   2,251,182   3,670,236    2,911,410
  Total subordinated
    liabilities...........      95,000      70,000          --          --      50,000       50,000
Total liabilities.........   1,505,180   1,981,707   2,288,811   2,251,182   3,720,236    2,961,410
  Liabilities related to
    broker-dealer
    activities(5).........   1,448,244   1,895,920   2,210,097   2,138,656   3,607,434    2,873,927
Total principals' capital
  and stockholders
  equity..................  $   37,751  $   37,769  $  158,000  $  159,031  $  109,199   $  109,199

------------------------

(1) Historically, we have distributed substantially all of our net income to our principals as capital distributions and dividends. Principals who provided services to Neuberger Berman mutual funds were also paid through compensation expense. As a result, our earnings and compensation and benefits expense have not fully reflected payments for services rendered by our principals and understate the expected operating costs to be incurred by us after the offerings. Following the offerings, Neuberger Berman will fully reflect payments for services rendered by our principals in compensation and benefits expense. For financial information that includes pro forma compensation and benefits expense as if payments for services rendered by our principals had been fully reflected, see "Pro Forma Combined Financial Statements (Unaudited)".

(2) See "Pro Forma Combined Financial Statements (Unaudited)" for information concerning the Pro Forma Adjustments.

(3) Calculated based on 50,021,920 shares outstanding after giving effect to the Pro Forma Adjustments, including the sale of 3,030,303 shares of common stock by Neuberger Berman Inc. and the initial contribution of 4,264,344 shares of common stock to the defined contribution plan.

(4) Includes cash and securities segregated for the exclusive benefit of clients, cash and securities deposited with clearing organizations, securities purchased under agreements to resell, receivable from brokers, dealers and clearing organizations, receivable from clients and securities owned (at market value).

(5) Includes bank loans, securities sold under agreements to repurchase, payable to brokers, dealers and clearing organizations, payable to clients, securities sold but not yet purchased (at market value) and subordinated liabilities.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THIS DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR COMBINED FINANCIAL STATEMENTS AND THEIR NOTES, THE PRO FORMA FINANCIAL INFORMATION AND THE OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS.

    We are an independent investment advisory and securities firm organized in three business segments.

    - Private Asset Management;

    - Mutual Fund and Institutional; and

    - Professional Securities Services.

    All references to 1996, 1997 and 1998 refer to the calendar year. All references to the six months ended June 1998 and June 1999 refer to our six-month fiscal periods ended June 26, 1998 and June 30, 1999.

BUSINESS ENVIRONMENT

    Over the past five years, the investment management industry has experienced growth in assets under management resulting from a number of favorable economic conditions including:

    - Strong returns in the equity markets;

    - Strong growth in U.S. gross national product (GNP);

    - Low interest rates; and

    - Low inflation.

    U.S. equity returns (as measured by the S&P 500 index) exceeded 20% for each of the years ending December 31, 1995 through December 31, 1998. However, this period of strong returns in the equity markets did not affect all categories of equity investments uniformly. For example, throughout this period, growth stocks outperformed value stocks as tracked by the S&P/BARRA growth index and value index. This trend was especially pronounced in 1998. Also in that year, large capitalization stocks outperformed small and medium capitalization stocks. These market conditions created an environment in which large-cap growth funds and large-cap index funds captured the vast majority of new mutual fund assets.

    During this period, our Private Asset Management segment grew substantially. We believe this growth resulted from significant wealth creation combined with a rising equity market. In addition, the diversity of our Private Asset Management investment styles, the nature of the high net worth investor market (which is more relationship-driven) and our ability to provide our clients customized services allowed us to capitalize on the favorable economic conditions.

    Our Mutual Fund and Institutional business, on the other hand, has recently experienced a decline in assets under management following a period of consistent growth from the beginning of 1995 through June 30, 1998. This business has historically emphasized a value style of investing, which is generally characterized by investment in securities which have relatively low valuations, as measured by ratios such as price-to-earnings, price-to-book and price-to-cash flows. In addition, some of our portfolios target small to mid-capitalization stocks. As a result of our value focus and the business environment, certain of our mutual funds and separate accounts have periodically underperformed growth oriented funds, the S&P 500 index and the Russell 1000 Value Index over the past five years.

    Specifically, Neuberger Berman Guardian Portfolio, a large capitalization value fund and our largest mutual fund portfolio, performed poorly relative to the Russell 1000 Value Index from December 31, 1995 through September 30, 1998 and significantly underperformed the S&P 500 and large capitalization growth styles in 1998. At December 31, 1995 Neuberger Berman Guardian Portfolio had assets of $5.3 billion, representing 45% of Neuberger Berman mutual fund assets, and at June 30, 1999 had assets of $5.5 billion, representing 26% of Neuberger Berman mutual fund assets. In addition,

Neuberger Berman Partners Portfolio, a mid to large-cap value product, and Neuberger Berman Genesis Portfolio, a small-cap product, had performance below their respective benchmarks. As a result, beginning in mid-1998, we experienced a reversal in assets under management from net cash inflows to net cash outflows in our mutual fund business. The sharp downturn in the U.S. equity market in August 1998 accelerated these cash outflows. Our mutual fund business had net cash outflows of $788 million for the year ended December 31, 1998 and $2.3 billion for the six months ended June 30, 1999. Similar factors negatively affected our institutional asset management business which had net cash outflows of $1.4 billion for the year ended December 31, 1998 and $1.4 billion for the six months ended June 30, 1999.

    In response, we have taken the following steps.

    - In September 1998, we hired a seasoned portfolio manager with 17 years of investment experience, including six years managing a large capitalization value fund, to co-manage Neuberger Berman Guardian Portfolio. Since the beginning of the fourth quarter 1998, the performance of the Guardian Portfolio has improved significantly, and its volatility has decreased.

    - Shortly thereafter, we hired a portfolio manager with 17 years of investment experience to work as co-manager of Neuberger Berman Partners Portfolio, which has performed well over the nine months ended June 30, 1999. This manager also co-manages Neuberger Berman Regency Portfolio, a mid-cap value mutual fund product launched in June 1999.

    - About this time, we hired a portfolio manager with eight years of investment experience for our Boston-based growth equity group as co-manager of Neuberger Berman Millennium Portfolio. That product, which began operations in October 1998, has expanded our product line in the small-cap growth area, and has delivered strong performance.

    - We also hired a portfolio manager with 21 years of investment experience to help manage a substantial number of large-cap equity institutional accounts.

    - Finally, we have diversified our product offering to include a broader universe of investment styles.

    We believe our ability to attract talented portfolio managers was critical to our ability to address these issues. Since the beginning of April 1999, value indices have generally outperformed growth indices for the first time since 1994, and the Russell 2000 (a small-cap index) has significantly outperformed the S&P 500 index. We believe our initiatives, together with these recent trends, will be favorable over time to growth in assets under management in our Mutual Fund and Institutional business.

RESULTS OF OPERATIONS

    Our revenues are recorded in the business segments in which they are earned. Our operating expenses include direct expenses, such as employee compensation and benefits, information technology and rent and occupancy, which are charged to the business segment in which they are incurred. Our operating expenses also include indirect expenses, such as general and administrative, research and execution and clearance expenses. These expenses are allocated to each business segment based upon various methodologies determined by management, which have been consistently applied for the last six years. General and administrative expenses are allocated pro rata based on direct expenses, research expenses are allocated pro rata based on assets under management and execution and clearance expenses are allocated pro rata based on the number of transactions and shares.

    We derive our revenues primarily from fees for investment advisory and administrative services provided to our private asset management, mutual fund, institutional and wrap fee clients. Our investment advisory and administrative fees are generally based on the total market value and composition of assets under management. As a result, fluctuations in financial markets and client asset additions and withdrawals have a direct effect on our revenues and our net income. Our fees vary with the type of assets managed, with higher fees earned on actively managed equity accounts and lower fees earned on fixed income and cash management accounts.

    As a broker-dealer, we earn commission revenue by executing equity securities transactions for our Private Asset Management, Mutual Fund and Institutional clients as well as for third parties in professional investor clearing services and research sales transactions. The majority of our commissions are earned from transactions for our Private Asset Management clients. Our commission revenue may fluctuate based on general market conditions. We also earn clearance fees for the execution of securities transactions for various introducing brokers.

    We also generate income by managing cash balances available as a result of our broker-dealer activities. The three principal areas from which our net interest income is generated are treasury management (managing overnight cash balances), securities lending activities, and from client cash and margin balances, primarily for professional investor clearing services and private asset management clients. We evaluate these activities by focusing on net interest income. Net interest income fluctuates based on general market conditions, prevailing interest rates and the amount of client cash and margin balances.

    Our largest operating expense is employee compensation and benefits, the largest components of which are compensation for our portfolio managers and sales personnel (which is based largely on commissions and fees) and for our information technology groups.

    Historically, because we have operated as a partnership, substantially all payments to our principals have been accounted for as distributions from principals' capital and not recorded as compensation expense. Accordingly, our compensation and benefits will increase after the offerings, since, as a corporation, we will include these payments to our principals in compensation and benefits expense. Historically, aggregate levels of employee compensation and benefits were directly affected from one year to the next by the promotion of one or more employees to principal. At the time of promotion, such employees' compensation from Neuberger Berman ceased and instead they generally received distributions of net income directly from capital. Following the offerings, the distinction between employees and principals will end.

    Federal income taxes have not been provided against our net income because, prior to the offerings, Neuberger Berman, LLC, as a limited liability company, has not been subject to U.S. Federal and state income taxes. Principals of Neuberger Berman, LLC were individually liable for such taxes. The earnings of Neuberger Berman, LLC have been subject to the 4% New York City unincorporated business tax. In addition, Neuberger Berman Management Inc., as an S corporation, has been subject to certain state and local taxes. For information on the pro forma effective tax rate of Neuberger Berman Inc. under corporate form, see "Pro Forma Combined Financial Statements (Unaudited)".

    Our operating expenses have increased as a result of numerous factors, including:

    - Higher employee compensation and benefits related to increased staffing. We have hired additional portfolio managers for both our asset management segments and additional sales professionals for all our segments, and have increased headcount in information technology, marketing and trust and custody services.

    - Increased technology expenses. We have made a number of hardware and software investments to provide better services to our investment professionals. These investments include a new network, client accounting and telecommunication systems, and a comprehensive electronic investment library. We are currently enhancing both our Internet and intranet websites, which will create new opportunities for existing lines of businesses.

    - Building our infrastructure. In recent years, we have increased the number of regional offices and expanded our New York facilities. We have taken additional floors at our New York headquarters to accommodate increased staff, moved to a new facility for our New York back office clearing operations and established a fully equipped office facility for our professional investor clearing services clients.

    We have made investments in these initiatives despite decreases in revenues related to our Mutual Fund and Institutional segment, with an eye towards building for the future.

    The following is a summary of assets under management, revenue and expense data by business segment:

                                                                          AS OF OR FOR THE SIX
                                                AS OF OR FOR THE                 MONTHS
                                               YEAR ENDED DECEMBER             ENDED JUNE
                                         -------------------------------  --------------------
                                           1996       1997       1998       1998       1999
                                         ---------  ---------  ---------  ---------  ---------
(IN MILLIONS)
ASSETS UNDER MANAGEMENT:
  Private Asset Management.............  $  12,050  $  15,553  $  17,905  $  17,806  $  20,504
  Mutual Fund and Institutional........     32,310     37,958     37,682     41,283     36,260
                                         ---------  ---------  ---------  ---------  ---------
                                         $  44,360  $  53,511  $  55,587  $  59,089  $  56,764

(IN THOUSANDS)
NET REVENUES AFTER INTEREST EXPENSE:
  Private Asset Management.............  $ 161,845  $ 198,421  $ 237,933  $ 116,807  $ 129,127
  Mutual Fund and Institutional........    185,428    230,852    258,344    133,181    115,449
  Professional Securities Services.....     68,841     73,252     77,859     35,878     38,839
                                         ---------  ---------  ---------  ---------  ---------
                                         $ 416,114  $ 502,525  $ 574,136  $ 285,866  $ 283,415

(IN THOUSANDS)
OPERATING EXPENSES:
  Private Asset Management.............  $  57,288  $  62,619  $  73,100  $  36,342  $  38,636
  Mutual Fund and Institutional........     89,719    103,122    126,700     58,898     59,341
  Professional Securities Services.....     39,981     38,118     54,241     20,998     28,667
                                         ---------  ---------  ---------  ---------  ---------
                                         $ 186,988  $ 203,859  $ 254,041  $ 116,238  $ 126,644

(IN THOUSANDS)
NET INCOME BEFORE PRINCIPAL
  COMPENSATION: (1)
  Private Asset Management.............  $ 104,557  $ 135,802  $ 164,833  $  80,465  $  90,491
  Mutual Fund and Institutional........     95,709    127,730    131,644     74,283     56,108
  Professional Securities Services.....     28,860     35,134     23,618     14,880     10,172
                                         ---------  ---------  ---------  ---------  ---------
                                         $ 229,126  $ 298,666  $ 320,095  $ 169,628  $ 156,771

------------------------

(1) Historically, we have distributed substantially all of our net income to our principals as capital distributions and dividends. Principals who provided services to Neuberger Berman mutual funds were also paid through compensation expense. As a result, our earnings and compensation and benefits expense have not fully reflected payments for services rendered by our principals and understate the expected operating costs to be incurred by us after the offerings. Following the offerings, Neuberger Berman will fully reflect payments for services rendered by our principals in compensation and benefits expense. For financial information that includes pro forma compensation and benefits expense as if payments for services rendered by our principals had been fully reflected, see "Pro Forma Combined Financial Statements (Unaudited)".

    The following is a summary of changes in assets under management in our Private Asset Management and Mutual Fund and Institutional segments:

                                                                               AS OF OR FOR THE SIX
                                                AS OF OR FOR THE YEAR ENDED
                                                         DECEMBER               MONTHS ENDED JUNE
                                              -------------------------------  --------------------
                                                1996       1997       1998       1998       1999
                                              ---------  ---------  ---------  ---------  ---------
(IN MILLIONS)
PRIVATE ASSET MANAGEMENT:
  Assets under management beginning of
    period..................................  $   9,491  $  12,050  $  15,553  $  15,553  $  17,905

  Net additions (withdrawals)...............        617       (120)        76        351        309
  Market appreciation.......................      1,942      3,623      2,276      1,902      2,290
                                              ---------  ---------  ---------  ---------  ---------
    Total increase..........................      2,559      3,503      2,352      2,253      2,599

  Assets under management end of period.....  $  12,050  $  15,553  $  17,905  $  17,806  $  20,504
MUTUAL FUND AND INSTITUTIONAL:
  Assets under management beginning of
    period..................................  $  28,833  $  32,310  $  37,958  $  37,958  $  37,682

  Net additions (withdrawals)...............       (145)      (139)    (2,173)       360     (3,766)
  Market appreciation.......................      3,622      5,787      1,897      2,965      2,344
                                              ---------  ---------  ---------  ---------  ---------
    Total increase (decrease)...............      3,477      5,648       (276)     3,325     (1,422)

  Assets under management end of period.....  $  32,310  $  37,958  $  37,682  $  41,283  $  36,260
TOTAL:
  Assets under management beginning of
    period..................................  $  38,324  $  44,360  $  53,511  $  53,511  $  55,587

  Net additions (withdrawals)...............        472       (259)    (2,097)       711     (3,457)
  Market appreciation.......................      5,564      9,410      4,173      4,867      4,634
                                              ---------  ---------  ---------  ---------  ---------
    Total increase..........................      6,036      9,151      2,076      5,578      1,177

  Assets under management end of period.....  $  44,360  $  53,511  $  55,587  $  59,089  $  56,764

    OVERVIEW

    JUNE 1999 COMPARED TO JUNE 1998. Our net revenues after interest expense decreased by $2.5 million for the six-month period ended June 1999 to $283.4 million, a reduction of 0.9% compared to the same period in 1998. Strong results in Private Asset Management and Professional Securities Services were offset by a significant decrease in Mutual Fund and Institutional due to the lower level of assets under management in that segment resulting from net asset withdrawals. Net revenue growth was strong in Private Asset Management, increasing $12.3 million or 10.5%, reflecting asset growth from our national sales force as well as market appreciation. Net revenues after interest expense in Mutual Fund and Institutional decreased $17.7 million or 13.3% as a result of reduced average assets under management. Net revenues after interest expense in Professional Securities Services increased by $3.0 million or 8.3% as higher commissions and increased revenues from market making activities more than offset a reduction in net interest income due to lower client margin balances.

    Our operating expenses increased $10.4 million during the period, an increase of 9.0% to $126.6 million over the same period in 1998. This resulted from an increase of $5.9 million or 9.1% in employee compensation and benefits to $71.1 million due to the hiring of new portfolio managers, other investment professionals and information technology personnel. Depreciation and amortization increased $1.7 million or 55.2% to $4.9 million due to leasehold write-offs and to capital expenditures on telecommunications and technology-related equipment. Brokerage, clearing and exchange fees increased $1.3 million or 24.5% primarily due to higher transaction volumes in Private Asset Management and Professional Securities Services.

    Net income before principal compensation decreased $12.9 million or 7.6% to $156.8 million.

    1998 COMPARED TO 1997. Our net revenues after interest expense were $574.1 million in 1998, an increase of $71.6 million or 14.3% compared to 1997. Net revenue growth was strong in Private Asset Management, which increased $39.5 million or 19.9% to $237.9 million due to additional assets under management and higher commissions from equity securities transactions. Notwithstanding net asset withdrawals in the second half of 1998, net revenues after interest expense in Mutual Fund and Institutional increased $27.5 million or 11.9% to $258.3 million as a result of higher average assets under management, which peaked in the second quarter of 1998. Net revenues after interest expense for Professional Securities Services were higher by $4.6 million or 6.3% due to a $3.0 million or 35.8% increase in clearance fees and a $3.7 million or 13.7% increase in commissions primarily from increased market activity.

    Our operating expenses were $254.0 million in 1998, an increase of $50.2 million or 24.6% over 1997. This was primarily due to increased employee compensation and benefits and professional fee expenses. Employee compensation and benefits increased $25.1 million or 21.9% due to the hiring of new portfolio managers and sales professionals and to increased headcount in information technology and marketing. Professional fees increased $7.4 million or 142.9% due to higher investment technology expenditures including Year 2000-related initiatives. This increase included non-recurring charges of $4.1 million resulting from a proposed initial public offering that was subsequently withdrawn due to market conditions. Distribution and fund administration expenses increased $2.4 million or 23.9% as a direct result of increased average assets under management. Rent and occupancy expenses increased $2.6 million or 26.4%, reflecting additional office space to accommodate higher staffing levels and new regional offices as well as our New York back office facility.

    Net income before principal compensation increased $21.4 million or 7.2% to $320.1 million.

    1997 COMPARED TO 1996. Our net revenues after interest expense were $502.5 million in 1997, an increase of $86.4 million or 20.8% compared to 1996. Net revenue growth was strong in both the Private Asset Management and the Mutual Fund and Institutional segments. This was due to increased average assets under management, which generated investment advisory and administration fees that were higher by $66.4 million or 25.5%. Additionally, commissions from these two segments increased by $14.3 million or 17.1% compared to 1996. Professional Securities Services contributed net revenues after interest expense of $73.3 million, an increase of $4.4 million or 6.4%. This increase was primarily comprised of net interest income from the treasury management of overnight cash balances.

    Our operating expenses were $203.9 million in 1997, an increase of $16.9 million or 9.0% compared to 1996. Employee compensation and benefits expense increased $8.2 million or 7.7% which resulted from an increase in sales professionals, higher compensation in professional investor clearing services and research sales and an increase in general employment levels. Distribution and fund administration expenses increased $2.9 million or 41.2% as a direct result of increased average assets under management. Advertising and sales promotion increased $2.2 million or 17.1% as a result of a national television campaign to promote our brand name.

    Net income before principal compensation increased $69.5 million or 30.4%, to $298.7 million.

    PRIVATE ASSET MANAGEMENT

    JUNE 1999 COMPARED TO JUNE 1998. Private Asset Management achieved net revenues after interest expense of $129.1 million for the six-month period ended June 1999, an increase of $12.3 million or 10.5% compared to the same period in 1998. All major revenue components of this segment exhibited strong growth during the period. Investment advisory fees increased to $79.6 million, an increase of $7.0 million or 9.7% because of increased average assets under management. Commissions increased to $48.0 million, an increase of $4.9 million or 11.5% as a result of generally strong and volatile equity markets. Net interest income increased $0.4 million or 31.5% to $1.5 million.

    Operating expenses rose to $38.6 million, an increase of $2.3 million or 6.3% compared to the same period in 1998. This was primarily due to $1.1 million in advertising, sales promotion and marketing, principally for a new print and media campaign targeting our high net worth clients.

    1998 COMPARED TO 1997. Private Asset Management achieved net revenues after interest expense of $237.9 million for 1998, an increase of $39.5 million or 19.9% compared to 1997. Investment advisory fees increased to $145.6 million, an increase of $28.8 million or 24.6% because of increased average assets under management. Commissions increased to $89.7 million, an increase of $11.2 million or 14.2% due to the increased volume of transactions.

    Operating expenses rose to $73.1 million, an increase of $10.5 million or 16.7% compared to 1997. This was primarily due to an increase in employee compensation and benefits of $4.6 million or 17.3%, principally for portfolio managers and sales professionals. Information technology increased $1.0 million or 23.4%, which was largely attributable to the development and implementation of a new client accounting system. The allocation of indirect expenses, which include general and administrative, increased $2.1 million or 7.7%.

    1997 COMPARED TO 1996. Private Asset Management achieved net revenues after interest expense of $198.4 million for 1997, an increase of $36.6 million or 22.6% compared to 1996. Investment advisory fees increased to $116.8 million, an increase of $25.4 million or 27.8% because of increased average assets under management. Commissions increased to $78.5 million, an increase of $10.3 million or 15.1% due to the increased volume of transactions.

    Operating expenses rose to $62.6 million, an increase of $5.3 million or 9.3% compared to 1996. Employee compensation and benefits remained relatively stable, with an increase of only $0.8 million or 2.9%. In addition, other expenses included clearing and execution which rose by $1.2 million or 17.9%, due to increased transaction charges.

    MUTUAL FUND AND INSTITUTIONAL

    JUNE 1999 COMPARED TO JUNE 1998. Mutual Fund and Institutional achieved net revenues after interest expense of $115.4 million for the six-month period ended June 1999, a reduction of $17.7 million or 13.3% compared to the same period in 1998. Investment advisory and administrative fees decreased $11.8 million or 14.5% for mutual funds and $5.7 million or 14.3% for institutional as a result of decreased average assets under management due to net asset withdrawals.

    Operating expenses remained relatively stable, increasing by $0.4 million or less than

1% to $59.3 million. Information technology and professional fees increased, offset by a decrease in distribution and fund administration expenses.

    1998 COMPARED TO 1997. Mutual Fund and Institutional achieved net revenues after interest expense of $258.3 million, an increase of $27.5 million or 11.9% compared to 1997. Mutual fund investment advisory and administrative fees increased $24.5 million or 18.7% compared to 1997 due to higher average assets under management, notwithstanding net asset withdrawals in the second half of 1998. Institutional investment advisory and administrative fees decreased $3.1 million or 3.9% compared to 1997 due to a decrease in average assets under management. Commissions increased $6.1 million or 32.0% primarily from increased transactions in the mutual fund business.

    Operating expenses rose to $126.7 million, an increase of $23.6 million or 22.9% over 1997. Employee compensation and benefits increased $12.1 million or 31.5% because of the hiring of new portfolio managers, sales professionals and information technology personnel. Advertising and sales promotion increased by $2.1 million or 18.2%, as a result of a national television campaign to promote our brand name. Distribution and fund administration expenses increased $2.4 million or 23.9% to $12.4 million, as a result of increased average assets under management.

    1997 COMPARED TO 1996. Mutual Fund and Institutional achieved net revenues after interest expense of $230.9 million, an increase of $45.4 million or 24.5% compared to 1996 as a result of a substantial increase in average assets under management. Both businesses in this segment exhibited strong net revenue growth during the year, with investment advisory and administrative fees increasing $37.3 million or 39.8% for Mutual Funds and $3.8 million or 5.0% for Institutional. Commissions increased $3.9 million or 25.9% primarily from increased transactions in the mutual fund business.

    Operating expenses rose to $103.1 million, an increase of $13.4 million or 14.9% compared to 1996. Employee compensation and benefits increased $2.8 million or 7.9% due to general increases in employment levels. Distribution and fund administration expenses increased $2.9 million or 41.2%, as a direct result of increased average assets under management. Advertising and sales promotion increased $1.9 million or 19.0%. The allocation of indirect expenses, which include general and administrative, increased $4.3 million or 17.4%.

    PROFESSIONAL SECURITIES SERVICES.

    JUNE 1999 COMPARED TO JUNE 1998. Professional Securities Services achieved net revenues after interest expense of $38.8 million for the six-month period ended June 1999, an increase of $3.0 million or 8.3% compared to the same period in 1998. Commission income increased $1.6 million or 11.9% to $15.4 million. This resulted from an increase in commission revenues from our professional investor clearing services of $1.0 million or 17.4% and research sales activities of $0.6 million or 8.1%. Trading revenues from our over-the-counter market making activities increased by $1.1 million or 43.3%.

    Operating expenses rose to $28.7 million, an increase of $7.7 million or 36.5% compared to 1998. Employee compensation and benefits increased $2.9 million or 42.7%. Trust services compensation increased $1.1 million or 98.6% due to a significant increase in professional staff. We are investing in this area in order to build for the future. Information technology increased $0.7 million or 32.7% due to initiatives in professional investor clearing services. In addition, during the six-month period ended June 1999, we incurred interest expense of $1.7 million in connection with the $50 million subordinated note issued to NB Associates, LLC. During the same period in 1998, there was no corresponding liability or expense.

    1998 COMPARED TO 1997. Professional Securities Services achieved net revenues after interest expense of $77.9 million for 1998, an increase of $4.6 million or 6.3% compared to 1997. Commission income increased

$3.7 million or 13.7%. This resulted primarily from increases in professional investor clearing services activities of $2.8 million or 24.7% and research sales activities of $0.8 million or 5.3%. Clearance fees rose $3.0 million or 35.8% due to increased market activity. This was partially offset by a $2.5 million reduction in net interest income from our securities lending activities of $0.7 million or 14.4% and the treasury management of overnight cash balances of $1.8 million or 16.9%.

    Operating expenses increased to $54.2 million for 1998, an increase of $16.1 million or 42.3% compared to 1997. Employee compensation and benefits increased to $16.9 million, up $3.4 million or 24.8%, principally as a result of increases in employment levels for the servicing of professional investor clearing services clients and compensation for a corporate officer. Information technology increased $1.4 million or 44.0% as a result of new initiatives in professional investor clearing services. Also included in operating expenses were the non-recurring charges of $4.1 million resulting from the proposed initial public offering that was withdrawn due to market conditions.

    1997 COMPARED TO 1996. Professional Securities Services achieved net revenues after interest expense of $73.3 million for 1997, an increase of $4.4 million or 6.4% compared to 1996. Net interest income increased $4.8 million or 21.7% due to a $3.6 million or 50.8% increase on treasury management of overnight cash balances. Commission income increased $1.0 million or 4.0%, primarily from research sales. This was partially offset by a $2.5 million or 28.8% decrease in trading revenues from our over-the-counter market making activities.

    Operating expenses decreased to $38.1 million, down $1.9 million or 4.7% compared to 1996 due to a decrease of $2.6 million in other corporate expenses. This was partially offset by a $1.4 million or 11.6% increase in employee compensation and benefits resulting from performance related payouts in professional investor clearing services and research sales.

CAPITAL RESOURCES AND LIQUIDITY

    Our investment advisory business does not require us to maintain significant capital balances. However, as a result of our broker-dealer activities, our balance sheet includes higher levels of assets and liabilities than is typical for an investment adviser of our size. Our broker-dealer activities provide financing, trade execution, clearing and custody services for clients of our Private Asset Management, Mutual Fund and Institutional and Professional Securities Services businesses.

    Our financial condition is highly liquid with the significant majority of our assets readily convertible to cash. Receivables from and payables to brokers, dealers and clearing organizations represent either current open transactions that settle within a few days or the activity of securities lending that is collateralized and normally can be closed out within a few days. Receivables from and payables to our clients arise in the normal course of business in connection with cash and margin securities transactions. Client receivables are secured by securities held as collateral.

    We continuously analyze our liquidity and maintain lines of credit well in excess of anticipated liquidity requirements. We have $410 million in lines of credit, of which $150 million is committed. At June 30, 1999, $231 million of the uncommitted, and $150 of the committed, lines of credit were unused and available.

    It is our policy to continuously monitor and evaluate the adequacy of our capital. We have consistently maintained net capital in excess of the regulatory requirements prescribed by the SEC and other regulatory authorities. At June 30, 1999, our regulatory net capital exceeded the minimum requirement by $102 million. We believe that our cash flow from operations and existing committed and uncommitted lines of credit, as well as the net proceeds of the offerings, will be more than adequate to meet our debt and other obligations as they come due and anticipated capital requirements.

SUBSEQUENT EVENTS

    Immediately prior to the offerings, Neuberger Berman, LLC and Neuberger Berman Management Inc. intend to distribute to their principals and stockholders substantially all net income and dividends not previously distributed.

    In connection with the offerings, we will record the following non-recurring items in the fourth quarter of 1999:

    - the initial irrevocable contribution of an estimated $136 million of shares of common stock to the defined contribution plan (as described under "Management--Executive Compensation--Defined Contribution Plan");

    - a $10 million cash contribution to the Neuberger Berman Foundation (as described under "Certain Relationships and Related Transactions--Neuberger Berman Foundation");

    - the recognition of a net tax asset of $62 million relating to these two contributions; and

    - $2 million in cash severance payments to several employees.

As a result, we expect to record a substantial pre-tax loss in the fourth quarter of 1999.

    On September 1, 1999, The Travelers Insurance Company loaned Neuberger Berman, LLC $35 million pursuant to a subordinated promissory note. This amount is payable on September 1, 2004. Interest accrues on the unpaid principal amount of the loan at a floating rate adjusted quarterly based on the three-month LIBOR rate plus 75 basis points and is payable quarterly. This loan was approved by the New York Stock Exchange, and the unpaid principal amount is available to Neuberger Berman, LLC in computing net capital under the SEC's net capital rule. Under the subordinated loan agreement with Travelers, Neuberger Berman, LLC is required to maintain minimum net capital of at least two and one-half times the amount of net capital required under the SEC's net capital rule. This requirement would have been $54 million as of June 30, 1999, which exceeded minimum net capital by $32 million. The proceeds of the loan were used to retire $35 million of the $50 million subordinated note held by NB Associates. See "Certain Relationships and Related Transactions--The NB Associates Subordinated Note".

YEAR 2000 READINESS DISCLOSURE

    Neuberger Berman has recognized the need to upgrade, modify or replace portions of our information technology systems in order to satisfy all Year 2000 issues. Many computer systems in use today were designed and developed using two digits rather than four, to specify the year. As a result, such systems will recognize the year 2000 as "00". This could cause many computer applications to fail completely or to create erroneous results unless corrective measures are taken.

    In June 1997, we initiated a comprehensive Year 2000 project. This project is based on a six-phase approach that includes: awareness, inventory, assessment, remediation, testing and contingency planning. A Y2K committee meets on a monthly basis to review progress of the project and coordinate Y2K activities. The committee includes representatives from senior management, information services, selected business units, internal audit and legal and compliance.

    We completed our inventory and assessment phases in September 1998. The remediation of our technical infrastructure and internally developed systems was completed in the first quarter of 1999.

    We have tracked the progress of our key vendors, financial intermediaries and trading counterparties throughout the course of our Year 2000 project. As part of the inventory and assessment phases we attempted to identify and contact vendors and business counterparties that present a risk of a Year 2000 adverse impact. The responses received from these third parties have been evaluated as they are received to determine risk potential and to determine what actions may be required. Vendor responses included discussions of Year 2000 readiness of current products and/or services and indicated, if upgrades or service enhancements were necessary, the cost of such upgrades or enhancements and the date they would be available. Responses from financial intermediaries and trading counterparties contained overviews of their Year 2000 projects and status reports on assessment, code renovation, internal and point-to-point testing and contingency planning. The depth at which we track the progress of third parties is directly related to how important the third parties are to us. The third parties that are critical to us indicated that they have achieved or will achieve Year 2000 readiness on a timely basis.

    Testing is the most critical phase of the Year 2000 project. The process may require up to 50% of the time and resources available. Our approach has been to first address our internal technology infrastructure and then integrate testing with third parties. We completed internal testing in June 1999 and no Year 2000 problems were revealed that remain outstanding. We expect to complete external testing in August 1999.

    We have also participated in various industry-wide tests, such as the "Streetwide" test coordinated by the Securities Industry Association in March and April 1999 in which more than 400 firms participated. Other tests coordinated by the Securities Industries Association in which we participated included the Market Data Test, Securities Lending Test and the National Securities Clearing Corporation testing for the Automated Customer Account Transfer Service. Additionally, we participated in the Year 2000 testing organized by the Futures Industry Association. In the Securities Industry Association "Streetwide" test, we experienced no Year 2000 related problem with our internal systems. We did experience one Year 2000 related problem with an external vendor, the correction to which is being implemented. We encountered no internal or external Year 2000 related problems which remain unresolved with any of the other tests.

    We substantially completed our contingency planning in March 1999, subject to continuing review and revision of those plans. Our contingency plans are designed to ensure the continued operation of the systems and functions supporting our primary business processes if a Year 2000 problem occurs. We have created a Coordination and Communication Center to manage the changeover weekend from December 31, 1999 through January 3, 2000, as well as a detailed Event Management Plan that lays out anticipated responses to specific system failures, if any. We have arranged for critical technical employees and project managers to be on site and on call during the changeover weekend. As of September 30, 1999, we will "freeze" our computer systems, thereby restricting changes to programs and existing hardware. This is intended to stabilize our systems for the upcoming date change. Finally, we plan to make additional electronic and hard copy back-ups of critical data such as client and mutual fund shareholder status and securities transactions.

    We have incurred and expect to continue to incur expenses allocable to internal staff, as well as costs for outside consultants, to complete the remediation and testing of internally developed systems and the replacement and testing of third-party products and services, including non-technology products and services, in order to achieve Year 2000 compliance. We currently estimate that these costs will total $3.7 million, of which approximately $3.2 million has been spent to date. These estimates include the cost of technology personnel and those non-technology personnel involved in our Year 2000 effort. The remaining cost of our Year 2000 program is expected to be incurred in 1999 and early 2000. The Year 2000 program costs will continue to be funded through operating cash flow. These costs are expensed as incurred. We do not expect that the costs associated with implementing our Year 2000 program will have a material adverse effect on our results of operations, financial condition, liquidity or capital resources.

    The costs of the Year 2000 program and the date on which we plan to complete the Year 2000 modifications are based on current estimates, which reflect numerous assumptions about future events, including the continued availability of resources, the timing and effectiveness of third-party remediation plans and other factors. We can give no assurance that these estimates will be achieved, and actual results could differ materially from our plans. Specific factors that might cause material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct relevant computer source codes and embedded chip technology, the results of internal and external testing and the timeliness and effectiveness of remediation efforts of third parties.

ACCOUNTING DEVELOPMENT

    We intend to change our depreciation method for furniture and equipment purchased subsequent to the third quarter of 1999 from various accelerated methods to the straight line method of depreciation. The impact of this change in accounting principle is not anticipated to have a material effect on our financial condition or results of operations.

                                    BUSINESS

OVERVIEW

    We are an independent investment advisory firm providing our clients with a broad array of investment strategies and products. We were founded by Roy R. Neuberger in 1939 to be a premier provider of investment products and services to high net worth individuals. We have built upon the qualities that have made us successful in the high net worth market to establish a strong presence in the mutual fund and institutional marketplaces.

    Our goal is to provide highly personalized service and superior investment advice and returns to all of our clients. We believe that our dedication to serving the individual needs of our clients distinguishes us from many of our competitors. We have developed a reputation and recognized brand name for our demonstrated commitment to these principles.

    We seek to provide our clients with access to our investment products and services through the distribution channel most appropriate to serve their needs. Today, in addition to individuals and wealthy families, our clients include corporations, insurance companies, pension funds, foundations and endowments. Our principal business segments include:

    - Private Asset Management;

    - Mutual Fund and Institutional; and

    - Professional Securities Services.

    Our assets under management and net income before principal compensation have grown through varying market conditions. From December 31, 1989 to June 30, 1999, our assets under management increased from $17.8 billion to $56.8 billion. At September 30, 1999, we had assets under management of $51.5 billion. From December 31, 1989 to December 31, 1998, our net income before principal compensation increased from $111.5 million to $320.1 million.

    Since we derive our revenue principally from fees and commissions based on our assets under management, we believe our net income before principal compensation is more stable as compared to other financial institutions. In addition, we believe our business has attractive margins since

    - more than 75% of our assets under management are held in equity accounts, which carry higher fees than fixed income accounts;

    - approximately 58% of our net income before principal compensation is derived from our higher-margin Private Asset Management business; and

    - we have effectively leveraged our franchise and infrastructure to enhance profitability by developing complementary businesses such as our professional investor clearing services and by generating commission revenue from recipients of our research (an activity that we refer to as research sales).

    We are committed to attracting and retaining the best people. In connection with the offerings, we will make awards under our defined contribution plan to substantially all of our employees other than principals. After the offerings these employees will own approximately 8.5% of our common stock, and our continuing principals will own approximately 72.3%.

    Our assets under management, net revenues after interest expense and net income before principal compensation have grown in recent years. This growth is shown by business segment on the following table:

                                                                                                       AS OF OR FOR THE SIX
                                                        AS OF OR FOR THE YEAR ENDED DECEMBER            MONTHS ENDED JUNE
                                                -----------------------------------------------------  --------------------
                                                  1994       1995       1996       1997       1998       1998       1999
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
(IN MILLIONS)
ASSETS UNDER MANAGEMENT:
  Private Asset Management....................  $   7,349  $   9,491  $  12,050  $  15,553  $  17,905  $  17,806  $  20,504
  Mutual Fund and Institutional
    Mutual funds..............................      7,314     11,814     15,312     21,184     21,263     24,267     20,834
    Institutional.............................     12,819     15,751     15,610     15,227     14,748     15,377     13,551
    Wrap fee..................................      1,167      1,268      1,388      1,547      1,671      1,639      1,875

    Total.....................................  $  28,649  $  38,324  $  44,360  $  53,511  $  55,587  $  59,089  $  56,764

(IN THOUSANDS)
NET REVENUES AFTER INTEREST EXPENSE:
  Private Asset Management....................  $ 120,978  $ 135,155  $ 161,845  $ 198,421  $ 237,933  $ 116,807  $ 129,127
  Mutual Fund and Institutional
    Mutual funds..............................     51,912     74,763    105,109    146,268    176,856     91,025     79,469
    Institutional.............................     61,245     67,045     73,417     77,273     73,209     37,859     32,111
    Wrap fee..................................      7,067      6,452      6,902      7,311      8,279      4,297      3,869
  Professional Securities Services............     40,795     56,917     68,841     73,252     77,859     35,878     38,839

    Total.....................................  $ 281,997  $ 340,332  $ 416,114  $ 502,525  $ 574,136  $ 285,866  $ 283,415

(IN THOUSANDS)
NET INCOME BEFORE PRINCIPAL COMPENSATION: (1)
  Private Asset Management....................  $  76,546  $  86,373  $ 104,557  $ 135,802  $ 164,833  $  80,465  $  90,491
  Mutual Fund and Institutional...............     62,199     77,275     95,709    127,730    131,644     74,283     56,108
  Professional Securities Services............     12,230     22,444     28,860     35,134     23,618     14,880     10,172

    Total.....................................  $ 150,975  $ 186,092  $ 229,126  $ 298,666  $ 320,095  $ 169,628  $ 156,771

------------------------

(1) Historically, we have distributed substantially all of our net income to our principals as capital distributions and dividends. Principals who provided services to Neuberger Berman mutual funds were also paid through compensation expense. As a result, our earnings and compensation and benefits expense have not fully reflected payments for services rendered by our principals and understate the expected operating costs to be incurred by us after the offerings. Following the offerings, Neuberger Berman Inc. will fully reflect payments for services rendered by our principals in compensation and benefits expense. For financial information that includes pro forma compensation and benefits expense as if payments for services rendered by our principals had been fully reflected, see "Pro Forma Combined Financial Statements (Unaudited)".

OUR STRUCTURE

    We conduct our business through Neuberger Berman, LLC and Neuberger Berman Management Inc., both of which are registered investment advisers and broker-dealers. Neuberger Berman, LLC is also a member of the New York Stock Exchange. Neuberger Berman, LLC and Neuberger Berman Management Inc. are owned by the Neuberger Berman principals. The principals have formed Neuberger Berman Inc. to be a holding company for Neuberger Berman, LLC and Neuberger Berman Management Inc. Prior to the consummation of the offerings, we will complete a number of transactions so that:

    - Neuberger Berman Inc. will own 100% of Neuberger Berman, LLC and Neuberger Berman Management Inc., and

    - the Neuberger Berman principals will own Neuberger Berman Inc.

These transactions are described under "Certain Relationships and Related Transactions--The Exchange".

OUR INVESTMENT PROCESS AND RESEARCH

    We believe our investment ideas and in-house research conducted by our portfolio managers and analysts differentiate us from our competitors. Our nearly 100 portfolio managers generally base their decisions on fundamental analysis, attempting to make knowledgeable judgments about the investment merits of industry groups and, even more importantly, specific companies. Many of our senior portfolio managers began their careers in securities research at Neuberger Berman or with other investment management firms; several are former heads of research at Neuberger Berman or elsewhere.

    A centralized Research Department supports all of our investment professionals. Organized by industry for the most part, these security analysts are responsible for understanding developments within the companies and industries they follow. To do this, they meet with senior managements of companies they follow and interview customers and competitors. In some cases, they employ specialized consultants, and develop earnings and cash flow estimates. At present, there are 16 analysts in our Research Department, supported by 12 research assistants. In addition to this centralized Research Department, many of our investment groups employ dedicated analysts who focus on securities of particular interest to their specific investment approach. In total, over 120 investment professionals cover 40 industries and over 1,000 companies.

    We believe that the sharing of investment ideas across investment groups is a key factor supporting our investment results. To this end, our analysts and portfolio managers conducted more than 800 meetings with companies in our offices in the 12 months ended June 30, 1999. These meetings serve as a springboard for frequent discussions about individual securities throughout our firm.

    In addition, our portfolio managers and analysts have web-based access to a comprehensive electronic investment library, called NBiPortal. We believe this powerful support function further enables our investment professionals to perform sophisticated and timely company and industry analysis.

PRIVATE ASSET MANAGEMENT

    Neuberger Berman was founded as an investment firm for wealthy individuals. The Private Asset Management business -- which provides asset management services to individuals, wealthy families and smaller institutions that generally have at least $500,000 to invest -- remains one of our principal pursuits.

    As of June 30, 1999, our Private Asset Management business managed $20.5 billion in assets in over 12,000 individual accounts, including assets managed for clients of our three trust company subsidiaries. For the year ended December 31, 1998, our Private Asset Management business produced $237.9 million in net revenues after interest expense, representing 41.4% of the firm's total net revenues after interest expense. We generate significant commission revenue as broker for almost all listed equity trades on behalf of our Private Asset Management clients. The Private Asset Management assets under management grew at a compound annual rate of 25.6% between December 31, 1994 and June 30, 1999.

    The following table shows, for our Private Asset Management business, assets under management, number of accounts and net revenues after interest expense:

                                                                                                         AS OF OR FOR THE
                                                                                                         SIX MONTHS ENDED
                                                        AS OF OR FOR THE YEAR ENDED DECEMBER                   JUNE
                                                -----------------------------------------------------  --------------------
                                                  1994       1995       1996       1997       1998       1998       1999
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
(IN MILLIONS)
ASSETS UNDER MANAGEMENT.......................  $   7,349  $   9,491  $  12,050  $  15,553  $  17,905  $  17,806  $  20,504
Number of accounts............................      8,278      8,865      9,555     10,446     11,482     11,091     12,161

(IN THOUSANDS)
NET REVENUES AFTER INTEREST EXPENSE:
  Investment advisory and administrative
    fees......................................  $  67,005  $  72,711  $  91,423  $ 116,816  $ 145,578  $  72,546  $  79,587
  Commissions.................................     52,203     60,555     68,209     78,518     89,705     43,082     48,026
  Net interest income.........................      1,746      1,883      2,211      3,087      2,580      1,140      1,499
  Other income................................         24          6          2         --         70         39         15
      Total...................................  $ 120,978  $ 135,155  $ 161,845  $ 198,421  $ 237,933  $ 116,807  $ 129,127

    EXPANSION OF OUR PRIVATE ASSET MANAGEMENT BUSINESS

    We believe that the high net worth market offers significant growth opportunities for us. According to the Merrill Lynch/Gemini Consulting World Wealth Report 1999, the high net worth market in North American, defined as individuals with more than $1 million in liquid financial assets, totaled $6.9 trillion in 1998 and is expected to grow at an annual compound growth rate of 9.4% through 2003 to $10.8 trillion. This large and growing market is generally fragmented, regionalized and underpenetrated by independent portfolio managers like ourselves that focus primarily on personalized asset management. We believe that our Private Asset Management business is well positioned to attract and retain clients in this market because of our respected brand name, our ability to meet the individual needs of our Private Asset Management clients and our ability to provide estate and financial planning, trust administration and fiduciary services through our trust company operations.

    We currently obtain new clients from three sources:

    TRADITIONAL MARKETING EFFORTS. Traditionally, the Private Asset Management business generates new business through referrals from existing clients and marketing efforts by individual portfolio managers.

    DEDICATED NATIONAL SALES AND CLIENT SERVICE FORCE. We continue to expand our dedicated Private Asset Management sales group, which accounted for $290 million in new assets under management in the first half of 1999.

    - Formed in 1986, this group currently consists of 26 sales professionals working in New York and regional offices in Atlanta, Boston, Chicago, Dallas, Los Angeles, Miami, San Francisco, and West Palm Beach, with 15 sales professionals and five regional offices added in the last three years. We expect to add five new regional offices by the end of the year 2000, in Houston, Philadelphia, west Florida, Seattle and the Washington, D.C. area. We also expect to increase the number of sales professionals by more than 50%, to 40 sales professionals, by the end of the year 2000. Our sales professionals average industry experience of 16 years and many have advanced business, accounting or law degrees.

    - The primary focus of this sales group is to build long-term relationships based on continuity and trust. Turnover is relatively low among the sales professionals, resulting in relationships with the same clients covering many years.

    - We believe that channeling sales and client services through our dedicated sales group has increased client acquisition capabilities, strengthened existing client relationships and further promoted our brand name among the professional network of high net worth advisors and has enabled the portfolio managers to have more time to focus on managing the accounts of existing clients.

    ATTRACTING INVESTMENT PROFESSIONALS. We actively seek to identify, evaluate and attract experienced individual investment professionals and small investment management groups to join our firm. We can provide these professionals and groups research, trust and custody services and back office clearing capabilities. This year, through July 1999, three investment teams have joined our firm. They have added approximately $200 million in assets under management and, based upon their relationships with clients, are expected to convert to assets under management, by year end, an additional $700 million in client assets now receiving Neuberger Berman custody and brokerage services. By adding investment teams, we will expand our investment capabilities and increase our assets under management and related net income.

    SERVICES TO PRIVATE ASSET MANAGEMENT CLIENTS

    CUSTOMIZED INVESTMENT ADVISORY SERVICES. We believe that our dedication to serving the individual needs of clients distinguishes us from many of our competitors. Through close individual contact with high net worth clients, our portfolio managers can tailor individual portfolios specifically to address clients' investment goals, income requirements, capital preservation needs, tax objectives and social considerations. We also offer clients estate planning, trust administration and safe-keeping of investment securities. In addition to standard SIPC insurance coverage, supplemental coverage of up to $100 million per client is provided for all clients whose accounts are carried by the firm. We believe that we have excellent relationships with our Private Asset Management clients; this business is marked by long-term client loyalty, sometimes spanning several generations.

    Recently, we expanded the number of clients who use more than one portfolio manager at our firm. We believe that our ability to offer portfolio managers with different money management styles gives us a distinct advantage in significantly reducing the need for clients to diversify their assets among more than one investment management firm. As of June 30, 1999, there were over 200 Private Asset Management relationships using two or more portfolio managers with different investment styles at the firm.

    TRUST COMPANIES. Through our three trust companies in New York, Delaware and Florida, we provide an integrated approach to wealth management through estate, income, financial and retirement planning, trust administration, fiduciary and other services to our clients nationally. The mission of our trust companies is to win and retain individuals' trust and confidence so that they commit major aspects of the management and administration of their family's, company's, or employees' wealth to our trust companies over decades. We believe that our ability to offer trust and custody services to our Private Asset Management clients increases the firm's value to them. By helping attract and retain clients, we expect that our trust companies will contribute to the stability of our relationships over time.

    To accomplish this mission, the trust companies offer independent advice, fiduciary and planning talent and experience, customized services and account structures, access to our many portfolio managers, and the ability to combine recordkeeping of those investment portfolios with portfolios managed by outside managers. They provide specialized services designed to address the needs of clients:

    - HIGH NET WORTH INDIVIDUALS. The trust companies provide unbiased advice on tax planning and investment policy to high net worth individuals, wealthy families and family offices, combined with multijurisdictional trust, partnership and estate administration services. They also provide oversight, performance measurement and consolidated statements of investments managed by Neuberger Berman and non-Neuberger Berman portfolio managers.

    - FOR PROFIT INSTITUTIONS. The trust companies deliver flexible, qualified and nonqualified employee benefit plan trustee services to corporations and other for profit institutions.

    - CHARITIES. The trust companies offer custom-made planned giving program investment and administration services to charities.

    The trust companies obtain their clients from our existing client base, the Private Asset Management sales force and the trust companies' own sales efforts. We expect to open trust companies and offices within the next several years in certain states where Private Asset Management offices are either currently open or planned, such as Texas and California.

MUTUAL FUND AND INSTITUTIONAL

    Our Mutual Fund and Institutional business provides advisory services to mutual funds, institutional clients and wrap fee programs. The Mutual Fund and Institutional business offers a wide range of investment products including large-cap, mid-cap and small-cap equity products, incorporating value-oriented or growth-oriented investment philosophies, as well as international and socially responsive investing. This business segment also offers balanced, fixed income and money market products.

    The following table shows, for our Mutual Fund and Institutional business, assets under management and net revenues after interest expense:

                                                                                                       AS OF OR FOR THE SIX
                                                        AS OF OR FOR THE YEAR ENDED DECEMBER            MONTHS ENDED JUNE
                                                -----------------------------------------------------  --------------------
                                                  1994       1995       1996       1997       1998       1998       1999
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
(IN MILLIONS)
ASSETS UNDER MANAGEMENT:
  Mutual funds................................  $   7,314  $  11,814  $  15,312  $  21,184  $  21,263  $  24,267  $  20,834
  Institutional...............................     12,819     15,751     15,610     15,227     14,748     15,377     13,551
  Wrap fee....................................      1,167      1,268      1,388      1,547      1,671      1,639      1,875
    Total.....................................  $  21,300  $  28,833  $  32,310  $  37,958  $  37,682  $  41,283  $  36,260

(IN THOUSANDS)
NET REVENUES AFTER INTEREST EXPENSE:
  Investment advisory and administrative
    fees......................................  $ 109,481  $ 135,179  $ 169,326  $ 210,376  $ 231,792  $ 121,551  $ 104,038
  Commissions.................................     10,388     12,350     15,260     19,205     25,352     11,018     10,838
  Net interest income.........................         32         46         28         18         13          5         11
  Other income................................        323        685        814      1,253      1,187        607        562
    Total.....................................  $ 120,224  $ 148,260  $ 185,428  $ 230,852  $ 258,344  $ 133,181  $ 115,449

    MUTUAL FUND MANAGEMENT

    In 1950, Neuberger Berman organized one of the first no load mutual funds in the United States. As of June 30, 1999, we managed $20.8 billion in mutual fund assets invested in our 41 Neuberger Berman funds based on 23 separate investment portfolios that span the entire range of the firm's investment strategies, and we advised or subadvised 15 mutual funds sponsored by third parties. The assets under management in the Neuberger Berman funds and the advised or subadvised funds grew at a compound annual rate of 26.2% between December 31, 1994 and June 30, 1999.

    The following table shows assets under management for the Neuberger Berman funds and the funds sponsored by third parties that are advised or subadvised by Neuberger Berman, as well as sales of fund shares (net of redemptions) for the Neuberger Berman funds:

                                                                                                  AS OF OR FOR THE SIX
                                                AS OF OR FOR THE YEAR ENDED DECEMBER                MONTHS ENDED JUNE
                                      ---------------------------------------------------------  -----------------------
                                        1994        1995        1996        1997        1998        1998        1999
                                      ---------  ----------  ----------  ----------  ----------  ----------  -----------
(IN MILLIONS)
ASSETS UNDER MANAGEMENT:
  Equity funds......................  $   5,471  $    9,772  $   13,282  $   19,097  $   18,599  $   21,808  $    17,880
  Balanced funds....................        179         203         173         162         178         180          164
  Fixed income funds................        933         953         809         789         858         825          805
  Money market funds................        731         886       1,048       1,136       1,628       1,454        1,985
    Total...........................  $   7,314  $   11,814  $   15,312  $   21,184  $   21,263  $   24,267  $    20,834

(IN MILLIONS)
NET NEW SALES OF FUND SHARES........  $     699  $    2,187  $    1,590  $    2,419  $     (788) $    1,031  $    (2,333)

    S&P 500 returns exceeded 20% per year during each of 1995, 1996, 1997 and 1998. This extraordinary performance led to rapid growth for the mutual fund industry in general and for Neuberger Berman in particular. Throughout this period, however, growth stocks generally outperformed value stocks and large capitalization stocks generally outperformed medium and small capitalization stocks. These factors were especially pronounced in 1998. As a result, new investments in mutual funds flowed increasingly into large capitalization growth stock funds and large capitalization index funds that attempted to match the performance of the major market averages. Given our primary focus on value-style mutual funds, this trend, which continued during the first half of 1999, has been unfavorable for us.

    Specifically, Neuberger Berman Guardian Portfolio, a large capitalization value fund and our largest mutual fund portfolio, performed poorly relative to other value funds from December 31, 1995 through September 30, 1998 and significantly underperformed the S&P 500 and large capitalization growth styles in 1998.

    At December 31, 1995, Neuberger Berman Guardian Portfolio had assets of $5.3 billion, representing 45% of Neuberger Berman mutual fund assets, and at June 30, 1999 had assets of $5.5 billion, representing 26% of Neuberger Berman mutual fund assets. In addition, Neuberger Berman Partners Portfolio and Neuberger Berman Genesis Portfolio, which each had produced favorable returns in 1996 and 1997, had below-average years in 1998.

    These factors resulted in a loss of assets under management by our mutual fund business beginning in mid-1998. The sharp downturn in the stock market in the late summer and fall of 1998 accelerated these outflows. In response, we have added several experienced portfolio managers to our existing staff and broadened our mutual fund product line as follows:

    - In September 1998, we hired a seasoned portfolio manager with 17 years of investment experience, including six years managing a large capitalization value fund, to co-manage Neuberger Berman Guardian Portfolio, which had been most severely hit by net outflows. Since the beginning of the fourth quarter 1998, the performance of this portfolio has improved significantly, and its volatility has decreased.

    - Another portfolio manager with 17 years of investment experience joined the mid-cap value group. He and two other portfolio managers co-manage Neuberger Berman Partners Portfolio, which has performed well over the nine months ended June 30, 1999. This team also manages Neuberger Berman Regency Portfolio, a mid-cap value mutual fund product launched in June 1999.

    - A third seasoned portfolio manager joined our growth equity group in Boston, where he co-manages

      Neuberger Berman Millennium Portfolio. That product, which began operations in October 1998, has expanded our product line in the small-cap growth area, and has delivered strong performance. We also continue to add analytical strength to our growth team in Boston.

    The Neuberger Berman fund shareholders appear to have recognized these changes, and the level of mutual fund share redemptions has slowed considerably.

    EXPANSION OF THE MUTUAL FUND BUSINESS. Our core strategy is to increase mutual fund assets under management. We are focused on targeting different segments of the investor population and offering products and services specific to their needs. We will continue to introduce new product offerings to meet the needs of our mutual fund shareholder base. For example, we filed a registration statement for a large-cap growth fund in August 1999, and we expect to launch the fund by year end. Furthermore, we will continue to promote our brand name through national advertising and promotional activities to reach new mutual fund shareholders.

    Neuberger Berman fund shares are made available to investors through multiple channels and strategic alliances.

    - DIRECT SALES. Neuberger Berman funds have traditionally been sold directly to shareholders, without a sales load. Fund shares are marketed through television and print advertising and through direct mail solicitations principally to existing shareholders.

    - DEFINED CONTRIBUTION PLANS. As of June 30, 1999, we had strategic alliances with 77 administrators of defined contribution plans (such as 401(k), 403(b) and nonqualified deferred compensation plans). These alliances allow Neuberger Berman, as investment adviser, and these administrators, as recordkeepers and plan participant service providers, to perform the task each party is best suited to carry out. The Neuberger Berman funds have experienced significant growth through these alliances in recent years without capital investment by us for the development and maintenance of these administrative services. Our defined contribution plan assets under management in mutual funds grew at a compound annual rate of 40.1% from $1.1 billion at December 31, 1994 to $5.0 billion at June 30, 1999.

    - VARIABLE INSURANCE PRODUCTS. As of June 30, 1999, we also had relationships with 38 insurance companies that offer variable annuity and variable life insurance products that may be invested, at the direction of policy holders, in Neuberger Berman funds. These relationships included five of the top ten sellers of variable annuities in 1998. The amount invested directly in Neuberger Berman funds that provide investment options for variable insurance products grew at a compound annual rate of 22.1% from $900 million at December 31, 1994 to $2.2 billion at June 30, 1999.

    - MUTUAL FUND SUPERMARKETS. Neuberger Berman was at the forefront of participating in networks for making mutual fund shares available through mutual fund supermarkets. Neuberger Berman fund shares are currently made available through 14 such services as of June 30, 1999. These services offer investors the opportunity to invest through a single brokerage account in a broad range of mutual funds sponsored by a variety of asset management firms.

    - INTERNET SALES. Through our Internet site, mutual fund investors can access account information and buy, sell and exchange Neuberger Berman fund shares. Our Internet site also has Neuberger Berman fund prospectuses and applications, daily share prices, performance, articles and educational materials for mutual fund investors. A portion of the Internet site contains information for investment professionals.

    - OTHER INTERMEDIARIES. As of June 30, 1999, Neuberger Berman fund shares were also sold through 35 broker-dealers and 23 banks.

    In our strategic alliances with these third parties, we generally pay the third parties for recordkeeping, sub-accounting or other services that they perform with respect to assets that are invested, either directly or indirectly, in the Neuberger Berman Funds.

    ADDITIONAL SERVICES TO MUTUAL FUNDS. We provide a range of additional services to our own Neuberger Berman funds, as well as to mutual funds sponsored by third parties.

    - SUB-ADVISORY SERVICES. We began providing subadvisory services to mutual funds that are managed or sponsored by third parties in 1994. Since entering this business, the assets under management that we subadvise have grown to $1.7 billion. From May 1998 through June 30, 1999, we became subadviser to ten new funds. Of these new funds, three were retail load funds, which provide us with the opportunity to access new distribution channels. Our institutional sales force is focusing on subadvisory services as a potential area of continued growth.

    - ADMINISTRATIVE AND BROKERAGE SERVICES. In addition to investment advisory and sub-advisory fees, we also generate income from administrative and service fees for accounting services, general administration of mutual funds (such as coordinating board meetings, compliance programs and prospectus and semi-annual report production) and shareholder services. Also, approximately 47% of the commissions paid by the Neuberger Berman funds for the six months ended June 30, 1999 were paid to us for executing listed equity trades as broker.

    SERVICES TO AND COMMUNICATIONS WITH MUTUAL FUND INVESTORS. We continue to take steps to enhance the quality and range of services provided to our mutual fund investors.

    - FUND ADVISORY SERVICE. We launched this service, which is designed for the affluent shareholder/prospect base and the retirement market, in July 1999. This nondiscretionary investment advisory program offers professional advice to mutual fund investors seeking to build and monitor a customized portfolio of mutual funds from well-known fund groups, including Neuberger Berman funds and mutual funds sponsored by third parties. It also provides these investors consolidated statements, "one-stop" transactions and a variety of mutual fund investment options. We intend to market this service through our internal mutual fund shareholder base, intra-company client referrals, advertising, Internet and public relations efforts.

    - SHAREHOLDER COMMUNICATIONS. The firm recently redesigned and simplified the Neuberger Berman fund prospectuses and unified its corporate identity across our mutual fund distribution channels. We intend next to redesign and simplify our mutual fund annual reports, newsletters and account applications in order to communicate more effectively with our retail shareholders.

    - CALL CENTER TECHNOLOGY. Shareholder service has recently been enhanced by call center technology that equips shareholder servicing representatives with a suite of integrated applications. These applications are designed to permit our representatives to process transactions more efficiently, thereby increasing their productivity and shareholder satisfaction. These technological enhancements will provide comprehensive information on our shareholders, enabling our shareholder servicing representatives to better address the needs of the caller and to identify potential opportunities to sell additional mutual fund shares.

    MASTER-FEEDER STRUCTURE. The Neuberger Berman funds are organized in a master-feeder structure in which, as of June 30, 1999, shares of 41 feeder funds, invested in 23 master funds, were sold to investors. Through this structure, one or more feeder funds invest all of their assets in a master fund, which, in turn, invests in a single portfolio of securities. Each feeder fund may be adapted through separate contractual arrangements to address the particular distribution, administration or other services requirements that may be appropriate for different groups of investors. This structure allows us to achieve certain economies of scale, operating efficiencies and marketing flexibility. The diagram below shows the master/feeder structure for certain Neuberger Berman fund equity products, and the additional channels now available compared to our historical dependence on direct sales of our mutual funds.

                    NEUBERGER BERMAN MASTER/FEEDER STRUCTURE
                    (EXAMPLE USING CERTAIN EQUITY PRODUCTS):

                                     [LOGO]

    INSTITUTIONAL ASSET MANAGEMENT

    Neuberger Berman manages domestic, international and global equity, balanced, fixed income and cash management separate account portfolios for over 250 U.S. institutional clients, including but not limited to:

    - defined benefit and defined contribution plans for corporations and municipalities;

    - Taft-Hartley plans;

    - insurance companies;

    - endowments and foundations; and

    - hospital and health care organizations.

    The following table shows, for our institutional asset management business, assets under management and number of accounts:

                                                                                                                    AS OF THE
                                                                                                                 SIX MONTHS ENDED
                                                                    AS OF THE YEAR ENDED DECEMBER                      JUNE
                                                        -----------------------------------------------------  --------------------
                                                          1994       1995       1996       1997       1998       1998       1999
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
(IN MILLIONS)
ASSETS UNDER MANAGEMENT: (1)
    Equity............................................  $   5,904  $   7,512  $   8,162  $   9,113  $   7,798  $   8,838  $   7,385
    Fixed income......................................      4,076      6,066      5,250      5,161      5,988      5,494      4,884
    Cash management...................................      2,839      2,173      2,198        953        962      1,045      1,282
        Total.........................................  $  12,819  $  15,751  $  15,610  $  15,227  $  14,748  $  15,377  $  13,551
Number of accounts....................................        459        486        471        498        492        510        491

------------------------

(1) Balanced accounts are reflected in their equity and fixed income components.

    STRATEGIES FOR THE INSTITUTIONAL ASSET MANAGEMENT BUSINESS. Our institutional equity accounts are predominantly invested in value stocks. The pronounced outperformance of growth stocks in 1998, coupled with some managed accounts that underperformed value benchmarks, has led to a loss of assets. Nonetheless, we believe that our strategy of diversifying our product line, coordinating our selling efforts and separating our direct sales and client servicing teams has positioned the firm for future growth in institutional asset management.

    - DIVERSIFICATION OF INVESTMENT STYLES AND EXPANDED SALES THROUGH CONSULTANTS. A significant portion of our institutional accounts is attributable to relationships with pension consulting firms. These consultants typically evaluate investment advisers based on their classification of investment styles which generally include various methods of equity investing and market capitalization ranges. We have diversified the investment styles of our advisory services offered to institutional investors, and we currently offer equity products employing small-cap, mid-cap and large-cap value investing styles, and within the past two years have added small-cap and mid-cap growth investing styles.

      We entered the fixed income business in 1983. We manage fixed income accounts using several different investment strategies for our clients, including cash management portfolios, limited maturity portfolios, municipal bonds, broad investment grade portfolios, and opportunistic core and international portfolios. We have recently added a high yield capability. As a stand-alone business the fixed income group adds a degree of stability and diversification to our equity assets. Performance for many of our strategies has been extremely competitive. Cross-selling efforts between our fixed income and equity capabilities have helped us attract and retain clients.

      There is generally a lead time between the development of a particular investment capability and its acceptance and subsequent recommendations by consultants. Since certain capabilities, including growth equity and high yield fixed-income, have been introduced to consultants only recently, we believe that sales may increase as these capabilities become recognized and accepted by consultants. Since January 1, 1998, we added accounts from institutional investors that were advised by a total of 16 pension consulting firms.

    - COORDINATED DIRECT SELLING EFFORTS. Our institutional sales group pursues an intensive direct calling effort focused on plan sponsors. These sales efforts to institutional investors have traditionally been pursued independently of our sales activities related to the Neuberger

      Berman funds. Because institutional investors, particularly defined contribution plans, are now an important source of sales by mutual funds, we have coordinated previously separate sales activities for institutional and mutual fund investors under common leadership.

    - SEPARATION OF SALES AND CLIENT SERVICING TEAMS. In addition, we have recently separated our institutional sales team from our client servicing team. As third parties become a more significant part of the mutual fund business, we have established a separate client servicing team aimed at direct contact with the ultimate investor. We believe that this separation of individual responsibility will enhance our abilities both to increase the sales of an expanded product line and to better service our clients.

    TRUST SERVICES. Our trust company subsidiaries enable us to provide a pooled investment product which may be attractive to certain clients. In addition, these subsidiaries provide corporate retirement plan trustee services including investment of assets, transmittal of trust information to recordkeepers and plan sponsors, and distribution of funds. Services are also provided to non-profit organizations for 403(b) and other retirement plans.

    BROKERAGE. Approximately 44% of the commissions paid by institutional clients for the six months ended June 30, 1999 were paid to Neuberger Berman for executing listed equity trades as broker.

    WRAP FEE MANAGEMENT
    Neuberger Berman acts as investment adviser to more than 5,500 accounts through nine wrap fee programs sponsored by third party banks and brokerage firms. Wrap fee programs -- which are designed to meet the needs of individuals and smaller institutions -- offer comprehensive investment management services under a single fee structure covering all charges, including investment management, brokerage, custody, recordkeeping and reporting.

    Prior to 1996, our participation in wrap fee programs was limited primarily to providing fixed income and balanced products in programs with Merrill Lynch and other sponsors. In 1997, we added Morgan Stanley Dean Witter to our existing relationships and in 1998, joined the fiduciary services wrap program of Salomon Smith Barney. As a result, we now have relationships with three of the four largest sponsors of wrap fee programs and have begun to offer through these wrap fee programs a range of equity products, including mid-cap and large-cap value products and mid-cap growth products. We believe that these developments offer the opportunity for significant growth through increased participation in wrap fee programs. We maintain a national sales and service force organized specifically for these programs.

    The following table shows, for our wrap fee business, assets under management and number of accounts:

                                                                                                                       AS OF THE
                                                                                                                          SIX
                                                                                                                        MONTHS
                                                                                                                         ENDED
                                                                            AS OF THE YEAR ENDED DECEMBER                JUNE
                                                                -----------------------------------------------------  ---------
(IN MILLIONS)                                                   1994         1995       1996       1997       1998       1998
--------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
ASSETS UNDER MANAGEMENT:
    Equity....................................................  $       9  $      36  $     126  $     255  $     389  $     371
    Balanced..................................................        623        688        725        775        674        747
    Fixed income..............................................        535        544        537        517        608        521
        Total.................................................  $   1,167  $   1,268  $   1,388  $   1,547  $   1,671  $   1,639
Number of accounts............................................      4,918      4,511      4,685      4,842      5,325      5,268


(IN MILLIONS)                                                     1999
--------------------------------------------------------------  ---------
ASSETS UNDER MANAGEMENT:
    Equity....................................................  $     491
    Balanced..................................................        639
    Fixed income..............................................        745
        Total.................................................  $   1,875
Number of accounts............................................      5,567

PROFESSIONAL SECURITIES SERVICES

    Neuberger Berman generates additional income by marketing services to third party investment advisers and professional investors. These services include professional investor clearing services, research sales, market maker trading and trust services. Because these services are based upon the capabilities and resources developed for our other asset management businesses, we can generally provide these services at modest incremental cost.

    The net revenue after interest expense for the Professional Securities Services business for the year ended December 31, 1998 was $77.9 million. This is made up of professional investor clearing services, 53%, research sales, 24%, and other activities, 23%. Net revenue after interest expense for the six months ended June 30, 1999 was $38.8 million in total. This is comprised of professional investor clearing services, 52%, research sales, 27%, and other activities, 21%.

    PROFESSIONAL INVESTOR CLEARING SERVICES. Neuberger Berman has been providing professional investor clearing services for over 30 years. As of June 30, 1999, Neuberger Berman provided prime brokerage to 48 private investment partnerships, registered investment advisers and family offices and correspondent clearing services to 12 introducing brokers.

    - These services include trade execution, custody, clearance and settlement, margin financing and the borrowing of securities to meet short sale obligations, portfolio reporting and consulting advice regarding communications and information technology required to operate a small financial concern. We also provide certain clients use of a fully-equipped Neuberger Berman office facility.

    - These services are actively marketed through select market channels. We also seek to cross-sell certain of the firm's other services, including research sales and trust and custody services.

    These services resulted in net revenues after interest expense of $41.3 million for the year ended December 31, 1998 and $20.1 million for the six months ended June 30, 1999. These net revenues consisted primarily of commissions, clearance fees and net interest income.

    RESEARCH SALES. Our centralized research department regularly prepares and updates research reports for our Private Asset Management and our Mutual Fund and Institutional businesses. Twelve sales professionals in our research sales group make these research reports available to almost 200 third-party investment managers. If these third-party managers decide to buy or sell securities based on this research, they usually place their trades through us, although they have no obligation to do so. Our research sales group includes seven traders who execute these brokerage transactions. Through our corporate relationships, we participate in public offerings of securities (we do not participate in such offerings, however, for our advisory clients).

    These efforts resulted in commissions and other income of $19.0 million for the year ended December 31, 1998 and $10.5 million for the six months ended June 30, 1999.

    OTHER ACTIVITIES. Professional Securities Services also includes the following additional activities:

    - As of June 30, 1999, we acted as market maker for almost 200 securities traded on the over-the-counter market, buying or selling such securities as principal. We impose strict limits on our trading desk and individual traders to limit risk. Our monthly average net long positions in our market making activities were $1.4 million during the year ended December 31, 1998 and $1.8 million during the six months ended June 30, 1999.

    - We provide custody and record keeping services to clients of our three trust companies.

    - We generate additional net revenue after interest expense by managing cash available to us as a result of our broker-dealer activities.

    These activities resulted in principal transactions in securities, administrative fees and net interest income of $17.6 million for the year ended December 31, 1998 and $8.2 million for the six months ended June 30, 1999.

    The following table shows our net revenues after interest expense derived from our Professional Securities Services business:

                                                                                                                     FOR THE
                                                                                                                    SIX MONTHS
                                                                     FOR THE YEAR ENDED DECEMBER                    ENDED JUNE
                                                        -----------------------------------------------------  --------------------
                                                          1994       1995       1996       1997       1998       1998       1999
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------

(IN THOUSANDS)
NET REVENUES AFTER INTEREST EXPENSE:
    Administrative fees...............................  $      --  $      --  $      26  $     706  $   1,468  $     304  $     773
    Commissions.......................................     20,640     23,498     26,152     27,188     30,912     13,745     15,384
    Net interest income...............................     11,473     14,495     21,891     26,645     24,858     12,513     10,076
    Clearance fees....................................      5,925      7,893      8,152      8,332     11,311      4,886      5,214
    Other income......................................      2,757     11,031     12,620     10,381      9,310      4,430      7,392
        Total.........................................  $  40,795  $  56,917  $  68,841  $  73,252  $  77,859  $  35,878  $  38,839

INTERNET STRATEGY

    We view Internet technology and electronic commerce as powerful forces that will create new opportunities to enhance our existing lines of business as well as develop new business opportunities for the firm. At the present time, our website delivers critical information and account services to our varied client base. For example, our direct mutual fund clients have the ability to query their account, conduct transactions, obtain timely fund data and calculate hypothetical plans involving investing for college and retirement. Our institutional clients and intermediaries have password secured areas where research information, quarterly portfolio commentaries and daily account information can be obtained.

INFORMATION TECHNOLOGY

    Technology plays a vital role in the initiatives of our various businesses. We are firmly committed to the ongoing use of technology throughout our organization, whether developed internally or purchased from quality vendors. Our Information Services department has grown to comprise more than 10% of our employees as of June 30, 1999. Many significant systems and software have been deployed over the years. We have developed a staff with depth and a valuable understanding of our businesses. Our mission is to provide quality, responsive, information and technological support for services that can be broadly categorized as:

    - enhancing client service;

    - enabling informed money management decisions; and

    - facilitating overall efficiency and control.

    We are constantly working closely with our portfolio managers to provide information that can be tailored to meet the needs of a diverse client base. Over the years many systems have been purchased or developed enabling our portfolio managers to make informed decisions. Working closely with a major market data vendor, we were one of the first firms to enable portfolio managers to have secure access to their accounts and market data information, on a real time basis, while traveling away from the office. We have just finished replacing our physical research library with a gateway on our intranet internal website, called NBiPortal. The customizable application enables our portfolio managers and research staff to obtain individual security profiles, opinions, analyses, message boards, regulatory filings and other information from over 100 Internet sites.

    In addition, we have enhanced our mutual fund call center technology to equip our shareholder servicing representatives with integrated applications that are expected to enhance productivity and shareholder satisfaction.

    Technology has been a key factor in allowing certain businesses of Neuberger Berman to grow efficiently. For example, our back office clearing operations are now processing more than twice the number of trades per year processed in 1992 with minimal staff additions.

COMPETITION

    The investment management business is intensely competitive, with competition based on a variety of factors including:

    - the range of products offered;

    - brand recognition and business reputation;

    - investment performance;

    - the continuity of client relationships and of assets under management;

    - the quality of service provided to clients;

    - the level of fees and commissions charged for services in response to competitive conditions;

    - the level of commissions and other compensation paid;

    - the level of expenses paid to financial intermediaries related to administration and/or distribution; and

    - financial strength.

    We compete in all aspects of our business with a large number of investment management firms, commercial banks, investment banks, broker-dealers, insurance companies and other financial institutions. Several factors serve to increase our competitive risks:

    - A number of our competitors have greater capital and other resources, and offer more comprehensive lines of products and services, than we do.

    - The recent trend toward consolidation within the investment management industry and the securities industry in general has served to increase the size and strength of a number of our competitors.

    - There are relatively few barriers to entry by new investment management firms, and the successful efforts of new entrants into our various lines of business, including major banks, insurance companies and other financial institutions, have resulted in increased competition.

    - Our competitors are seeking to expand market share in the products and services we offer or intend to offer in the future.

    - The financial intermediaries who make available certain of our products also make available numerous competing products, including products sponsored by the firms that employ such financial intermediaries.

    We expect that other industry participants will from time to time seek to recruit our investment professionals and other employees away from us. The loss of key professionals could have a material adverse effect on us.

    At June 30, 1999, there were approximately 7,500 registered open-end investment companies, of varying sizes and investment policies. The shares of such funds are currently being offered to the public both on a load basis (that is, subject to a sales commission) and no-load basis (that is, not subject to a sales commission). Competition for sales of mutual fund shares is influenced by various factors, including:

    - investment performance in terms of attaining the stated objectives of the particular funds and in terms of fund yields and total returns;

    - advertising and sales promotional efforts; and

    - type and quality of services.

    In addition to competition from other mutual fund managers and investment advisers, Neuberger Berman and the mutual fund industry generally compete with investment alternatives offered by insurance companies, commercial banks, broker-dealers and other financial institutions.

REGULATION

    Our business and the securities industry in general are subject to extensive regulation in the United States at both the federal and state level, as well as by self-regulatory organizations. The securities and commodities industry is one of the nation's most extensively regulated industries. The SEC is responsible for carrying out the federal securities laws and serves as a supervisory body for all investment advisers to mutual funds, as well as for national securities exchanges and associations. The regulation of broker-dealers has to a large extent been delegated by the federal securities laws to self-regulatory organizations. These self-regulatory organizations include all the national securities and commodities exchanges and the NASD. Subject to approval by the SEC and the Commodity Futures Trading Commission, the self-regulatory organizations adopt rules that govern the industry and conduct periodic examinations of the operations of Neuberger Berman, LLC and Neuberger Berman Management Inc. In addition, these subsidiaries are subject to regulation under the laws of the 50 states, the District of Columbia and certain foreign countries in which they are registered to conduct securities, investment banking, insurance or commodities business.

    Both Neuberger Berman, LLC and Neuberger Berman Management Inc. are registered as investment advisers with the SEC. As registered advisers, each is subject to the requirements of the Investment Advisers Act, and the SEC's regulations thereunder. Such requirements relate to, among other things, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an adviser and advisory clients, as well as general anti-fraud prohibitions. Moreover, both Neuberger Berman, LLC and Neuberger Berman Management Inc. and the mutual funds managed by Neuberger Berman are subject to the Investment Company Act and the SEC's regulations thereunder. The Investment Company Act regulates the relationship between a mutual fund and its investment adviser and prohibits or severely restricts principal transactions and joint transactions.

    Neuberger Berman, LLC is registered with the Commodity Futures Trading Commission as a commodity pool operator, commodity trading advisor and futures commission merchant. Neuberger Berman, LLC's commodity futures and options activities are also regulated by the National Futures Association. Neuberger Berman, LLC limits its futures and options activities to those permitted by the Commodity Futures Trading Commission to be provided with reduced disclosure and other requirements to certain eligible clients.

    Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales practices, market making and trading among broker-dealers, use and safekeeping of clients' funds and securities, capital structure of securities firms, recordkeeping and the conduct of directors, officers and employees. Violation of applicable regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines and the suspension or expulsion of a firm, its officers or employees.

    As registered broker-dealers, Neuberger Berman, LLC and Neuberger Berman Management Inc. are each subject to certain net capital requirements under the Securities Exchange Act of 1934; Neuberger Berman, LLC is also a member of the New York Stock Exchange. The net capital requirements, which specify minimum net capital requirements for registered broker-dealers, are designed to measure the financial soundness and liquidity of broker-dealers. Neuberger Berman, LLC and Neuberger Berman Management Inc. are also subject to "Risk Assessment Rules" imposed by the SEC which require, among other things, that certain broker-dealers maintain and preserve certain information, describe risk management policies and procedures and report on the financial condition of certain affiliates whose financial and securities activities are reasonably likely to have material impact on the financial and operational condition of the broker-dealers.

    Neuberger Berman, LLC's trust company subsidiaries are supervised by relevant state banking authorities, which regulate such matters as policies and procedures relating to conflicts of interest, account administration and overall governance and supervisory procedures. Neuberger Berman Trust Company, a non-depository trust company chartered under the New York Banking Law, is subject to oversight by the New York State Banking Department. Neuberger Berman Trust Company of Delaware, a non-depository limited purpose trust company chartered under the Delaware Banking Code, is subject to oversight by the State Bank Commissioner of the State of Delaware. Neuberger Berman Trust Company of Florida, a Florida corporation authorized to engage in trust business chartered under the Florida Banking Law, is subject to oversight by the Comptroller of the Department of Banking and Finance of the State of Florida.

    In addition to being regulated in the United States, our business is subject to regulation by various foreign governments and regulatory bodies. Neuberger Berman, LLC is registered with and subject to regulation by the Ontario Securities Commission, the Alberta Securities Commission and the British Columbia Securities Commission. Foreign regulations govern all aspects of the investment business, including regulatory capital, sales and trading practices, use and safekeeping of client funds and securities, recordkeeping, margin practices and procedures, registration standards, reporting and disclosure. To the extent that Neuberger Berman or its subsidiaries determine to engage in securities activities in other jurisdictions, such additional regulations may apply.

    Additional legislation and regulations, including those relating to the activities of investment advisers and broker-dealers, changes in rules promulgated by the SEC or other U.S. or foreign regulatory authorities and self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules may adversely affect our manner of operation and profitability. Our businesses may be materially affected not only by regulations applicable to us as an investment adviser or broker-dealer, but also by regulations of general application.

LEGAL MATTERS

    In the normal course of business, we are subject to various legal proceedings. However, in management's opinion, there are no legal proceedings pending against us or any of our subsidiaries that would have a material adverse effect on our financial position, results of operations or liquidity.

INTELLECTUAL PROPERTY

    We regard the Neuberger Berman name as material to our business and have made applications for trademark registrations of the name "Neuberger Berman". We currently hold trademark registrations of the name "Neuberger & Berman" and trademark registrations relating to the Neuberger Berman funds.

OFFICES

    Our executive office is located in leased office space at 605 Third Avenue, New York, New York. We also have leased premises at 55 Water Street and at 600 Third Avenue, New York, New York. A growth equity portfolio management group operates alongside sales personnel in office space leased in Boston, Massachusetts. We have also leased premises for regional sales offices in Atlanta, Georgia; Chicago, Illinois; Los Angeles and San Francisco, California; Dallas, Texas; Columbia, Maryland; and Miami and West Palm Beach, Florida. Neuberger Berman Trust Company of Delaware leases office space in Wilmington, Delaware. We do not own any real property. We consider these arrangements to be adequate for our present needs.

EMPLOYEES

    As of June 30, 1999, we employed 1,066 people (1,136 including principals). None of our employees are subject to any collective bargaining agreements. We believe we have good relations with our employees.

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
                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is information concerning our directors and executive officers. We anticipate appointing additional directors over time who will not be employees of Neuberger Berman or affiliated with management.

NAME                         AGE                                POSITION
-----------------------      ---      ------------------------------------------------------------
Lawrence Zicklin.......          63   Chairman and Director
Richard A. Cantor......          66   Vice Chairman and Director
Marvin C. Schwartz.....          58   Vice Chairman and Director
Jeffrey B. Lane........          57   President, Chief Executive Officer and Director
Michael M. Kassen......          46   Executive Vice President, Chief Investment Officer and
                                      Director
Robert Matza...........          43   Executive Vice President, Chief Administrative Officer and
                                      Director
Heidi L. Schneider.....          46   Executive Vice President and Director
Peter E. Sundman.......          40   Executive Vice President and Director
Philip Ambrosio........          43   Senior Vice President and Chief Financial Officer

    All directors are elected annually to serve until our next meeting of stockholders and thereafter until their successors are elected and qualified. Executive officers are appointed by and serve at the pleasure of our board of directors. A brief biography of each director and executive officer follows.

    LAWRENCE ZICKLIN will be the non-executive Chairman of the Board of Directors of Neuberger Berman Inc. upon completion of the offerings. Since 1975, Mr. Zicklin has served as the Managing Principal and Chief Executive Officer of Neuberger Berman, LLC (Managing Partner of its predecessor until 1996) and, since 1974, has been a Director of Neuberger Berman Management Inc. He joined our organization in 1969.

    RICHARD A. CANTOR will be the non-executive Vice Chairman and a Director of Neuberger Berman Inc. upon completion of the offerings. Since 1991, Mr. Cantor has overseen our mutual fund and institutional business and, since 1996, has served as Executive Principal of Neuberger Berman, LLC. He has also been a Director of Neuberger Berman Management Inc. since 1988 and its Chairman since 1991. He joined our organization in 1973.

    MARVIN C. SCHWARTZ is Vice Chairman and a Director of Neuberger Berman Inc. Mr. Schwartz joined our organization in January 1961. He has been a senior portfolio manager in the Private Asset Management business since 1967. Mr. Schwartz was a Director of Neuberger Berman Management Inc. from December 1990 to April 1996.

    JEFFREY B. LANE is President, Chief Executive Officer and a Director of Neuberger Berman Inc. Since joining our organization in July 1998, Mr. Lane has served as Chief Administrative Officer of Neuberger Berman, LLC. Mr. Lane is also a Director of Neuberger Berman Trust Company. He was previously employed by Primerica Corp. (subsequently known as Travelers Group Inc.) from February 1990 until July 1998, where he served in several capacities, including President of Primerica Holdings from February 1990 to February 1991, Vice Chairman of Smith Barney (then a subsidiary of Primerica) from February 1991 through December 1995, and Vice Chairman of Travelers Group from January 1996 to July 1998.

    MICHAEL M. KASSEN is Executive Vice President, Chief Investment Officer and a Director of Neuberger Berman Inc. Mr. Kassen joined our organization in June 1990. He has been a senior portfolio manager in the mutual fund and institutional business since 1990. In addition, he has served as a Vice President of Neuberger Berman Management Inc. since

June 1990 and as a Director of Neuberger Berman Management Inc. since April
1996.

    ROBERT MATZA is Executive Vice President, Chief Administrative Officer and a Director of Neuberger Berman Inc. Upon completion of the offerings, Mr. Matza will become head of the Professional Securities Services business. Mr. Matza joined our organization in April 1999 as Operations Principal. He was previously Vice President and Deputy Treasurer of Citigroup, Inc. (formerly known as Travelers Group Inc.) from October 1998 to April 1999 and Vice President and Treasurer of Travelers Group Inc. from July 1996 to October 1998. Mr. Matza was previously employed by Lehman Brothers Inc. and Lehman Brothers Holdings Inc. where he served in several capacities, including Chief Financial Officer and Member of the Corporate Management Committee of Lehman Brothers Holdings Inc. from January 1994 to July 1996, Chief Financial Officer and a Director of Lehman Brothers Inc. from January 1994 to July 1996, and Managing Director of Lehman Brothers Inc. from 1992 to July 1996.

    HEIDI L. SCHNEIDER is Executive Vice President and a Director of Neuberger Berman Inc. Upon completion of the offerings, Mrs. Schneider will become the head of the Private Asset Management business. Mrs. Schneider is also a Director of Neuberger Berman Trust Company. She joined our organization in January 1986 and, since then, has directed our Private Asset Management national sales and client service force.

    PETER E. SUNDMAN is Executive Vice President and a Director of Neuberger Berman Inc. Upon completion of the offerings, Mr. Sundman will become head of the Mutual Fund and Institutional business. Mr. Sundman joined our organization in February 1988. He has served as a Senior Vice President of Neuberger Berman Management Inc. since January 1996 and was in charge of mutual fund institutional sales. Mr. Sundman was the Director of Institutional Services of Neuberger Berman Management Inc. from February 1988 to January 1996.

    PHILIP AMBROSIO is Senior Vice President and Chief Financial Officer of Neuberger Berman Inc. Mr. Ambrosio joined our organization in October 1983. He has served as Controller of Neuberger Berman, LLC since April 1985 and as Controller of Neuberger Berman Management Inc. since January 1999.

    There are no family relationships between any of the executive officers or directors of Neuberger Berman.

COMMITTEES OF THE BOARD

    Our board of directors will have an Audit Committee, composed of directors who are not employed by Neuberger Berman or affiliated with management. The Audit Committee will:

    - recommend the firm to be appointed as independent accountants to audit our financial statements and to perform services related to the audit;

    - review the scope and results of the audit with the independent accountants;

    - consider the adequacy of our internal accounting and control procedures;
      and

    - review any non-audit services to be performed by the independent accountants, and consider the effect of such services on the accountants' independence.

    Our board of directors will also have a Compensation Committee. The Compensation Committee will consist of Messrs. Lane and Matza and at least two directors who are not employed by Neuberger Berman or affiliated with management. One of the directors who is not affiliated with Neuberger Berman or management will be Chairman of the Compensation Committee. The Compensation Committee will oversee the compensation and benefits of our management and employees.

    The Compensation Committee will establish a subcommittee composed solely of directors who are not affiliated with Neuberger

Berman or management. This subcommittee will be responsible for:

    - reviewing and making recommendations as to the compensation of our Chief Executive Officer, our four other most highly compensated executive officers and any other individuals whose compensation the Compensation Committee anticipates may become subject to Section 162(m) of the Internal Revenue Code;

    - approving any awards of stock or options to those of our directors who are employees of Neuberger Berman and to other individuals who are "officers" of Neuberger Berman for purposes of Section 16 of the Exchange Act; and

    - administering certain elements of our annual performance incentive plan (described below).

In the remainder of this prospectus, when we refer to the board of directors or the Compensation Committee, we are referring to our board of directors or to the subcommittee of the Compensation Committee where Section 162(m) of the Internal Revenue Code or Section 16 of the Exchange Act would require that action be taken by the full board of directors or the subcommittee rather than the Compensation Committee.

    Our board of directors may from time to time establish other committees to facilitate the management of Neuberger Berman.

COMPENSATION OF DIRECTORS

    Our directors who are not officers or employees of Neuberger Berman will receive an annual retainer fee of $25,000, payable in quarterly installments. Directors who are officers or employees of Neuberger Berman will not receive any additional compensation for serving as a director. We will reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors.

    DIRECTORS STOCK INCENTIVE PLAN

    Before the completion of the offerings, we will adopt a stock incentive plan for members of our board of directors who are not employees of Neuberger Berman. Directors who are employees of Neuberger Berman will not be eligible to participate in the directors stock incentive plan. The following is a description of the material terms of the directors stock incentive plan. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the directors stock incentive plan. See "Available Information".

    DISCRETIONARY AWARDS. Our board of directors may award an eligible director shares of common stock or options to purchase shares of common stock, which, in each case, may be fully vested at the time of grant or may be subject to such vesting or other restrictions, and having such other terms and conditions, as the board of directors determines appropriate.

    DEFERRED COMPENSATION. The directors stock incentive plan will permit an eligible director to elect to defer receipt of all or any part of his or her annual retainer fee payable with respect to a calendar year following the year in which the election is made. A director who elects to defer fees will be credited with a number of "phantom" shares of common stock equal to the amount of the deferred fee divided by the fair market value per share of common stock on the date the fee would otherwise have been payable (rounded to the nearest 100th of a share). If any dividends other than stock dividends are paid on the common stock, the director will be credited with additional phantom shares of common stock equal to the dividend that would have been paid on the director's phantom shares divided by the fair market value per share of common stock on the dividend payment date. The board of directors will adjust the number of phantom shares credited to a director if there is a change in the number or kind of outstanding shares of common stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the common stock (including a stock dividend).

    A director who elects to defer any portion of his or her fees will also elect whether (i) the aggregate amounts credited will be distributed wholly in cash, in the greatest number of whole shares of common stock (with any fractional interest payable in cash) or a combination of cash and whole shares,
(ii) the distribution will commence immediately following the date he or she ceases to be a director or on the first business day of any calendar year following the calendar year in which he or she ceases to be a director and (iii) the distribution will be in one lump-sum payment or in such number of annual installments (not to exceed ten) as he or she may designate. A director may also elect to receive a distribution of all or any portion of the amounts with which he or she has been credited as of a date at least one full year after the date when he or she initially elected to defer fees, but any director who does so will cease to be eligible to make any additional deferrals for the two immediately following calendar years.

    A director to whom phantom shares of common stock have been credited will have only the rights of a general unsecured creditor of Neuberger Berman and will have no rights as a stockholder of Neuberger Berman with respect to phantom shares with which he or she has been credited until the common stock underlying the phantom shares is delivered.

    SHARE LIMITATION; ADMINISTRATIVE MATTERS; ETC. A maximum of 200,000 shares may be issued under the directors stock incentive plan, subject to appropriate adjustments in the event of certain corporate transactions, including reorganizations, stock dividends and stock splits. Options awarded under the directors stock incentive plan will generally not be assignable or transferable other than by will or by the laws of descent and distribution, except for certain transfers to the director's family members or to entities of which the director or his or her family members are the sole beneficiaries or owners, and all awards and rights will be exercisable during the life of the director only by the director or his or her legal representative. The board of directors may permit a director to defer the receipt of shares he or she might otherwise receive upon exercise of an option, upon such terms and conditions as the board of directors determines appropriate. The directors stock incentive plan will not have a stated term. The directors stock incentive plan will be administered, and may be amended or terminated by, the board of directors; however, no amendment or termination of the plan may adversely affect the rights of any director participating in the plan without his or her consent.

    FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to options awarded and the deferral of fees under the directors stock incentive plan.

    The award of an option will create no tax consequences for the director receiving the option or Neuberger Berman. When a director exercises an option, he or she will generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise, and Neuberger Berman generally will be entitled to a tax deduction in the same amount. A director who defers retainer fees will generally not recognize ordinary income with respect to deferred fees when they are so deferred, but will generally recognize ordinary income equal to the amount of the cash or the fair market value of shares distributed in the year in which the cash or shares are distributed. Neuberger Berman generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

    DIRECTOR STOCK OWNERSHIP GUIDELINES

    We believe that the interests of our non-employee directors should be aligned with the interests of our stockholders. To this end, we may adopt stock ownership guidelines for our non-employee directors that will require them to make an investment in our common stock.

EXECUTIVE COMPENSATION

    Before the offerings, our officers and other employees were employees and/or principals of Neuberger Berman Management Inc. or Neuberger Berman, LLC. Our executive officers, and those other individuals who were principals, were stockholders or members of Neuberger Berman Management Inc. or Neuberger Berman, LLC and received most of their compensation as a share of our net income through capital distributions and dividends. In connection with the offerings, we undertook a study of the compensation programs and practices that Neuberger Berman should have as a public company. We obtained the services of independent compensation consultants who provided independent analyses, viewpoints and guidance with respect to prevailing compensation levels and practices of other comparable public firms.

    Based upon this study, we sought to establish a compensation system for our executive officers and other key employees that would:

    - provide for total compensation that is comparable to our competitors, to enable us to recruit and retain talented individuals who have been, and will be in the future, critical to our long-term growth and profitability; and

    - enhance our growth and profitability as a whole and motivate and reward individual performance by providing compensation that includes a significant variable element that takes into account, as appropriate, our overall success and achievement of our strategic objectives, as well as individual performance.

We also took into account available data relating to comparable firms.

    In general, compensation for our executive officers and other key employees will consist of base salary, annual bonus awards (a portion of which may be payable in restricted stock) and long-term incentive awards of options or restricted stock that may be made from time to time under our long-term incentive plan.

    To implement certain of our compensation arrangements, before we complete the offerings, we will adopt an annual performance incentive plan, a deferred compensation plan, a long-term incentive plan and a defined contribution plan. The material terms of these plans are described below. You should, however, refer to the exhibits that are a part of the registration statement for copies of these plans. See "Available Information".

    We may repurchase shares of common stock on the open market from time to time in order to minimize the potential dilutive effect of equity awards under these plans, to the extent we have available cash.

    ANNUAL PERFORMANCE INCENTIVE PLAN

    Each year the Compensation Committee will establish target incentive bonuses for participants in the annual performance incentive plan and will select the performance criteria for that year for a participant or group of participants from among the following:

    - earnings per share growth;

    - revenue growth;

    - growth in assets under management;

    - controlling expenses; and/or

    - relative investment and/or financial performance versus a peer group of companies.

The actual bonus payable to a participant, which may equal, exceed or be less than the target bonus, will be determined based on whether the applicable performance targets are met, exceeded or not met, and may be decreased or increased based on individual performance and contributions, or such other factors as the Compensation Committee may deem appropriate.

    The Compensation Committee will have the right, in its discretion, to pay to any participant an annual bonus based on individual performance or any other criteria that the Committee deems appropriate and, in connection with the hiring of any person or otherwise, the Compensation Committee may provide for a minimum bonus amount in any calendar year, regardless of whether performance objectives are attained.

    Bonuses will generally be payable as soon as practicable after the Compensation Committee certifies that the applicable performance criteria have been obtained, or, in the case of bonuses that are not tied to such performance criteria, at such time as the Compensation Committee determines, and will generally be payable only if the participant remains employed with Neuberger Berman. If a participant in the plan dies or becomes disabled prior to the payment of the bonus with respect to the year in which he or she dies or becomes disabled, the Compensation Committee may award to the participant (or his or her estate or legal representative) all or such pro rata portion of the bonus that would otherwise have been payable as it determines appropriate.

    The Compensation Committee may require that a portion of a participant's annual incentive bonus will be payable in restricted stock or options awarded under our long-term incentive plan. Shares of restricted stock will generally vest over four years, and may be awarded at a discount from fair market value at the time of award in order to reflect the impact on the value of the stock of the restrictions and the risk of forfeiture related to this vesting requirement. Dividends will be payable on unvested shares of restricted stock.

    The annual performance incentive plan will be administered by our board of directors or the Compensation Committee, which may delegate its authority except to the extent that it relates to the compensation of our Chief Executive Officer, our four other most highly compensated executive officers or any other individual whose compensation the board of directors or the Compensation Committee believes may become subject to Section 162(m) of the Code. The determination of the Compensation Committee on all matters relating to the annual performance incentive plan will be final and binding.

    The annual performance incentive plan will generally be effective for 1999 and each of calendar years 2000, 2001 and 2002. Our board of directors or the Compensation Committee may at any time amend, suspend, discontinue or terminate the annual performance incentive plan.

    FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to the annual performance incentive plan.

    A participant in the annual performance incentive plan will generally recognize ordinary income equal to the cash bonus he or she receives in the year it is paid or made available, and we will generally be entitled to a deduction of the same amount in the year to which the bonus relates. (If a portion of a participant's annual bonus is paid in restricted stock or options under the long-term incentive plan, the federal income tax consequences to us and the participant will generally be as described below under the description of the long-term incentive plan.)

    Section 162(m) of the Internal Revenue Code generally limits the ability of a public corporation to deduct compensation greater than $1,000,000 paid with respect to a particular year to an individual who is, on the last day of that year, the corporation's chief executive officer or one of its four other most highly compensated executive officers, other than compensation that is "performance related" within the meaning of Section 162(m). Under a special rule that applies to corporations that become public through an initial public offering, this limitation generally will not apply to compensation that is paid pursuant to the annual performance incentive plan before the first meeting of our stockholders in 2003 at which directors will be elected.

    DEFERRED COMPENSATION PLAN

    In general, the deferred compensation plan will permit participants in our annual performance incentive plan, as well as other employees selected by the Compensation Committee to participate in the deferred compensation plan, to elect to defer receipt of all or any part of their annual incentive bonus or a portion of their salary payable with respect to the calendar year following the year in which the election to participate is made. Amounts that a participant defers under the plan will, at the election of the participant be credited to (i) a "stock account" and will be deemed to be invested in phantom shares of common stock and/or (ii) one or more "phantom investment fund accounts" and will be deemed invested in one or more of the mutual funds selected by the Compensation Committee from among those mutual funds that we manage.

    A participant whose deferred compensation is credited to a stock account will be credited with a number of phantom shares of common stock equal to the amount of the deferred compensation so credited divided by the fair market value per share of common stock on the date the compensation would otherwise have been payable (rounded to the nearest 100th of a share) and may also receive supplemental phantom shares (which may be subject to vesting). If any dividends other than stock dividends are paid on the common stock, the participant's stock account will be credited with additional phantom shares of common stock equal to the dividend that would have been paid on the phantom shares in his or her stock account divided by the fair market value per share of common stock on the dividend payment date. The board of directors will adjust the number of phantom shares credited to a participant's stock account if there is a change in the number or kind of outstanding shares of common stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the common stock (including a stock dividend).

    Subject to such rules and administrative procedures as the Compensation Committee may establish from time to time, participants will be able to request how their deferred compensation will be deemed invested from among the stock account and the available phantom investment funds, although the Compensation Committee will not be required to follow any such request.

    A participant in the deferred compensation plan will file a written election with respect to the timing and manner of distribution of the aggregate amount, if any, credited to his or her accounts at any time. A participant may elect to receive a distribution from his or her account in a single lump-sum payment, or in such number of annual installments (not to exceed ten) as he or she may designate. Subject to such limitations as the Compensation Committee may impose, a participant may also elect to receive a distribution of all or a portion of the amounts credited to his or her accounts as of a date at least one full year after the date he or she initially elected to defer compensation, but any participant who does so will cease to be eligible to make any additional deferrals for the two immediately following calendar years. In addition, the Compensation Committee may permit a participant to elect to receive a distribution of all or a portion of the amounts credited to his or her accounts if the participant suffers an unforeseen personal hardship.

    If a participant does not make a distribution election, or if the election does not apply to the entire balance in the accounts, the balance in the participant's accounts will be distributed in a single lump-sum payment as soon as administratively possible after the first business day of the calendar year immediately following the year of separation from employment. In the case of any distribution being made in annual installments, each installment after the first installment will be paid as soon as administratively possible after the first business day of each calendar year following the year in which the first installment is paid until the entire amount subject to such installment distribution election has been paid. If a participant dies before payment of all amounts credited to the participant's accounts has been completed, the total unpaid balance then credited to his or her account will be paid to his or her designated beneficiaries or estate in a single lump-sum payment as of the first business day of the first calendar month commencing after the date of the participant's death, or as soon thereafter as administratively possible. A participant's interest or rights in the deferred compensation plan will generally not be assignable or transferable other than by will or by the laws of descent and distribution, and rights will be exercisable during the life of the participant only by the participant or his or her legal representative.

    A participant in the deferred compensation plan will have only the rights of a general unsecured creditor of Neuberger Berman and will have no rights with respect to his or her accounts as a stockholder of Neuberger Berman or of any of the mutual funds in which deferred compensation is deemed invested.

    The deferred compensation plan will be administered by the Compensation Committee, which may delegate all or a portion of its authority. The determination of the Compensation Committee on all matters relating to the deferred compensation plan will be final and binding. The deferred compensation plan does not have a fixed term. Our board of directors or the Compensation Committee may at any time amend, suspend, discontinue or terminate the deferred compensation plan.

    FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to the deferred compensation plan. A participant will generally not recognize ordinary income with respect to the deferred compensation when it is so deferred, but will generally recognize ordinary income equal to the amount of any cash distributed to the participant in the calendar year in which it is distributed. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

    LONG-TERM INCENTIVE PLAN

    TYPES OF AWARDS. The long-term incentive plan provides for the award of (1) stock options, including incentive stock options (within the meaning of Section 422 of the Internal Revenue Code); (2) restricted stock and restricted units;
(3) incentive stock and incentive units; and (4) deferred stock units.

    ELIGIBILITY. Awards may be made to any director, officer or employee of Neuberger Berman, including any prospective employee, and to any consultant or advisor to Neuberger Berman selected by the Compensation Committee. The number of employees participating in the long-term incentive plan will vary from year to year.

    SHARES SUBJECT TO THE STOCK INCENTIVE PLAN. Initially, 10,000,000 shares of common stock will be authorized to be issued under the long-term incentive plan. If shares subject to an award under the plan cease to be subject to such award as a result of forfeiture or if an award otherwise terminates without a payment being made to the participant in the form of common stock, the shares will again be available for future award under the long-term incentive plan. If there is a change in the number or kind of outstanding shares of common stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the common stock, the Compensation Committee may make appropriate adjustments to the type and number of shares covered by options and other awards then outstanding under the long-term incentive plan, the exercise price of outstanding options and the shares that remain available for award under the plan.

    LIMITATIONS ON AWARDS. The maximum number of shares of common stock with respect to which options may be granted to any one person in 1999 is 1,000,000 and, in each fiscal year that follows, is 110% of the maximum number of shares applicable for the preceding fiscal year.

    ADMINISTRATION. The long-term incentive plan will be administered by the Compensation Committee, which may delegate its authority except to the extent that it relates to the compensation of our Chief Executive Officer, our four other most highly compensated executive officers or any other individual whose compensation the board of directors or Compensation Committee believes may become subject to Section 162(m) of the Code. The Compensation Committee will have

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
the authority to construe, interpret and implement the long-term incentive plan and any agreements evidencing any awards under the plan, and to prescribe, amend and rescind rules and regulations relating to the plan. The determination of the Compensation Committee on all matters relating to the long-term incentive plan or any award agreement will be final and binding.

    STOCK OPTIONS. The Compensation Committee may grant options to purchase shares of common stock that are either "qualified," which includes those awards that satisfy the requirements of Section 422 of the Internal Revenue Code for incentive stock options, or "nonqualified," which includes those awards that are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Under the terms of the long-term incentive plan, the exercise price of the options will, unless the Compensation Committee determines otherwise, not be less than the fair market value of the common stock at the time of grant. The exercise price of the option is payable in cash or its equivalent or, as permitted by the Compensation Committee, by exchanging shares of common stock owned by the participant, or by a combination of the foregoing.

    The options will generally have a term of ten years, unless the Compensation Committee specifies a shorter term, and, unless the Compensation Committee otherwise determines, will become exercisable in three equal installments on each of the second, third and fourth anniversary of the date of grant. If an option holder ceases employment with Neuberger Berman as a result of the holder's (i) death, (ii) disability, (iii) early retirement with the consent of the Compensation Committee or (iv) normal retirement, the holder (or his or her beneficiary or legal representative) may exercise any option, regardless of whether then exercisable, for a period of one year (or such greater or lesser period as determined by the Compensation Committee at or after grant), but in no event after the date the option otherwise expires. If an option holder's employment is terminated for any other reason, all of his or her options will immediately terminate, regardless of whether then exercisable (unless determined otherwise by the Compensation Committee at the time of or following the date of grant).

    The Compensation Committee may permit a participant to deliver shares of common stock to exercise an option, and may provide that, if a participant does so when the market value of the common stock exceeds the exercise price of the option, he or she will be automatically granted new options for the number of shares delivered to exercise the option ("reload options"). Reload options will be subject to the same terms and conditions as the related option except that the exercise price will be the fair market value on the date the reload option is granted and such reload options will not be exercisable for six months.

    RESTRICTED STOCK AND RESTRICTED UNITS. The Compensation Committee may award restricted stock and restricted units. For purposes of the long-term incentive plan, restricted stock is an award of common stock and a restricted unit is a contractual right to receive common stock (or cash based on the fair market value of common stock). These awards will be subject to such terms and conditions, if any, as the Compensation Committee deems appropriate. Unless otherwise determined by the Compensation Committee, participants will be entitled to receive either currently or at a future date, dividends or other distributions paid with respect to restricted stock and, if and to the extent determined by the Compensation Committee, either will be credited with or receive currently an amount equal to dividends paid with respect to the corresponding number of shares covered by restricted units. Restricted stock and restricted units will generally become vested and nonforfeitable and the restriction period will lapse pro rata on the second, third and fourth anniversaries of the date of grant unless the Compensation Committee determines otherwise. If a participant's employment terminates because of death, disability, early retirement (with the Compensation Committee's consent) or normal retirement during the period in which the transfer of shares is restricted, the restricted stock or restricted units will become vested and nonforfeitable as to that percentage of the shares based upon the days worked as a percentage of total days in the restricted period (or such greater percentage as the Compensation Committee may determine). Unless nonforfeitable on the date of termination or otherwise determined by the Compensation Committee, a restricted stock or restricted unit award will be forfeited on termination of employment.

    INCENTIVE STOCK AND INCENTIVE UNITS. The Compensation Committee may also award incentive stock and incentive units. For purposes of the long-term incentive plan, incentive stock is an award of common stock and an incentive unit is a contractual right to receive common stock (or cash based on fair market value of common stock). These awards will be contingent upon the attainment, in whole or in part, of certain performance objectives over a period to be determined by the Compensation Committee. With regard to a particular performance period, the Compensation Committee will have the discretion, subject to the long-term incentive plan's terms, to determine the terms and conditions of awards, including the performance objectives to be achieved during the performance measurement period and the determination of whether and to what degree the specified objectives have been attained. Unless otherwise determined by the Compensation Committee, participants will be entitled to receive, either currently or at a future date, all dividends and other distributions paid with respect to the incentive stock and, if and to the extent determined by the Compensation Committee, either to be credited with or receive currently an amount equal to dividends paid with respect to the corresponding number of shares covered by the incentive units. If a participant's employment terminates because of death, disability, early retirement (with the Compensation Committee's consent) or normal retirement during the performance measurement period, an award of incentive stock or incentive units will become vested and nonforfeitable as to that percentage of the award that would have been earned based on the attainment of performance objectives for the days worked as a percentage of total days in the performance period (or such greater percentage as the Compensation Committee may determine). Unless the Compensation Committee determines otherwise, any incentive stock or incentive unit award will be forfeited on termination of employment.

    DEFERRED STOCK. The Compensation Committee may award deferred stock units, which confer upon a participant the right to receive shares of common stock at the end of a specified deferral period. To the extent determined by the Compensation Committee, and upon such terms and conditions as the Compensation Committee may determine, a participant who elects to defer compensation under the deferred compensation plan in a stock account may also receive supplemental deferred stock units. Deferred stock units carry no voting rights until the shares have been issued. The Compensation Committee will determine whether any dividend equivalents attributable to deferred units are to be paid currently or credited to the participant's account and deemed reinvested in deferred stock units. Deferred stock units and dividend equivalents with respect thereto are fully vested at all times. Unless the Compensation Committee provides otherwise, supplemental stock units and dividend equivalents with respect thereto will vest in equal installments on each of the second, third and fourth anniversary of the date the corresponding deferred amount would have been paid and free standing stock units and dividend equivalents with respect thereto will become fully vested on the third anniversary of the corresponding common stock in lieu of cash award.

    NONTRANSFERABILITY OF AWARDS. Awards under the long-term incentive plan will generally not be assignable or transferable other than by will or by the laws of descent and distribution, and all awards and rights will be exercisable during the life of the participant only by the director or his or her legal representative. The Compensation Committee may, upon such terms and conditions as it determines appropriate, permit transfers to the participant's family members or to entities of which the participant or his or her family members are the sole beneficiaries or owners.

    STATUS OF PARTICIPANTS. The participants in the long-term incentive plan will be unsecured general creditors of Neuberger Berman. Unless otherwise provided in an award agreement, a participant will have no rights as a stockholder with respect to any shares covered by any award until the underlying shares are delivered. An award will not confer on a participant any right to continued employment. Unless otherwise required by law or determined by the Compensation Committee, awards under the long-term incentive plan will not be taken into account for purposes of any other compensation or benefit plan or arrangement of Neuberger Berman.

    TAX WITHHOLDING. Neuberger Berman will be entitled to withhold from any payment any required withholding or other taxes, and may require that the participant provide sufficient funds to Neuberger Berman to satisfy any required withholding tax obligations before we will deliver any shares or make any other payment to the participant. The Compensation Committee may permit a participant to satisfy any required withholding tax obligations by delivering shares of common stock previously owned by the participant or by withholding a number of shares of common stock otherwise deliverable to the participant, in each case having a fair market value at the time equal to the amount of the required withholding taxes, and upon such other terms and conditions as the Compensation Committee determines appropriate.

    TERM AND AMENDMENT. The long-term incentive plan will have a 10 year term. The board of directors or the Compensation Committee may amend, suspend or terminate the long-term incentive plan. The expiration of the term of the plan, or any amendment, suspension or termination will not adversely affect any outstanding award held by a participant without the consent of the participant.

    FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to awards under the long-term incentive plan.

    The grant of an option will give rise to no tax consequences for the participant or us. Upon exercising an option, other than an incentive stock option, the participant will generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise, and we generally will be entitled to a tax deduction in the same amount. A participant generally will not recognize taxable income upon exercising an incentive stock option and we will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the applicable periods specified in the Internal Revenue Code.

    With respect to other awards, upon the payment of cash or the issuance of shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant will generally recognize ordinary income equal to the cash or the fair market value of shares or other property delivered. Neuberger Berman will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

    DEFINED CONTRIBUTION PLAN

    The defined contribution plan is not intended to be qualified under Section 401(a) of the Internal Revenue Code, and is not subject to the Employee Retirement Income Security Act of 1974.

    ELIGIBILITY AND PARTICIPATION. Our board of directors or the Compensation Committee will select the employees to participate in the defined contribution plan.

    CONTRIBUTIONS. We will make an initial irrevocable contribution to the Defined Contribution Plan Trust, the trust underlying the defined contribution plan, of 4,264,344 shares of common stock at or shortly before the completion of the offerings. We may contribute additional shares of common stock or cash to the Defined Contribution Plan Trust from time to time in our sole discretion. We currently intend to make ongoing contributions to the defined contribution plan and to reallocate forfeitures under the defined contribution plan to participants.

    ALLOCATION OF CONTRIBUTIONS. An account in the name of each participant and a separate, unallocated account to which any forfeitures of common stock will be credited pending reallocation to participants will be established. The Compensation Committee will designate the number of shares of common stock allocable to the account of each participant. Any common stock remaining in the unallocated account as of the last day of each plan year due to forfeitures and any distributions received on common stock credited to the unallocated account will be reallocated among the accounts of participants who are employed by us on the last day of each plan year pro rata to each such participant's share of our contributions, for that plan year, or on such other formulaic basis as the Compensation Committee may determine.

    VOTING OF COMMON STOCK. All shares of common stock in the Defined Contribution Plan Trust will generally be voted by the trustee in accordance with the instructions of the participants to whom shares have been allocated.

    DIVIDENDS. Any cash dividends on shares of common stock allocated to a participant's account will be distributed to each participant after the end of the calendar quarter in which such dividend is received.

    VESTING AND DISTRIBUTION. With respect to the initial contribution of common stock to the defined contribution plan, the right to receive shares of common stock allocated to a participant's account generally will become vested, and the common stock generally will be distributable, in three equal installments on each of the second, third and fourth anniversaries of the date of contribution if the participant satisfies certain conditions and the participant's employment with Neuberger Berman has not been terminated, with certain exceptions for termination due to death or following a change in control as described below.

    With respect to contributions to the defined contribution plan other than the initial contribution, the Compensation Committee may determine the dates on which the right to receive common stock (or cash) allocated to a participant's account will vest and be distributable.

    ADMINISTRATION OF THE DEFINED CONTRIBUTION PLAN. The defined contribution plan will be administered by our board of directors or the Compensation Committee, which may delegate its authority. All determinations by the board of directors or the Compensation Committee under the plan will be conclusive and binding.

    AMENDMENTS. Subject to limitations with respect to contributions previously made to the defined contribution plan, our board of directors or the Compensation Committee may modify, alter, amend or terminate the defined contribution plan or the Defined Contribution Plan Trust. No modification or amendment of the defined contribution plan may be made which would cause or permit any part of the assets of the Defined Contribution Plan Trust to be used for, or diverted to, purposes other than for the exclusive benefit of participants or their beneficiaries, or which would cause any part of the assets of the Defined Contribution Plan Trust to revert to or become the property of Neuberger Berman.

    LIMIT ON LIABILITY. All distributions under the defined contribution plan will be paid or provided solely from the assets of the Defined Contribution Plan Trust and Neuberger Berman will have no responsibility or liability to any participant or beneficiary relating to the common stock or other assets of the Defined Contribution Plan Trust. The agreement establishing the Defined Contribution Plan Trust will provide that no creditor of Neuberger Berman will have any rights to the assets of the Defined Contribution Plan Trust.

    U.S. FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to participation in the defined contribution plan. A participant in the defined contribution plan will recognize ordinary income upon the vesting of shares of common stock allocated to such participant's account in an amount equal to the fair market value of the vested shares. Neuberger Berman will generally be entitled to a deduction equal to the fair market value of the shares at the time of the contribution in the taxable year in which the participant recognizes income under the defined contribution plan in respect of the vesting of shares of common stock.

    CHANGE IN CONTROL.

    If there is a "change in control", all outstanding awards under the directors stock incentive plan, the long-term incentive plan and the defined contribution plan will generally become fully vested and any restrictions or limitations will lapse, and a participant in the deferred compensation plan will be entitled to receive all amounts credited to his or her accounts. In addition, we will be deemed to have satisfied any performance criteria established under the annual incentive plan for the year in which the change in control occurs at the target level or such higher level as our board of directors (as constituted immediately prior to the change in control) determines appropriate. Notwithstanding the foregoing, awards under the long-term incentive plan and the defined contribution plan will not become fully vested and any restrictions or limitations will not lapse as a result of a change of control if our board of directors (as constituted immediately prior to the change in control) determines that we will continue to honor the outstanding awards or that our successor will grant to participants substitute awards that will have terms no less favorable than the original awards to which they relate, and, in each case, awards held by a participant will become fully vested, and any restrictions will lapse, if the participant's employment is terminated following the change in control other than for "cause" or the participant terminates his or her employment for "good reason". Whether a participant's employment is terminated other than for cause or the participant has terminated employment for good reason will be determined by Neuberger Berman.

    In connection with a change in control, our board (as constituted immediately prior to the change in control) may provide that each outstanding vested award will be canceled in exchange for a payment of cash equal to the value of the shares covered by any outstanding award (in the case of any option, less the exercise price for the shares covered by the option) or that the participants will receive the shares covered by outstanding awards and, in the case of options, have a reasonable opportunity to exercise their options upon or in connection with the transaction giving rise to the change in control.

    For these purposes, a "change in control" means the occurrence of any of the following events:

    - the members of our board of directors at the beginning of any consecutive twenty-four calendar month period (the "incumbent directors") cease for any reason other than death to constitute at least a majority of the board of directors, provided that any director whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of those members of the board of directors then still in office and who were members of the board of directors at the beginning of such twenty-four calendar month period, other than as a result of a proxy contest, or any agreement arising out of an actual or threatened proxy contest, will be treated as an incumbent director for these purposes;

    - any person or group of persons, but excluding Neuberger Berman, any subsidiary of Neuberger Berman or any employee benefit plan of Neuberger Berman or any subsidiary of Neuberger Berman, is or becomes the beneficial owner, directly or indirectly, of securities of Neuberger Berman representing 20% or more of the combined voting power of our then outstanding securities;

    - our stockholders approve a definitive agreement for the merger or other business combination of Neuberger Berman with or into another entity, or the sale or other disposition of all or substantially all of our assets to any other entity, provided, in each case, that (1) a majority of the directors of the other entity were not directors of Neuberger Berman immediately prior to the merger transaction in question, (2) our stockholders immediately prior to the transaction in question owned a percentage of the voting power in the other entity that is less than one-half of the percentage of the voting power they own in Neuberger Berman, and (3) the transaction in question has been consummated; or

    - the purchase of common stock pursuant to any tender or exchange offer made by any person or group of persons, other than Neuberger Berman, any subsidiary of Neuberger Berman or an employee benefit plan of Neuberger Berman or any subsidiary of Neuberger Berman, for 20% or more of our common stock.

A "change in control" will not be deemed to occur in the event we file for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

    "Cause" includes, among other things, the participant's conviction of certain misdemeanors or felonies, violation of applicable laws and violation of any policy of Neuberger Berman, including policies with respect to confidentiality.

    "Good reason" means a materially adverse alteration in the participant's position or in the nature or status of the participant's responsibilities from those in effect immediately prior to the change in control, a material reduction in the participant's aggregate annual compensation opportunity (other than a reduction that is part of a general reduction affecting similarly situated employees), or certain relocations of a participant's principal place of employment.

    OTHER BENEFIT PLANS AND ARRANGEMENTS

    We maintain other defined contribution plans consisting of an employee profit-sharing plan and a money purchase pension plan covering all full-time and qualifying part-time employees (as defined in the applicable plan) who have completed one year of continuous service. Contributions to the plans, which in the case of our profit-sharing plan are at our discretion, are determined annually but do not exceed the amount permitted under the Code as a deductible expense.

    We may establish additional compensation or other benefit plans for our employees in the future.

THE EMPLOYEE INITIAL PUBLIC OFFERING AWARDS

    At or shortly before the completion of the offerings, we will make an initial irrevocable contribution of 4,264,344 shares of common stock to our defined contribution plan. Dividends paid on shares allocated to participants will be distributed currently.

    We will record a non-cash compensation expense of $136 million related to the initial irrevocable contribution of shares of common stock to the defined contribution plan. This non-cash expense will be recognized on the date it is funded in accordance with Statement of Financial Accounting Standards No. 87.

    We will make awards under the defined contribution plan to substantially all our employees other than the Neuberger Berman principals.

EMPLOYMENT AGREEMENT

    Neuberger Berman is entering into employment agreements with each principal who will be actively employed following the offerings, including each principal who is an executive officer. Each employment agreement has an initial term extending through December 31, 2000 (thereafter no set term), requires each continuing principal to devote his or her entire working time to the business and affairs of Neuberger Berman and generally may be terminated at any time by either that principal or Neuberger Berman on 90 days' prior written notice.

ANTICIPATED COMPENSATION IN 2000

    Neuberger Berman Inc. was formed in August 1998, and has had no business operations or employees. Prior to the consummation of the offerings, our executive officers were members and stockholders of Neuberger Berman, LLC and Neuberger Berman Management Inc. and received most of their compensation as a share of our net income through capital distributions and dividends. After the consummation of the offerings, our executive officers will, in general, receive compensation consisting of base salary and annual bonus awards and may receive long-term incentive awards of options or restricted stock. Accordingly, amounts received as distributions by our executive officers prior to the offerings cannot meaningfully be compared to the salary based compensation that will be in effect after the offerings. See "--Executive Compensation" and the pro forma combined financial statements (unaudited) and accompanying notes included elsewhere in this prospectus.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation anticipated to be earned by our Chief Executive Officer and our four other most highly compensated executive officers for all services rendered to Neuberger Berman and its subsidiaries for the year ending December 31, 2000.

                                                                                         ANNUAL COMPENSATION
                                                                                    ------------------------------
NAME AND PRINCIPAL POSITION                                                            SALARY     TARGET-BONUS(1)
----------------------------------------------------------------------------------  ------------  ----------------
Jeffrey B. Lane, President and Chief Executive Officer............................  $  1,000,000    $  2,000,000
Michael M. Kassen, Executive Vice President and Chief Investment Officer..........       750,000       1,750,000
Robert Matza, Executive Vice President and Chief Administrative Officer...........       500,000       1,000,000
Heidi L. Schneider, Executive Vice President......................................       750,000       1,250,000
Peter E. Sundman, Executive Vice President........................................       500,000       1,000,000

------------------------
(1) Reflects target bonuses for 2000. Actual bonuses may be higher or lower depending on actual results. See "--Annual Performance Incentive Plan."

    The following table sets forth the compensation paid by the firm to our former Chief Executive Officer and each of our four other highest paid officers for all services rendered to the firm and its subsidiaries for the fiscal year ended December 31, 1998.

NAME AND PRINCIPAL POSITION                                                              1998 ACTUAL COMPENSATION(1)
--------------------------------------------------------------------------------------  -----------------------------
Lawrence Zicklin, Chief Executive Officer and Chairman of the Board of Directors......          $  11,186,000
Richard A. Cantor, President and Chief Operating Officer..............................              9,254,000
Jeffrey B. Lane, Executive Vice President and Chief
  Administrative Officer..............................................................              1,777,000
Vincent T. Cavallo, Senior Vice President and Chief Financial Officer.................              2,072,000
C. Carl Randolph, Senior Vice President, General Counsel and Secretary................              1,498,000

--------------------------
(1) The amounts in the table represent compensation for 1998 only and consist of
    (1) distributions to each named executive of net income earned by Neuberger Berman, LLC in 1998 (other than amounts representing interest paid on invested capital), (2) dividends distributed to each named executive by Neuberger Berman Management Inc. in respect of 1998 and (3) amounts paid as compensation expense by Neuberger Berman in respect of 1998 to Messrs. Zicklin, Cantor and Lane. Amounts paid to Mr. Lane as compensation expense consisted of a guaranteed fixed payment of $1,580,000 denominated as a bonus. Messrs. Cavallo and Randolph did not receive amounts paid by Neuberger Berman as compensation expense.

                        SECURITY OWNERSHIP BY MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock by:

    - each director of Neuberger Berman and each of our executive officers named in the summary compensation table on the preceding page;

    - all directors and executive officers of Neuberger Berman as a group; and

    - each person owning beneficially more than 5% of the outstanding shares of the common stock.

    Beneficial ownership is shown as of the date of this prospectus:

    - after giving effect to the incorporation transactions and the initial contribution of shares of common stock to our defined contribution plan, but without giving effect to the offerings; and

    - as adjusted to reflect the sale of the shares of common stock in the offerings.

No executive officer of Neuberger Berman is selling shares of common stock in the offerings.

    For purposes of this table, we have assumed that 46,991,617 shares of common stock are outstanding prior to the completion of the offerings and 50,021,920 shares of common stock are outstanding after the offerings, assuming that the underwriters' options to purchase additional shares are not exercised. The shares of common stock assumed to be outstanding prior to the offerings includes 42,727,273 shares to be issued in the incorporation transactions and 4,264,344 shares that we will contribute to our defined contribution plan at, or shortly before, the completion of the offerings.

    For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days after the date of this prospectus are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                        SHARES BENEFICIALLY OWNED        SHARES BENEFICIALLY OWNED
                                       PRIOR TO THE OFFERINGS (1)         AFTER THE OFFERINGS (1)
                                     -------------------------------  -------------------------------
NAME OF BENEFICIAL OWNER                NUMBER          PERCENT          NUMBER          PERCENT
-----------------------------------  ------------  -----------------  ------------  -----------------
Lawrence Zicklin (2)...............    1,590,349             3.4%       1,590,349             3.2%
Richard A. Cantor (3)..............    1,474,731             3.1%       1,474,731             2.9%
Jeffrey B. Lane....................      536,107             1.1%         536,107             1.1%
Michael M. Kassen (4)..............    1,198,347             2.6%       1,198,347             2.4%
Robert Matza.......................      321,464           *              321,464           *
Marvin C. Schwartz (5).............    5,666,219            12.1%       4,937,411             9.9%
Heidi L. Schneider (6).............      609,977             1.3%         609,977             1.2%
Peter E. Sundman (7)...............      324,777           *              324,777           *
All directors and executive
  officers
  as a group (8 persons)...........   11,721,971            25.0%      10,993,163            22.0%
Management Stockholders (8)........   40,018,653            85.2%      36,141,521            72.3%

------------------------

*   Less than 1%.

(1) Does not include 10,000,000 shares of common stock issuable under our long-term incentive plan and 200,000 shares of common stock issuable under our directors stock incentive plan. These plans are described under "Management--Compensation of Directors--Directors Stock Incentive Plan" and "--Executive Compensation--Long-Term Incentive Plan".

(2) Includes 768,525 shares held by Zicklin Associates, L.P., with respect to which Mr. Zicklin has sole voting and investment control as the sole stockholder of its sole general partner.

(3) Includes 1,187,756 shares held by Cantor Associates, L.P., with respect to which Mr. Cantor has sole voting and investment control as the sole stockholder of its sole general partner.

(4) Includes 337,804 shares held by Kassen Associates, L.P., with respect to which Mr. Kassen has sole voting and investment control as the sole stockholder of its sole general partner.

(5) Includes (a) prior to the offering, 2,281,801 shares and, after the offering, 1,917,397 shares held by Schwartz CS Associates, L.P., with respect to which Mr. Schwartz has sole voting and investment control as the sole stockholder of its sole general partner, and (b) prior to the offering, 2,281,801 shares and, after the offering, 1,917,397 shares held by Schwartz ES Associates, L.P., with respect to which Mr. Schwartz has sole voting and investment control as the sole stockholder of its sole general partner.

(6) Includes 65,340 shares held by Steiger Associates, L.P., with respect to which Mrs. Schneider has sole voting and investment control as the sole stockholder of its sole general partner.

(7) Includes 130,788 shares held by Sundman Associates, L.P., with respect to which Mr. Sundman has sole voting and investment control as the sole stockholder of its sole general partner.

(8) All of the Neuberger Berman principals and their affiliated family limited partnerships and trusts are parties to the Stockholders Agreement, which will become effective upon consummation of the incorporation transactions, pursuant to which each continuing principal and affiliate has agreed to vote his, her or its shares in accordance with a majority of the shares held by all of the principals and affiliates voting in a preliminary vote. See "Certain Relationships and Related Transactions--Stockholders Agreement--Voting". The business address of each of the parties to the Stockholders Agreement is (a) in the case of each principal, 605 Third Avenue, New York, New York 10158, and (b) in the case of each of the affiliates, c/o Neuberger Berman Trust Company of Delaware, 919 Market Street, Suite 506, Wilmington, Delaware 19801.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE EXCHANGE

    Our business is conducted by Neuberger Berman, LLC and Neuberger Berman Management Inc., which are wholly owned by the Neuberger Berman principals. The principals have formed Neuberger Berman Inc. to be a holding company for Neuberger Berman, LLC and Neuberger Berman Management Inc. and allow for the issuance of the common stock in the offerings.

    Neuberger Berman Inc. was organized as a Delaware corporation on August 13, 1998 and has had no business operations. Prior to the completion of the offerings, the Neuberger Berman principals and Neuberger Berman Inc. will engage in a series of transactions (the "Exchange") in which:

    - the principals will contribute all of their limited liability company interests in Neuberger Berman, LLC to Neuberger Berman Inc. in exchange for shares of common stock; and

    - a subsidiary formed by Neuberger Berman Inc. will merge into Neuberger Berman Management Inc., with Neuberger Berman Management Inc. surviving the merger, and the principals will receive shares of common stock of Neuberger Berman Inc. in exchange for their Neuberger Berman Management Inc. shares.

Immediately following the Exchange, the Neuberger Berman principals will be our sole stockholders. Neuberger Berman will thereafter operate as a holding company and will indirectly own all the entities that are presently owned by either Neuberger Berman, LLC or Neuberger Berman Management Inc. The Exchange will not result in a change of control of either Neuberger Berman, LLC or Neuberger Berman Management Inc.

    Neuberger Berman, LLC, a Delaware limited liability company, is an investment adviser and a securities broker-dealer. On November 1, 1996, Neuberger & Berman, L.P., a New York limited partnership, converted to a Delaware limited liability company and, immediately thereafter, ceased doing business as a broker-dealer and investment adviser and was dissolved. Neuberger Berman, LLC, the successor limited liability company, was organized under the name Neuberger & Berman, LLC. As a result of the conversion, Neuberger Berman, LLC assumed all of Neuberger & Berman, L.P.'s existing obligations, assets and liabilities and succeeded to all of its existing rights. The conversion did not result in any change in the ownership, management, or business operations of the firm, or in any change of control. Neuberger & Berman, LLC changed its name to Neuberger Berman, LLC on November 16, 1998. Neuberger & Berman Management Incorporated changed its name to Neuberger Berman Management Inc. on November 9, 1998.

    The Neuberger Berman principals have agreed to indemnify us for taxes imposed on or with respect to Neuberger Berman, LLC or Neuberger Berman Management Inc. for periods prior to the completion of the Exchange. We have agreed to pay to the principals any tax refunds received in respect of these prior periods.

STOCKHOLDERS AGREEMENT

    The Neuberger Berman principals, certain family limited partnerships and trusts formed by them (their "Family Affiliates") and Neuberger Berman Inc. have entered into a Stockholders Agreement that will become effective upon the completion of the Exchange. The Stockholders Agreement will govern transfers and voting of the shares of common stock received by the principals and Family Affiliates in the Exchange (the "Founder Shares").

    TRANSFER RESTRICTIONS

    The Stockholders Agreement prohibits any transfers of Founder Shares by the principals or their Family Affiliates prior to January 1, 2002 except in limited circumstances noted below. Thereafter, the principals and their Family

Affiliates may transfer their Founder Shares only as follows:

    (a) (1) In each calendar year beginning on January 1, 2002, each principal and his or her Family Affiliates may transfer in the aggregate up to 10% of the aggregate number of Founder Shares initially received by them in the Exchange (plus, in 2002, a number of Founder Shares equal to the amount, if any, by which 15% of the aggregate number of Founder Shares initially received by them in the Exchange exceeds the aggregate number of Founder Shares sold by them in the offerings).

        (2) Founder Shares eligible to be transferred in any calendar year but not transferred may be transferred at any time thereafter without restriction.

        (3) Notwithstanding (1) and (2) above, during the three years following the date on which a principal's employment with Neuberger Berman terminates (the "Employment Termination Date"), that principal and his or her Family Affiliates may not transfer any Founder Shares other than their Founder Shares that were eligible to be transferred but were not transferred before the Employment Termination Date.

    (b) Notwithstanding paragraph (a) above, each principal and his or her Family Affiliates must at all times continue to hold at least 30% of the aggregate number of Founder Shares initially received by them in the Exchange until the third anniversary of the principal's Employment Termination Date.

    Notwithstanding paragraphs (a) and (b) above, if a principal's Employment Termination Date occurs prior to January 1, 2003 for any reason other than death, disability or termination by Neuberger Berman without cause, that principal and his or her Family Affiliates may not transfer any Founder Shares prior to January 1, 2007. On and after January 1, 2007, that principal and his or her Family Affiliates may in any calendar year transfer in the aggregate a maximum of 20% of the aggregate amount of Founder Shares held by them on the principal's Employment Termination Date. The number of Founder Shares eligible for transfer in any one calendar year but not transferred may be added to the number otherwise eligible to be transferred in any future year.

    Notwithstanding the foregoing, if a principal's employment with Neuberger Berman terminates due to disability or death, the principal (or his or her estate) and his or her Family Affiliates may transfer their Founder Shares without restriction. In addition, our board of directors or a body designated by our board of directors has the authority to make exceptions to any or all of the transfer restrictions contained in the Stockholders Agreement and may permit or cause other persons to become party to the agreement.

    VOTING

    Prior to any vote of our stockholders, the Stockholders Agreement provides for a separate, preliminary vote of the principals and their Family Affiliates (and any additional stockholders who have agreed with us to vote their shares of common stock in accordance with the Stockholders Agreement) on each matter upon which a vote of the stockholders is proposed to be taken. In this preliminary vote, the participating stockholders may vote all of the shares currently owned by them in such manner as each may determine in his, her or its sole discretion. Each must then vote all of their Founder Shares in accordance with the vote of the majority of the shares of common stock present (in person or by proxy) and voting in such preliminary vote.

    Each principal and Family Affiliate will grant to our secretary (or other officer designated by the secretary) an irrevocable proxy to vote his, her or its Founder Shares in order to give effect to the voting provisions. The right and obligation of a principal and his or her Family Affiliates to vote in accordance with the Stockholders Agreement will terminate on that principal's Employment Termination Date.

    CALL RIGHT

    The Stockholders Agreement provides that we may repurchase the Founder Shares of a principal and his or her Family Affiliates if the principal engages in "Harmful Activity" at any time during his or her employment or during the first three years after leaving. "Harmful Activity" includes:

    - soliciting or accepting business from any person or institution who was a client or prospective client of Neuberger Berman during the year prior to the departure of the principal (or, in the case of an action taken during employment, during the prior year);

    - soliciting or accepting business from any financial intermediary (or any employee of a financial intermediary) with which the principal had business contact during the year prior to his or her departure (or, in the case of an action taken during employment, during the prior year);

    - employing or soliciting for employment employees or consultants of Neuberger Berman;

    - using (other than in seeking new employment) the investment performance record of any mutual fund or client account with which the principal was associated during his or her employment;

    - using or disclosing confidential information of Neuberger Berman; and

    - publicly disparaging our firm or our principals.

    If our board of directors or a body designated by our board of directors determines in good faith that a principal has engaged in Harmful Activity, we may purchase from that principal the excess of the number of Founder Shares received by the principal and his or her Family Affiliates in the Exchange over the number of Founder Shares that the principal and his or her Family Affiliates could have transferred prior to the date on which the principal initially engaged in Harmful Activity. If a principal does not hold sufficient Founder Shares, we may purchase Founder Shares from his or her Family Affiliates pro rata in accordance with their then current holdings. The purchase price of any Founder Shares we purchase in this manner will be $2.00 per share.

    TRANSFER ADMINISTRATION AND DISTRIBUTIONS

    The certificates representing the Founder Shares beneficially owned by each principal and Family Affiliate will be registered in the name of Neuberger Berman or our nominee and held in our custody at our principal office. During any period in which we are in dispute with any principal regarding his or her obligations under the Stockholders Agreement, the Exchange Agreement or the Non-Competition Agreement, we will not release for transfer any Founder Shares of that principal or his or her Family Affiliates or distribute to them any dividends or distributions received in respect of their Founder Shares.

    AMENDMENTS AND TERM

    The Stockholders Agreement may be amended by our board of directors or a body designated by our board of directors, provided that any amendment that materially adversely affects the principals or Family Affiliates (or any group of principals or Family Affiliates) (other than any amendment to cure any ambiguity in the agreement) must be approved by the principals and Family Affiliates holding a majority of the Founder Shares then subject to the agreement. The agreement will terminate on the earlier to occur of (i) the first date on which there are no principals or Family Affiliates who remain bound by its terms and (ii) the date on which we agree with principals and Family Affiliates who are then bound by its terms to terminate the agreement.

NON-COMPETITION AGREEMENT

    The Neuberger Berman principals have also entered into a Non-Competition Agreement that will become effective upon the closing of the Exchange. Each principal has agreed:

    - not to compete with us while they are employed by us or during the three years following their Employment Termination Date; and

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
    - to take all actions (before or after their Employment Termination Date) reasonably requested by our board of directors or a body designated by our board of directors to maintain the business, goodwill and business relationship with any of our clients with whom he or she worked during the term of his or her employment.

    The obligation not to compete will not apply to a principal that is terminated by Neuberger Berman without cause.

NEUBERGER BERMAN FOUNDATION

    After the consummation of the offerings, we will make a $10 million cash contribution to the Neuberger Berman Foundation, a charitable foundation. This newly-formed entity will conduct charitable initiatives for Neuberger Berman. The Neuberger Berman Foundation is subject to federal tax rules that prohibit it from engaging in any act of self-dealing or any activities that result in an impermissible benefit to private persons. While the Neuberger Berman Foundation has no specific intention to contribute to organizations with which Neuberger Berman's executive officers or directors are affiliated, the Neuberger Berman Foundation may in the future make contributions to educational and other organizations with which Neuberger Berman's directors or executive officers are involved.

THE NB ASSOCIATES SUBORDINATED NOTE

    In 1998, NB Associates, LLC, which is wholly owned by the Neuberger Berman principals, loaned Neuberger Berman, LLC $50 million pursuant to a subordinated promissory note. On September 1, 1999, $35 million of this note was repaid with proceeds received from the issuance of a subordinated note issued by Neuberger Berman, LLC to The Travelers Insurance Company, the original $50 million note was cancelled and a new $15 million subordinated note, due on September 1, 2000, was issued to NB Associates, LLC. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Subsequent Events."

    Interest accrues on the unpaid principal amount of the loan at a rate of 6.75% per annum and is payable quarterly. This loan was approved by the New York Stock Exchange, and the unpaid principal amount is available to Neuberger Berman, LLC in computing net capital under the SEC's net capital rule. Neuberger Berman, LLC's obligation to repay the outstanding principal amount may be suspended if, at any time, Neuberger Berman, LLC fails to meet applicable net capital requirements imposed by the New York Stock Exchange. The maturity of the subordinated note will be automatically extended for successive terms of one year, unless at least seven months prior to the maturity date, NB Associates notifies us in writing that the maturity will not be extended.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information provided to us by the selling stockholders regarding themselves and their beneficial ownership of our common stock. Beneficial ownership is shown as of the date of this prospectus:

    - after giving effect to the Exchange and the initial contribution of shares of common stock to our defined contribution plan, but without giving effect to the offerings; and

    - as adjusted to reflect the sale of the shares of common stock in the offerings.

No executive officer of Neuberger Berman is selling shares of common stock in the offerings.

    Pursuant to the Stockholders Agreement, Neuberger Berman or its nominee is the record holder of all of the shares of common stock set forth on the table. Except as set forth in the footnotes to the table, each selling stockholder has informed us that he or she has sole voting and investment power with respect to his or her shares of common stock. The sale of shares of

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
common stock by the selling stockholders in the offerings will not result in a change in our control.

    For purposes of this table, we have assumed that 46,991,617 shares of common stock are outstanding prior to the completion of the offerings and 50,021,920 shares of common stock are outstanding after the offerings, assuming that the underwriters' options to purchase additional shares are not exercised. The shares of common stock assumed to be outstanding prior to the offerings includes 42,727,273 shares to be issued in the Exchange and 4,264,344 shares that we will contribute to our defined contribution plan at, or shortly before, the completion of the offerings.

    For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days after the date of this prospectus are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                        SHARES BENEFICIALLY OWNED                        SHARES BENEFICIALLY OWNED
                                       PRIOR TO THE OFFERINGS (1)       NUMBER OF         AFTER THE OFFERINGS (1)
                                     -------------------------------  SHARES BEING   ---------------------------------
NAME OF BENEFICIAL OWNER                 NUMBER          PERCENT         OFFERED         NUMBER           PERCENT
-----------------------------------  --------------  ---------------  -------------  --------------  -----------------
Herbert W. Ackerman(2).............        353,935              *           45,524         308,411               *
Robert J. Appel(3).................      1,874,925            4.0%         211,787       1,663,138             3.3%
Howard R. Berlin(4)................        783,811            1.7%          93,480         690,331             1.4%
Jeffrey Bolton(5)..................        584,924            1.2%          55,570         529,354             1.1%
Vincent T. Cavallo(6)..............        353,935              *           39,697         314,238               *
Robert W. D'Alelio.................        429,613              *           15,987         413,626               *
Salvatore D'Elia...................        194,973              *           25,078         169,895               *
Stanley Egener(7)..................      1,052,174            2.2%         135,335         916,839             1.8%
Michael N. Emmerman................        261,766              *           33,670         228,096               *
Robert D. English..................        337,614              *           43,425         294,189               *
Jack M. Ferraro....................        254,865              *           32,782         222,083               *
Gregory P. Francfort(8)............        836,104            1.8%          99,717         736,387             1.5%
Howard L. Ganek(9).................      1,119,224            2.4%         143,959         975,265             1.9%
Robert I. Gendelman................        580,958            1.2%          74,725         506,233             1.0%
Theodore P. Giuliano(10)...........        436,610              *           56,159         380,451               *
Mark R. Goldstein(11)..............        260,573              *           31,974         228,599               *
Lee H. Idleman.....................        262,410              *           33,752         228,658               *
Alan L. Jacobs.....................        383,292              *           49,300         333,992               *
Kenneth M. Kahn....................        212,483              *            2,652         209,831               *
Michael W. Kamen(12)...............        425,601              *           50,359         375,242               *
Mark P. Kleiman....................        836,427            1.8%         107,584         728,843             1.5%
Lee P. Klingenstein(13)............        192,043              *           24,701         167,342               *
Irwin Lainoff(14)..................        995,350            2.1%         118,709         876,641             1.8%
Joseph R. Lasser(15)...............        254,864              *           32,782         222,082               *
Richard S. Levine..................        502,237            1.1%          39,967         462,270               *
Christopher J. Lockwood............        467,362            1.0%          60,114         407,248               *
Lawrence Marx III(16)..............        538,660            1.1%          69,285         469,375               *
Robert R. McComsey.................        484,687            1.0%          57,805         426,882               *

                                        SHARES BENEFICIALLY OWNED                        SHARES BENEFICIALLY OWNED
                                       PRIOR TO THE OFFERINGS (1)       NUMBER OF         AFTER THE OFFERINGS (1)
                                     -------------------------------  SHARES BEING   ---------------------------------
NAME OF BENEFICIAL OWNER                 NUMBER          PERCENT         OFFERED         NUMBER           PERCENT
-----------------------------------  --------------  ---------------  -------------  --------------  -----------------
Martin McKerrow(17)................        305,492              *           39,293         266,199               *
Martin E. Messinger(18)............        995,349            2.1%         128,025         867,324             1.7%
Beth W. Nelson.....................        898,305            1.9%         115,543         782,762             1.6%
Roy R. Neuberger(19)...............        192,920              *           23,008         169,912               *
Harold J. Newman(20)...............        339,423              *           40,481         298,942               *
Daniel P. Paduano(21)..............        783,811            1.7%         100,817         682,994             1.4%
Norman H. Pessin...................        115,206              *           14,818         100,388               *
Leslie M. Pollack(22)..............        585,128            1.2%          69,784         515,344             1.0%
William A. Potter(23)..............        233,346              *           30,014         203,332               *
Janet W. Prindle...................        893,989            1.9%         106,620         787,369             1.6%
C. Carl Randolph...................        215,129              *           27,671         187,458               *
Kevin L. Risen.....................        369,930              *           47,582         322,348               *
Daniel H. Rosenblatt...............        324,396              *           25,793         298,603               *
J. Curt Schnackenberg..............        214,988              *           27,652         187,336               *
Marvin C. Schwartz(24).............      5,666,219           12.1%         728,808       4,937,411             9.9%
Jennifer K. Silver.................        387,686              *           46,237         341,449               *
Kent C. Simons.....................        771,588            1.6%          99,245         672,343             1.3%
R. Edward Spilka(25)...............        551,419            1.2%          70,926         480,493             1.0%
Gloria H. Spivak...................        213,863              *           25,506         188,357               *
Bernard Z. Stein...................        131,773              *           15,716         116,057               *
Fred Stein.........................        320,455              *           41,218         279,237               *
Eleanor Moore Sterne...............        355,059              *           45,669         309,390               *
Stephanie J. Stiefel(26)...........        281,317              *            3,579         277,738               *
Philip A. Straus...................        128,772              *           16,563         112,209               *
The Strauss 1998 Trust(27).........        270,438              *           43,189         227,249               *
Allan D. Sutton(28)................        218,797              *           26,758         192,039               *
The Sutton 1998 GST Trust(29)......         19,165              *            3,850          15,315               *
Richard J. Sweetnam Jr.............        435,424              *           16,445         418,979               *
Judith M. Vale.....................        878,576            1.9%         104,782         773,794             1.5%
David I. Weiner(30)................        627,381            1.3%          74,824         552,557             1.1%
Dietrich Weismann(31)..............      2,292,418            4.9%         273,402       2,019,016             4.0%

------------------------

*   Less than 1%.

(1) Does not include 10,000,000 shares of common stock issuable under our long term incentive plan and 200,000 shares of common stock issuable under our directors stock incentive plan. These plans are described under "Management--Compensation of Directors--Directors Stock Incentive Plan" and "--Executive Compensation--Long-Term Incentive Plan".

(2) Includes (a) prior to the offerings, 285,061 shares held by Herbert W. Ackerman Associates, L.P., with respect to which Mr. Ackerman has sole voting and investment control as the sole stockholder of its sole general partner, (b) 45,524 shares offered by Herbert W. Ackerman Associates, L.P. in the offerings and (c) after the offerings, 239,537 shares held by Herbert
    W. Ackerman Associates L.P.

(3) Includes (a) prior to the offerings, 211,410 shares held by Appel Associates, L.P., with respect to which Mr. Appel has sole voting and investment control as the sole stockholder of its sole general partner, (b) 211,410 shares offered by Appel Associates, L.P. in the offerings and (c) after the offerings, no shares held by Appel Associates, L.P.

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
(4) Includes (a) prior to the offerings, 441,900 shares held by Berlin Associates L.P., with respect to which Mr. Berlin has sole voting and investment control as the sole stockholder of its sole general partner, (b) 93,480 shares offered by Berlin Associates, L.P. in the offerings and (c) after the offerings, 348,420 shares held by Berlin Associates, L.P.

(5) Includes 117,775 shares held by Bolton Associates, L.P., with respect to which Mr. Bolton has sole voting and investment control as the sole stockholder of its sole general partner.

(6) Includes (a) prior to the offerings, 285,061 shares held by Cavallo Associates, L.P., with respect to which Mr. Cavallo has sole voting and investment control as the sole stockholder of its sole general partner, (b) 39,697 shares offered by Cavallo Associates, L.P. in the offerings and (c) after the offerings, 245,364 shares held by Cavallo Associates, L.P.

(7) Includes (a) prior to the offerings, 282,193 shares held by Egener Associates, L.P., with respect to which Mr. Egener has sole voting and investment control as the sole stockholder of its sole general partner, (b) 73,226 shares offered by Egener Associates, L.P. in the offerings and (c) after the offerings, 208,967 shares held by Egener Associates, L.P.

(8) Includes (a) prior to the offerings, 224,243 shares held by Francfort 1998 Grantor Retained Annuity Trust, with respect to which Mr. Francfort, as trustee, has sole voting control and shares investment control with Patricia Francfort and Neuberger Berman Trust Company of Delaware, (b) 65,043 shares offered by Francfort 1998 Grantor Retained Annuity Trust in the offerings and (c) after the offerings, 159,200 shares held by Francfort 1998 Grantor Retained Annuity Trust.

(9) Includes (a) prior to the offerings, 108,172 shares held by Ganek Associates, L.P., with respect to which Mr. Ganek has sole voting and investment control as the sole stockholder of its sole general partner, (b) 54,213 shares offered by Ganek Associates, L.P. in the offerings and (c) after the offerings, 53,959 shares held by Ganek Associates, L.P.

(10) Includes (a) prior to the offerings, 79,121 shares held by Giuliano Associates, L.P., with respect to which Mr. Giuliano has sole voting and investment control as the sole stockholder of its sole general partner, (b) 8,132 shares offered by Giuliano Associates, L.P. in the offerings and (c) after the offerings, 70,989 shares held by Giuliano Associates, L.P.

(11) Includes (a) prior to the offerings, 58,763 shares held by Goldstein Associates, L.P., with respect to which Mr. Goldstein has sole voting and investment control as the sole stockholder of its sole general partner, (b) 3,000 shares offered by Goldstein Associates, L.P. in the offerings and (c) after the offerings, 55,763 shares held by Goldstein Associates, L.P.

(12) Includes 68,556 shares held by Kamen Associates, L.P., with respect to which Mr. Kamen has sole voting and investment control as the sole stockholder of its sole general partner.

(13) Includes (a) prior to the offerings, 154,672 shares held by Klingenstein Associates, L.P., with respect to which Mr. Klingenstein has sole voting and investment control as the sole stockholder of its sole general partner, (b) 24,701 shares offered by Klingenstein Associates, L.P. in the offerings and
    (c) after the offerings, 129,971 shares held by Klingenstein Associates, L.P.

(14) Includes (a) prior to the offerings, 240,498 shares held by Lainoff Associates, L.P., with respect to which Mr. Lainoff has sole voting and investment control as the sole stockholder of its sole general partner, (b) 100,536 shares offered by Lainoff Associates, L.P. in the offerings and (c) after the offerings, 139,962 shares held by Lainoff Associates, L.P.

(15) Includes 170,989 shares held by Lasser Associates, L.P., with respect to which Mr. Lasser has sole voting and investment control as the sole stockholder of its sole general partner.

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
(16) Includes (a) prior to the offerings, 281,996 shares held by Lawrence Marx III Associates, L.P., with respect to which Mr. Marx has sole voting and investment control as the sole stockholder of its sole general partner, (b) 69,285 shares offered by Lawrence Marx III Associates, L.P. in the offerings and (c) after the offerings, 212,711 shares held by Lawrence Marx III Associates, L.P.

(17) Includes 55,360 shares held by McKerrow Associates, L.P., with respect to which Mr. McKerrow has sole voting and investment control as the sole stockholder of its sole general partner.

(18) Includes (a) prior to the offerings, 574,870 shares held by Messinger Associates, L.P., with respect to which Mr. Messinger has sole voting and investment control as the sole stockholder of its sole general partner, (b) 128,025 shares offered by Messinger Associates, L.P. in the offerings and
    (c) after the offerings, 446,845 shares held by Messinger Associates, L.P.

(19) Includes (a) prior to the offerings, 155,379 shares held by Neuberger Associates, L.P., with respect to which Mr. Neuberger has sole voting and investment control as the sole stockholder of its sole general partner, (b) 23,008 shares offered by Neuberger Associates, L.P. in the offerings and (c) after the offerings, 132,371 shares held by Neuberger Associates, L.P.

(20) Includes (a) prior to the offerings, 164,024 shares held by Newman Associates, L.P., with respect to which Mr. Newman has sole voting and investment control as the sole stockholder of its sole general partner, (b) 26,987 shares offered by Newman Associates, L.P. in the offerings and (c) after the offerings, 137,037 shares held by Newman Associates, L.P.

(21) Includes 631,285 shares held by Paduano Associates, L.P., with respect to which Mr. Paduano has sole voting and investment control as the sole stockholder of its sole general partner.

(22) Includes (a) prior to the offerings, 306,322 shares held by Pollack 1998 Grantor Retained Annuity Trust, with respect to which Mr. Pollack, as trustee, has sole voting control and shares investment control with Yvonne
    S. Pollack and Neuberger Berman Trust Company of Delaware, (b) 69,784 shares offered by Pollack 1998 Grantor Retained Annuity Trust in the offerings and
    (c) after the offerings, 236,538 shares held by Pollack 1998 Grantor Retained Annuity Trust.

(23) Includes 67,658 shares held by Potter Associates, L.P., with respect to which Mr. Potter has sole voting and investment control as the sole stockholder of its sole general partner.

(24) Includes (a) prior to the offerings, 2,281,801 shares held by Schwartz CS Associates, L.P. and 2,281,801 shares held by Schwartz ES Associates, L.P., with respect to which Mr. Schwartz has sole voting and investment control as the sole stockholder of their sole general partners, (b) 364,404 shares offered by Schwartz CS Associates, L.P. and 364,404 shares offered by Schwartz ES Associates, L.P., in the offerings and (c) after the offerings, 1,917,397 shares held by Schwartz CS Associates, L.P. and 1,917,397 shares held by Schwartz ES Associates L.P.

(25) Includes (a) prior to the offerings, 106,588 shares held by Robert Edward Spilka 1998 Grantor Retained Annuity Trust, with respect to which Mr. Spilka, as trustee, has sole voting control and shares investment control with Linda Galarza Spilka and Neuberger Berman Trust Company of Delaware,
    (b) 23,000 shares offered by Robert Edward Spilka 1998 Grantor Retained Annuity Trust in the offerings and (c) after the offerings, 83,588 shares held by Robert Edward Spilka 1998 Grantor Retained Annuity Trust.

(26) Includes 22,658 shares held by Stiefel Associates, L.P., with respect to which Ms. Stiefel has sole voting and investment control as the sole stockholder of its general partner.

(27) Voting and investment control are shared by Barbara Strauss and Neuberger Berman Trust Company of Delaware, as trustees.

(28) Includes (a) prior to the offerings, 172,491 shares held by Allan D. Sutton 1998 Grantor Retained Annuity Trust, with respect to which Mr. Sutton, as trustee, has sole voting control and shares investment control with Anita Sutton and Neuberger Berman Trust Company of Delaware, (b) 26,758 shares offered by Allan D. Sutton 1998 Grantor Retained Annuity Trust in the offerings and (c) after the offerings, 145,733 shares held by Allan D. Sutton 1998 Grantor Retained Annuity Trust.

(29) Voting and investment control are shared by Nancy Sutton Finley, Peggy Lynn Sutton and Neuberger Berman Trust Company of Delaware, as trustees.

(30) Includes (a) prior to the offerings, 75,794 shares held by Weiner 1998 Grantor Retained Annuity Trust, with respect to which Mr. Weiner, as trustee, has sole voting control and shares investment control with Laurie
    L. Weiner, Bintoar Palar and Neuberger Berman Trust Company of Delaware, (b) 25,134 shares offered by Weiner 1998 Grantor Retained Annuity Trust in the offerings and (c) after the offerings, 50,660 shares held by Weiner 1998 Grantor Retained Annuity Trust.

(31) Includes (a) prior to the offerings, 1,107,795 shares held by Weismann Associates, L.P., with respect to which Mr. Weismann has sole voting and investment control as the sole stockholder of its sole general partner, (b) 273,402 shares offered by Weismann Associates, L.P. in the offerings and (c) after the offerings, 834,393 shares held by Weismann Associates, L.P.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of our capital stock does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law and to the provisions of our certificate of incorporation and by-laws. Copies of the forms of certificate of incorporation and by-laws have been filed as exhibits to the registration statement of which this prospectus forms a part.

    Our authorized capital stock consists of 255,000,000 shares, each with a par value of $.01 per share, of which:

    - 250,000,000 are designated as common stock; and

    - 5,000,000 are designated as preferred stock.

COMMON STOCK

    After giving effect to the Exchange, there will be 42,727,273 shares of common stock outstanding. All of these shares will be held of record by one stockholder as nominee for the Neuberger Berman principals and their Family Affiliates, as required by the Stockholders Agreement.

    VOTING RIGHTS. Each holder of common stock is entitled to one vote per share on all matters to be voted on by stockholders. Holders of common stock are not entitled to any cumulative voting rights.

    DIVIDEND RIGHTS. Subject to the preferential rights of any holders of any outstanding series of preferred stock and restrictions set forth in our credit facilities and restrictions, if any, imposed by other indebtedness outstanding from time to time, the holders of common stock will be entitled to such dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors from legally available funds. See "Dividend Policy".

    OTHER RIGHTS. Upon our liquidation, dissolution or winding up, the holders of shares of common stock would be entitled to share PRO RATA in the distribution of all of our assets remaining available for distribution after satisfaction of all of our liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive or other subscription rights to purchase shares of common stock, nor are they entitled to the benefits of any sinking fund provisions. No share of common stock issued in connection with or outstanding prior to the offerings is subject to any further call or assessment.

PREFERRED STOCK

    Our certificate of incorporation authorizes 5,000,000 shares of preferred stock, none of which are outstanding. Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. We have no present plans to issue any of the preferred stock.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

    We believe that the ability of our board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future acquisitions and in meeting other corporate needs that might arise. Our board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. Although our board of directors has no current intention of doing so, it could issue one or more series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to the best interests of

Neuberger Berman and its stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage a potential acquiror from making, without first negotiating with our board of directors, an acquisition attempt through which such acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.

ANTI-TAKEOVER PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

    Some provisions of our certificate of incorporation and by-laws, applicable law and the Stockholders Agreement could make the acquisition of Neuberger Berman by means of a tender offer, a proxy contest or otherwise more difficult. As described above, our certificate of incorporation authorizes our board of directors to designate and issue preferred stock. Other provisions in the certificate of incorporation and in our by-laws impose procedural and other requirements that may be deemed to have anti-takeover effects. These provisions include the inability of our stockholders to take any action without a meeting or to call special meetings of stockholders, certain advance notice procedures for nominating candidates for election as directors and for submitting proposals for consideration at stockholders' meetings, and limitations on the ability to remove directors. Further, our stockholders can amend our by-laws and certain provisions of our certificate of incorporation only with a two-thirds majority vote. Additionally, the Stockholders Agreement requires all Neuberger Berman principals and their Family Affiliates to vote their shares in accordance with a preliminary vote conducted solely among these stockholders.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    We are subject to section 203 of the Delaware General Corporation Law, which prohibits a public Delaware corporation from engaging in a "business combination" with a stockholder that is an "interested stockholder" for a period of three years after the date of the transaction in which the stockholder became an interested stockholder unless:

     (i) prior to such date, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

    (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in section 203; or

    (iii) subsequent to the date on which the stockholder became an interested stockholder, the business combination is approved by both our board of directors and by holders of at least 66 2/3% of our outstanding voting stock, excluding shares owned by the interested stockholder.

For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder". An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer & Trust Company has been appointed as the transfer agent and registrar for the shares of common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the offerings, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that substantial sales may occur, could adversely affect the prevailing market price of the common stock. After completion of the offerings, there will be 50,021,920 shares of common stock outstanding. Of these shares, the 7,250,000 shares of common stock sold in the offerings (8,337,500 shares if the underwriters' options to purchase additional shares are exercised in full) will be freely transferable without restriction under the Securities Act, except by persons who may be deemed to be our affiliates. All the remaining shares of common stock ("Restricted Shares") may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, including an exemption contained in Rule 144 under the Securities Act.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns "restricted securities" may not sell those securities until they have been beneficially owned for at least one year. Thereafter, the person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    (1) 1% of the then outstanding shares of common stock (approximately 500,219 shares after the offerings); and

    (2) the average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about Neuberger Berman and may be effected only through unsolicited brokers' transactions.

    A person who is not deemed an "affiliate" of Neuberger Berman at any time during the 90 days preceding a sale would (but for the Stockholders Agreement described above and the "lock-up" arrangements described below) be entitled to sell his, her or its Restricted Shares under Rule 144 without regard to the volume or other limitations described above, provided that two years have elapsed since the Restricted Shares were acquired from Neuberger Berman or an affiliate of Neuberger Berman.

    Neuberger Berman and the selling stockholders have agreed that, during the period beginning from the date of this prospectus and continuing to and including the date 180 days after the date of this prospectus, we and they will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any shares of common stock or any securities of Neuberger Berman which are substantially similar to the shares of the common stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of common stock (other than, in our case, pursuant to our existing employee compensation plans) without the prior written consent of the representatives of the underwriters, except for the shares of common stock offered in connection with the offerings. In addition, the Stockholders Agreement places significant restrictions on the transfer of shares of common stock received through the Exchange by the Neuberger Berman principals and their Family Affiliates. See "Certain Relationships and Related Transactions-- Stockholders Agreement".

    No prediction can be made as to the effect, if any, that market sales of Restricted Shares or the availability of such Restricted Shares for such sales will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock and could impair our future ability to raise capital through an offering of our equity securities. See "Risk Factors--Our Share Price May Decline Due to the Large Numbers of Shares Eligible for Future Sale".

                               VALIDITY OF SHARES

    The validity of the shares of common stock will be passed upon for Neuberger Berman and the Selling Stockholders by Debevoise & Plimpton, New York, New York and for the underwriters by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

    The audited combined financial statements of Neuberger Berman, LLC and subsidiaries and Neuberger Berman Management Inc. included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                             AVAILABLE INFORMATION

    Upon completion of the offerings, Neuberger Berman will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed. After the offerings, we expect to provide annual reports to our stockholders that include financial information reported on by our independent public accountants.

    We have filed a registration statement on Form S-1 with the SEC. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Neuberger Berman, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

                                  UNDERWRITING

    Neuberger Berman, the selling stockholders and the underwriters for the U.S. offering (the "U.S. underwriters") named below have entered into an underwriting agreement with respect to the shares being offered in the United States. Subject to certain conditions, each U.S. underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc., Bear, Stearns & Co. Inc., CIBC World Markets Corp., Donaldson, Lufkin & Jenrette Securities Corporation and Schroder & Co. Inc. are the representatives of the U.S. underwriters.

                   U.S. Underwriters                       Number of Shares
--------------------------------------------------------  ------------------
Goldman, Sachs & Co.....................................       1,093,750
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated..................................       1,093,750
Morgan Stanley & Co. Incorporated.......................       1,093,750
Salomon Smith Barney Inc................................       1,093,750
Bear, Stearns & Co. Inc. ...............................         468,750
CIBC World Markets Corp.................................         468,750
Donaldson, Lufkin & Jenrette Securities Corporation.....         468,750
Schroder & Co. Inc. ....................................         468,750
                                                              ----------
  Total.................................................       6,250,000
                                                              ----------
                                                              ----------

                               ------------------

    If the U.S. underwriters sell more shares than the total number set forth in the table above, the U.S. underwriters have an option to buy up to an additional 937,500 shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the U.S. underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
    Neuberger Berman and the selling stockholders will sell the shares to the underwriters at a per share price of $29.92, which represents a $2.08 (or 6.5%) discount from the initial public offering price set forth on the cover page of this prospectus. This discount is the underwriters' compensation. The following table shows the per share and total underwriting discounts and commissions to be paid to the U.S. underwriters by Neuberger Berman and the selling stockholders. In the case of the selling stockholders, such amounts are shown assuming both no exercise and full exercise of the U.S. underwriters' option to purchase 937,500 additional shares.

                                              Paid by Neuberger Berman Inc.
                                             -------------------------------
Per Share..................................          $          2.08
Total......................................          $     5,433,646

                                            Paid by the Selling
                                                Stockholders
                                        ----------------------------
                                         No Exercise   Full Exercise
                                        -------------  -------------
Per Share.............................  $        2.08  $        2.08
Total.................................  $   7,566,354  $   9,516,354

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $1.25 per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.10 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    Neuberger Berman and the selling stockholders have entered into an underwriting agreement with the underwriters for the sale of 1,000,000 shares outside of the United States. The terms and conditions of both offerings are the same and the sale of shares in both offerings are conditioned on each other. Goldman Sachs International, Merrill Lynch International, Morgan Stanley & Co. International Limited, Salomon Brothers International Limited, Bear, Stearns International Limited, CIBC World Markets International Limited, Donaldson, Lufkin & Jenrette International and J. Henry Schroder & Co. Limited are representatives of the underwriters for the international offering outside of the United States. The selling stockholders have granted the international underwriters an option similar to that described above to purchase up to an aggregate of an additional 150,000 shares.

    Neuberger Berman, the selling stockholders, and all of the directors and executive officers of Neuberger Berman, have agreed not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co., and except pursuant to existing employee compensation plans. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

    Prior to the offerings, there has been no public market for the shares. The initial public offering price will be negotiated among Neuberger Berman and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Neuberger Berman's historical performance, estimates of the business potential and earnings prospects of Neuberger Berman, an assessment of Neuberger Berman's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    Neuberger Berman intends to list the common stock on the New York Stock Exchange under the symbol "NEU". In order to meet one of the requirements for listing the common stock on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

    In connection with the offerings, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offerings. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offerings are in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    Neuberger Berman estimates that total expenses of the offerings, excluding underwriting discounts and commissions, will be approximately $2,100,000.

    Neuberger Berman and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    Goldman, Sachs & Co. has in the past provided, and may in the future from time to time provide investment banking and financial advisory services to Neuberger Berman for which Goldman, Sachs & Co. has in the past received, and may in the future receive, customary fees.

    This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the shares, including sales of shares initially sold by the underwriters in the offering being made outside of the United States, to persons located in the United States.

    Since two subsidiaries of Neuberger Berman Inc., Neuberger Berman, LLC and Neuberger Berman Management Inc., are members of the NASD, this offering is being made pursuant to the applicable provisions of NASD Conduct Rule 2720. That rule requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter", as defined by the NASD. Goldman, Sachs & Co. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. Goldman, Sachs & Co. will receive $10,000 from Neuberger Berman as compensation for such role. No NASD member may make sales to a discretionary account without the prior specific written approval of the customer.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
NEUBERGER BERMAN, LLC AND SUBSIDIARIES AND
NEUBERGER BERMAN MANAGEMENT INC.
Report of Independent Public Accountants...................................................................         F-2
Combined Statements of Financial Condition as of December 31, 1997 and 1998 (audited) and as of June 30,
  1999 (unaudited).........................................................................................         F-3
Combined Statements of Income for the Years Ended December 1996, 1997 and 1998 (audited) and the Six Months
  Ended June 1998 and June 1999 (unaudited)................................................................         F-4
Combined Statements of Changes in Principals' Capital and Stockholders' Equity for the Years Ended December
  1996, 1997 and 1998 (audited) and the Six Months Ended June 1999 (unaudited).............................         F-5
Combined Statements of Cash Flows for the Years Ended December 1996, 1997 and 1998 (audited) and the Six
  Months Ended June 1998 and June 1999 (unaudited).........................................................         F-6
Notes to Combined Financial Statements.....................................................................         F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Principals and Stockholders of Neuberger Berman, LLC and subsidiaries and Neuberger
  Berman Management Inc.:

    We have audited the accompanying combined statements of financial condition of Neuberger Berman, LLC and subsidiaries and Neuberger Berman Management Inc. as of December 31, 1997 and 1998, and the related combined statements of income, changes in principals' capital and stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neuberger Berman, LLC and subsidiaries and Neuberger Berman Management Inc. as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/Arthur Andersen LLP

New York, New York
February 16, 1999

                     NEUBERGER BERMAN, LLC AND SUBSIDIARIES
                      AND NEUBERGER BERMAN MANAGEMENT INC.

                   COMBINED STATEMENTS OF FINANCIAL CONDITION

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                      DECEMBER 31,         JUNE 30,
                                                                 ----------------------  ------------
                                                                    1997        1998         1999
                                                                 ----------  ----------  ------------

                                                                                         (UNAUDITED)
ASSETS
Cash and cash equivalents......................................  $  103,446  $   50,383   $   46,604
Cash and securities segregated for the exclusive benefit of
  clients......................................................     220,062     657,278      569,663
Cash and securities deposited with clearing organizations......       3,628       3,591        3,623
Securities purchased under agreements to resell................     284,435     496,769       96,400
Receivable from brokers, dealers and clearing organizations....   1,185,719   2,223,870    1,757,489
Receivable from clients........................................     539,627     326,235      521,314
Securities owned, at market value..............................      10,102      12,189       17,343
Fees receivable................................................      13,198      13,070       12,017
Furniture, equipment and leasehold improvements, at cost, net of accumulated depreciation and amortization of $19,712,
  $19,169 and $19,493 at December 31, 1997 and 1998 and June
  30, 1999, respectively.......................................      22,023      25,194       27,121
Other assets...................................................      27,973      20,856       19,035
                                                                 ----------  ----------  ------------
    Total assets...............................................  $2,410,213  $3,829,435   $3,070,609
                                                                 ----------  ----------  ------------
                                                                 ----------  ----------  ------------
LIABILITIES, PRINCIPALS' CAPITAL AND STOCKHOLDERS' EQUITY
Liabilities:
  Bank loans...................................................  $   10,000  $   25,000   $   29,000
  Securities sold under agreements to repurchase...............     289,416     488,159      101,913
  Payable to brokers, dealers and clearing organizations.......     582,395   1,368,971    1,102,863
  Payable to clients...........................................   1,218,749   1,624,894    1,571,609
  Securities sold but not yet purchased, at market value.......      38,096      50,410       18,542
  Other liabilities and accrued expenses.......................      46,756      59,138       51,780
  Payable to principals........................................      65,770      53,664       35,703
                                                                 ----------  ----------  ------------
                                                                  2,251,182   3,670,236    2,911,410
                                                                 ----------  ----------  ------------
  Subordinated liability.......................................          --      50,000       50,000
                                                                 ----------  ----------  ------------
Commitments and contingencies..................................          --          --           --
Principals' capital and stockholders' equity:
  Principals' capital..........................................     150,000     100,000      100,000
  Common stock, $.01 par value; 34,484 shares authorized,
    12,500, 12,668 and 12,668 issued and outstanding as of
    December 31, 1997 and 1998 and June 30, 1999,
    respectively...............................................
  Paid-in capital..............................................       2,742       2,876        2,876
  Retained earnings............................................       6,289       6,323        6,323
                                                                 ----------  ----------  ------------
    Total principals' capital and stockholders' equity.........     159,031     109,199      109,199
                                                                 ----------  ----------  ------------
    Total liabilities, principals' capital and stockholders'
      equity...................................................  $2,410,213  $3,829,435   $3,070,609
                                                                 ----------  ----------  ------------
                                                                 ----------  ----------  ------------

            The accompanying Notes to Combined Financial Statements
                   are an integral part of these statements.

                     NEUBERGER BERMAN, LLC AND SUBSIDIARIES
                      AND NEUBERGER BERMAN MANAGEMENT INC.

                         COMBINED STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                                            SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER                JUNE
                                         -------------------------------  --------------------
                                           1996       1997       1998       1998       1999
                                         ---------  ---------  ---------  ---------  ---------
                                                                              (UNAUDITED)
REVENUES:
Investment advisory and administrative
  fees.................................  $ 260,775  $ 327,898  $ 378,838  $ 194,401  $ 184,398
Commissions............................    109,621    124,911    145,969     67,845     74,248
Interest...............................    143,928    154,280    164,781     79,753     76,739
Principal transactions in securities...     10,758      7,838      5,983      2,702      5,115
Clearance fees.........................      8,152      8,332     11,311      4,886      5,214
Other income...........................      2,678      3,796      4,584      2,374      2,854
                                         ---------  ---------  ---------  ---------  ---------
  Gross revenues.......................    535,912    627,055    711,466    351,961    348,568
Interest expense.......................    119,798    124,530    137,330     66,095     65,153
                                         ---------  ---------  ---------  ---------  ---------
  Net revenues after interest
    expense............................    416,114    502,525    574,136    285,866    283,415
                                         ---------  ---------  ---------  ---------  ---------

OPERATING EXPENSES:
Employee compensation and benefits.....    106,431    114,617    139,693     65,146     71,065
Information technology.................     12,954     13,642     15,155      7,429      8,730
Rent and occupancy.....................      9,189      9,882     12,493      5,685      6,557
Brokerage, clearing and exchange
  fees.................................     11,319     12,727     12,437      5,363      6,679
Advertising and sales promotion........     12,732     14,915     14,955      7,035      6,123
Distribution and fund administration...      7,105     10,031     12,432      6,370      5,514
Professional fees......................      4,486      5,165     12,546      4,187      4,934
Depreciation and amortization..........      5,576      6,445      8,761      3,151      4,891
Income taxes...........................      8,851      8,857      9,506      4,805      4,552
Other expenses.........................      8,345      7,578     16,063      7,067      7,599
                                         ---------  ---------  ---------  ---------  ---------
  Total operating expenses.............    186,988    203,859    254,041    116,238    126,644
                                         ---------  ---------  ---------  ---------  ---------
  Net income before principal
    compensation.......................    229,126    298,666    320,095    169,628    156,771
  Principal compensation...............     27,045     33,684     35,144     19,925     15,690
                                         ---------  ---------  ---------  ---------  ---------
  Net income...........................  $ 202,081  $ 264,982  $ 284,951  $ 149,703  $ 141,081
                                         ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------

            The accompanying Notes to Combined Financial Statements
                   are an integral part of these statements.

                     NEUBERGER BERMAN, LLC AND SUBSIDIARIES
                      AND NEUBERGER BERMAN MANAGEMENT INC.

             COMBINED STATEMENTS OF CHANGES IN PRINCIPALS' CAPITAL
                            AND STOCKHOLDERS' EQUITY

                   (SIX MONTHS ENDED JUNE 30, 1999 UNAUDITED)

                                 (IN THOUSANDS)

                                     PRINCIPALS'    COMMON       PAID-IN     RETAINED       TOTAL
                                       CAPITAL       STOCK       CAPITAL     EARNINGS     COMBINED
                                     -----------  -----------  -----------  -----------  -----------
BEGINNING BALANCE,
  December 31, 1995................   $  30,000    $      --    $     742    $   7,027    $  37,769
Capital contributions..............     120,000           --           --           --      120,000
Capital distributions and
  dividends........................    (185,389)          --           --      (16,461)    (201,850)
Net income.........................     185,389           --           --       16,692      202,081
                                     -----------  -----------  -----------  -----------  -----------
ENDING BALANCE,
  December 31, 1996................     150,000           --          742        7,258      158,000
Capital contributions..............       9,196           --           --           --        9,196
Capital withdrawals................      (9,196)          --           --           --       (9,196)
Capital distributions and
  dividends........................    (230,639)          --           --      (35,312)    (265,951)
Common stock issuance..............          --           --        2,000           --        2,000
Net income.........................     230,639           --           --       34,343      264,982
                                     -----------  -----------  -----------  -----------  -----------
ENDING BALANCE,
  December 31, 1997................     150,000           --        2,742        6,289      159,031
Capital contributions..............      12,660           --           --           --       12,660
Capital withdrawals................     (62,660)          --           --           --      (62,660)
Capital distributions and
  dividends........................    (247,509)          --           --      (37,408)    (284,917)
Common stock issuance..............          --           --          134           --          134
Net income.........................     247,509           --           --       37,442      284,951
                                     -----------  -----------  -----------  -----------  -----------
ENDING BALANCE,
  December 31, 1998................     100,000           --        2,876        6,323      109,199
Capital contributions..............         525           --           --           --          525
Capital withdrawals................        (525)          --           --           --         (525)
Capital distributions and
  dividends........................    (126,245)          --           --      (14,836)    (141,081)
Net income.........................     126,245           --           --       14,836      141,081
                                     -----------  -----------  -----------  -----------  -----------
ENDING BALANCE, June 30, 1999......   $ 100,000    $      --    $   2,876    $   6,323    $ 109,199
                                     -----------  -----------  -----------  -----------  -----------
                                     -----------  -----------  -----------  -----------  -----------

            The accompanying Notes to Combined Financial Statements
                   are an integral part of these statements.

                     NEUBERGER BERMAN, LLC AND SUBSIDIARIES

                      AND NEUBERGER BERMAN MANAGEMENT INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                               SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER                 JUNE
                                                           --------------------------------  --------------------
                                                             1996       1997        1998       1998       1999
                                                           ---------  ---------  ----------  ---------  ---------

                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...............................................  $ 202,081  $ 264,982  $  284,951  $ 149,703  $ 141,081
Adjustments to reconcile net income to net cash provided
  by operating activities-
  Depreciation and amortization..........................      5,576      6,445       8,761      3,151      4,891
(Increase) decrease in operating assets-
  Cash and securities segregated for the exclusive
    benefit of clients...................................    150,847    (88,058)   (437,216)   (89,172)    87,615
  Cash and securities deposited with clearing
    organizations........................................     (1,371)      (473)         37        (23)       (32)
  Securities purchased under agreements to resell........    (76,264)  (208,171)   (212,334)    23,016    400,369
  Receivable from brokers, dealers and clearing
    organizations........................................   (475,277)   457,950  (1,038,151)  (314,944)   466,381
  Receivable from clients................................    (51,726)   (71,079)    213,392    (26,964)  (195,079)
  Securities owned, at market value......................     18,526     (6,220)     (2,087)    (2,294)    (5,154)
  Fees receivable........................................     (2,344)    (3,797)        128     (1,502)     1,053
  Other assets...........................................     15,618     (1,375)      7,117      4,883      1,821
Increase (decrease) in operating liabilities-
  Bank loans.............................................      5,000    (29,000)     15,000    174,000      4,000
  Securities sold under agreements to repurchase.........     58,715    219,153     198,743    (36,397)  (386,246)
  Payable to brokers, dealers and clearing
    organizations........................................    445,825   (179,628)    786,576    413,206   (266,108)
  Payable to clients.....................................   (127,958)   (77,973)    406,145   (211,137)   (53,285)
  Securities sold but not yet purchased, at market
    value................................................      2,595     (3,993)     12,314     32,420    (31,868)
  Other liabilities and accrued expenses.................      2,037      7,567      12,382      2,690     (7,358)
                                                           ---------  ---------  ----------  ---------  ---------
Net cash provided by operating activities................    171,880    286,330     255,758    120,636    162,081
                                                           ---------  ---------  ----------  ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITY:
  Payments for purchases of furniture, equipment and
    leasehold improvements...............................     (6,399)    (9,531)    (11,932)    (5,756)    (6,818)
                                                           ---------  ---------  ----------  ---------  ---------
    Cash used in investing activity......................     (6,399)    (9,531)    (11,932)    (5,756)    (6,818)
                                                           ---------  ---------  ----------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from capital contributions....................    120,000      9,196      12,660      8,410        525
  Payments for capital withdrawals.......................         --     (9,196)    (62,660)    (8,410)      (525)
  Payments for capital distributions and dividends.......   (210,960)  (239,706)   (297,023)  (159,959)  (159,042)
  Common stock issuance..................................         --      2,000         134        134         --
  Proceeds from subordinated liability...................         --         --      50,000         --         --
  Repayment of subordinated liabilities..................    (70,000)        --          --         --         --
                                                           ---------  ---------  ----------  ---------  ---------
    Net cash used in financing activities................   (160,960)  (237,706)   (296,889)  (159,825)  (159,042)
                                                           ---------  ---------  ----------  ---------  ---------
    Net increase (decrease) in cash and cash
      equivalents........................................      4,521     39,093     (53,063)   (44,945)    (3,779)

CASH AND CASH EQUIVALENTS, beginning of period...........     59,832     64,353     103,446    103,446     50,383
                                                           ---------  ---------  ----------  ---------  ---------
CASH AND CASH EQUIVALENTS, end of period.................  $  64,353  $ 103,446  $   50,383  $  58,501  $  46,604
                                                           ---------  ---------  ----------  ---------  ---------
                                                           ---------  ---------  ----------  ---------  ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for--
    Interest.............................................  $ 120,449  $ 128,220  $  138,042  $  66,734  $  65,263
    Taxes................................................      8,211      9,277       3,450      3,061      1,276

            The accompanying Notes to Combined Financial Statements
                   are an integral part of these statements.

                     NEUBERGER BERMAN, LLC AND SUBSIDIARIES

                      AND NEUBERGER BERMAN MANAGEMENT INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

    The Combined Financial Statements include the accounts of Neuberger Berman, LLC and subsidiaries ("NB, LLC"), a Delaware limited liability company, and Neuberger Berman Management Inc. ("NBMI"), a New York corporation (collectively, the "Company"). The Company's wholly owned subsidiaries are Neuberger Berman Trust Company, a New York corporation, Neuberger Berman Trust Company of Delaware, a Delaware corporation, Neuberger Berman Trust Company of Florida, a Florida corporation, and Neuberger & Berman Agency Incorporated, a New York corporation. Material intercompany transactions and balances have been eliminated in combination.

    Neuberger Berman Inc. ("NBI") plans to sell shares of its common stock in an initial public offering, which will result in new stockholders owning a portion of NBI. Prior to the offering, the principals of NB, LLC and the stockholders of NBMI (collectively, the "principals") will exchange their ownership interests for shares of NBI (the "Exchange"). The percentage ownership interest of the principals in each of the combining entities are the same and will be the same immediately after the Exchange. The Combined Financial Statements present the financial condition and results of operations of NB, LLC and NBMI on a combined basis, as the entities operate under common management and there is identical common ownership. The Company's Combined Financial Statements do not include the financial condition and results of operations of NB Associates, LLC ("Associates"), a Delaware limited liability company, which is commonly owned by the principals and was established to make a subordinated loan to the Company (see Note 7).

    The Company is a registered investment adviser providing investment management services to high net worth clients, mutual funds and institutional clients. As a registered investment adviser, the Company manages equity, fixed income, balanced, socially responsive, and international portfolios for individuals, families, endowments, foundations, trusts, employee benefit plans, and advises the Neuberger Berman family of funds. As a registered broker-dealer, the Company executes securities transactions for its clients and others and provides prime brokerage and correspondent clearing services to other firms.

2. UNAUDITED INTERIM COMBINED FINANCIAL INFORMATION

    The interim combined financial information as of June 30,1999 and for the six months ended June 26, 1998 and June 30, 1999 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for such periods. The results for the interim period ended June 30, 1999 are not necessarily indicative of the results to be obtained for a full fiscal year.

3. SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES--The Combined Financial Statements are prepared in accordance with generally accepted accounting principles. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Management does not believe that actual results will differ materially from these estimates.

                     NEUBERGER BERMAN, LLC AND SUBSIDIARIES

                      AND NEUBERGER BERMAN MANAGEMENT INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    SECURITIES TRANSACTIONS--Securities owned and securities sold but not yet purchased are valued at market. Principal transactions in securities and the related revenues and expenses are recorded on a trade date basis. Client transactions in securities and the related commission income are recorded on a settlement date basis, which is not materially different from trade date.

    CASH AND CASH EQUIVALENTS--For purposes of the Combined Statements of Financial Condition, the Company considers all investments in money market funds to be cash equivalents.

    INVESTMENT ADVISORY AND ADMINISTRATIVE FEES--The majority of investment advisory fees earned from institutional and high net worth clients are charged or billed to accounts quarterly based upon the account's net asset value at the beginning of a quarter. Investment advisory and administrative fees earned from the Company's mutual fund business (the "Funds") are charged monthly to the Funds based upon average daily net assets under management.

    DEPRECIATION AND AMORTIZATION--Leasehold improvements are amortized using the straight-line method over the lesser of the economic life of the improvement or the life of the lease. Depreciation of furniture and equipment is computed by various methods over the useful life of the asset.

    COLLATERALIZED FINANCING TRANSACTIONS--Securities purchased and sold under agreements to resell and repurchase, respectively, as well as securities borrowed and loaned for which cash is deposited or received, are treated as collateralized financing transactions and are recorded at contract amount.

    COLLATERAL--The Company continues to report assets as owned when they are pledged as collateral in secured financing arrangements and the secured party cannot sell or repledge the assets or the Company can substitute collateral or otherwise redeem it on short notice. The Company continues not to report securities received as collateral in secured financing arrangements because the debtor typically has the right to substitute or redeem the collateral on short notice.

    PAYABLE TO PRINCIPALS--The Company accrues substantially all undistributed net income as payable to principals.

    ACCOUNTING DEVELOPMENTS--In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. SFAS No. 133 is effective prospectively on January 1, 2001 for calendar year companies. The impact of the provisions of SFAS No. 133 is not anticipated to have a material effect on the financial condition or results of operations of the Company.

    The Company intends to change its depreciation method for furniture and equipment purchased subsequent to the third quarter of 1999 from various accelerated methods to the straight line method of depreciation. The impact of this change in accounting principle is not anticipated to have a material effect on the financial condition or results of operations of the Company.

                     NEUBERGER BERMAN, LLC AND SUBSIDIARIES

                      AND NEUBERGER BERMAN MANAGEMENT INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

4. RECEIVABLE FROM AND PAYABLE TO CLIENTS

    Receivable from and payable to clients represent amounts due from or to clients of the Company in connection with cash and margin securities transactions. Amounts receivable are collateralized by clients' securities held by NB, LLC and by others for delivery to NB, LLC, the value of which is not reflected in the accompanying Combined Financial Statements.

5. RECEIVABLE FROM AND PAYABLE TO BROKERS, DEALERS AND CLEARING
  ORGANIZATIONS

    As of December 31, 1997 and 1998, amounts receivable from and payable to brokers, dealers and clearing organizations include approximately $1,173 million and $2,203 million of securities borrowed and $555 million and $1,347 million of securities loaned, respectively. Certain stock loan transactions are entered into for financing purposes. The interest expense incurred on these transactions was $2,396,000 and $341,000 for the year ended December 31, 1998, and the six months ended June 30, 1999 (unaudited), respectively.

6. BANK LOANS

    As of December 31, 1997 and 1998 and June 30, 1999 (unaudited), bank loans represent unsecured short-term borrowings payable to commercial banks and bear weighted average interest at rates of 5.73%, 5.76% and 5.01%, respectively. For the years ended December 31, 1996, 1997 and 1998, and the six months ended June 30, 1999 (unaudited), interest expense incurred on these borrowings was approximately $1,591,000, $2,486,000, $4,142,000 and $1,243,000, respectively.

7. SUBORDINATED LIABILITY

    During 1998, the principals of the Company withdrew $50 million of capital and invested it in the newly formed entity, Associates. Associates is owned by the principals in the same proportion as the Company. Concurrently, Associates loaned the $50 million to the Company in the form of a subordinated liability. The subordinated liability matures on September 1,1999 and bears interest at 6.75% per annum. This subordinated liability has been approved by the New York Stock Exchange to be included as capital for the purpose of computing net capital under SEC rule 15c3-1.

    Interest expense for the year ended December 31, 1998 incurred on the subordinated liability was $1,137,000.

    On March 30, 1999, the Company extended the maturity on the subordinated liability to September 1, 2000 (unaudited).

8. NET INCOME BEFORE PRINCIPAL COMPENSATION

    The Company has historically distributed substantially all of its net income to its principals in the form of capital distributions and dividends. Certain principals of NBMI were also paid through compensation expense, which is presented as principal compensation in the accompanying Combined Statements of Income.

                     NEUBERGER BERMAN, LLC AND SUBSIDIARIES

                      AND NEUBERGER BERMAN MANAGEMENT INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

9. NET CAPITAL

    NB, LLC and NBMI, as registered broker-dealers and member firms of the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., respectively, are subject to the Uniform Net Capital Rule 15c3-1 of the Securities and Exchange Commission, which requires that broker-dealers maintain a minimum level of net capital, as defined. As of December 31, 1997 and 1998 and June 30, 1999 (unaudited), NB, LLC and NBMI had combined net capital in the aggregate of $141,220,677, $147,159,692 and $124,293,793, respectively, which exceeded their combined requirements by $122,060,287, $125,137,104 and $102,412,266, respectively.

10. COMMITMENTS AND CONTINGENCIES

    The Company leases office space under lease agreements expiring on various dates through 2013. These operating leases are subject to escalation based on increases in costs incurred by the lessor. Minimum rentals, excluding escalation, under these lease agreements are as follows:

YEARS ENDING
DECEMBER                                                     (000'S OMITTED)
-----------------------------------------------------------  ---------------
1999.......................................................     $  10,570
2000.......................................................        11,000
2001.......................................................        11,000
2002.......................................................        10,905
2003.......................................................        10,106
Thereafter.................................................        35,637

    Rent expense for the years ended December 31, 1996, 1997 and 1998 was $7,878,901, $8,282,073 and $9,939,073, respectively.

    The Company has satisfied margin requirements with clearing organizations by obtaining letters of credit in favor of the clearing organizations. Open unsecured letters of credit as of December 31, 1997 and 1998 and June 30, 1999 (unaudited) were $7,500,000, $9,000,000 and $14,312,000, respectively. Unused committed lines of credit were $150,000,000 as of December 31, 1997 and 1998 and June 30, 1999 (unaudited).

    In the normal course of business, the Company is subject to various legal proceedings. In the opinion of management, based on discussions with legal counsel, the resolution of pending proceedings will not have a material adverse effect on the financial condition or results of operations of the Company.

11. EMPLOYEE BENEFIT PLANS

    The Company has defined contribution plans consisting of an employee profit-sharing plan and a money purchase pension plan covering all full-time employees and qualifying part-time employees who have completed one year of continuous service, as defined. Contributions to the plans, which are at the discretion of management, are determined annually but do not exceed the amount permitted under the Internal Revenue Code as a deductible expense. Contributions to the

                     NEUBERGER BERMAN, LLC AND SUBSIDIARIES

                      AND NEUBERGER BERMAN MANAGEMENT INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

11. EMPLOYEE BENEFIT PLANS (CONTINUED)
plans for the years ended December 31, 1996, 1997 and 1998 were $6,625,601, $7,225,518 and $7,626,106, respectively.

12. TAXES

    Federal income taxes have not been provided on the net income of NB, LLC, as principals are individually liable for their own tax payments, except NB, LLC is subject to New York City unincorporated business tax ("UBT"). NBMI elected to be taxed as an S Corporation and, as such, income tax expense represents state and local taxes.

    The following represents the components of taxes included in income taxes on the combined statements of income (000's omitted):

                                                              YEAR ENDED               SIX MONTHS ENDED
                                                               DECEMBER                      JUNE
                                                    -------------------------------  --------------------
                                                      1996       1997       1998       1998       1999
                                                    ---------  ---------  ---------  ---------  ---------

                                                                                         (UNAUDITED)
UBT...............................................  $   7,630  $   6,157  $   7,136  $   3,240  $   3,463
State and local...................................      1,221      2,700      2,370      1,565      1,089
                                                    ---------  ---------  ---------  ---------  ---------
                                                    $   8,851  $   8,857  $   9,506  $   4,805  $   4,552
                                                    ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Substantially all financial instruments carried at contract value, such as receivable and payable to clients, brokers and dealers, repurchase agreements and fees receivable, approximate market value due to their relatively short-term nature or variable market rates of interest.

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

    In the normal course of business, the Company enters into various debt and equity transactions as principal or agent. The execution, settlement and financing of these transactions can result in off-balance sheet risk or concentrations of credit risk.

    The Company has a high net worth and institutional client base. The Company records client securities transactions on a settlement date basis, which is generally three business days after trade date. The Company is exposed to off-balance sheet risk of loss on unsettled transactions in the event clients and other counterparties are unable to fulfill contractual obligations.

    The Company's policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of credit exposure, position and financial reporting and control procedures. In addition, the Company has a policy of reviewing the credit standing, where applicable, of each broker-dealer, client and other counterparty with which it conducts business. The Company monitors the market value of collateral and requests and receives additional collateral when required.

                     NEUBERGER BERMAN, LLC AND SUBSIDIARIES

                      AND NEUBERGER BERMAN MANAGEMENT INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS
    OF CREDIT RISK (CONTINUED)
    For transactions in which the Company extends credit to clients and non-clients, the Company seeks to control the risks associated with these activities by requiring clients and non-clients to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and, pursuant to such guidelines, requests the deposit of additional collateral, or reduces securities positions when necessary. The Company's policy is to take possession of securities purchased under agreements to resell.

    SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk", and SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments", require the disclosure of notional or contractual amounts and other information about derivative financial instruments that give rise to off-balance sheet risk. Notional amounts discussed below are indicative only of the volume of activity. Notional amounts should not be interpreted as a measure of actual market or credit risk; to do so could be materially misleading.

    As part of its prime brokerage clearing business, the Company writes covered over-the-counter ("OTC") put options on listed equity securities with certain of its prime brokerage clients. Market risk is mitigated as the options are generally deep in the money and covered by an equivalent number of securities sold but not yet purchased. The notional amounts of options sold were approximately $36,031,000, $49,549,000 and $18,069,000 at December 31, 1997 and
1998 and June 30, 1999 (unaudited), respectively.

    A summary of the fair value of OTC options included in the Combined Statements of Financial Condition appears below. Averages are based on quarter-end balances (000's omitted):

                                                              LIABILITIES
                                                        ------------------------
                                                        FAIR VALUE     AVERAGE
                                                        -----------  -----------
Option contracts:
December 31, 1997.....................................   $   7,798    $   6,276
December 31, 1998.....................................   $   8,647    $   9,828
June 30, 1999 (unaudited).............................   $   2,394    $   6,672

    The Company's net gain from such activity was approximately $1,165,000, $1,940,000 and $941,000 for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999 (unaudited), respectively.

15. SEGMENT INFORMATION

    The Company has elected to adopt early SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". This Statement introduces a new approach to presenting

                     NEUBERGER BERMAN, LLC AND SUBSIDIARIES

                      AND NEUBERGER BERMAN MANAGEMENT INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

15. SEGMENT INFORMATION (CONTINUED)
reportable segments based upon how "chief decision makers" organize segments. The following tables represent summarized information by operating segment (000's omitted):

                                                    YEAR ENDED DECEMBER 1996
                                   ----------------------------------------------------------
                                                                     PROFESSIONAL
                                   PRIVATE ASSET   MUTUAL FUND AND    SECURITIES
                                    MANAGEMENT      INSTITUTIONAL      SERVICES       TOTAL
                                   -------------  -----------------  -------------  ---------
Investment advisory and
  administrative fees............    $  91,423       $   169,326       $      26    $ 260,775
Commissions......................       68,209            15,260          26,152      109,621
Net interest income..............        2,211                28          21,891       24,130
Principal transactions in
  securities.....................           --                65          10,693       10,758
Clearance fees...................           --                --           8,152        8,152
Other income.....................            2               749           1,927        2,678
                                   -------------  -----------------  -------------  ---------
Net revenues after interest
  expense........................      161,845           185,428          68,841      416,114
Operating expenses...............       57,288            89,719          39,981      186,988
                                   -------------  -----------------  -------------  ---------
Net income before principal
  compensation...................      104,557            95,709          28,860      229,126
Principal compensation...........           --            27,045              --       27,045
                                   -------------  -----------------  -------------  ---------
Net income.......................    $ 104,557       $    68,664       $  28,860    $ 202,081
                                   -------------  -----------------  -------------  ---------
                                   -------------  -----------------  -------------  ---------

                                                    YEAR ENDED DECEMBER 1997
                                   ----------------------------------------------------------
                                                                     PROFESSIONAL
                                   PRIVATE ASSET   MUTUAL FUND AND    SECURITIES
                                    MANAGEMENT      INSTITUTIONAL      SERVICES       TOTAL
                                   -------------  -----------------  -------------  ---------
Investment advisory and
  administrative fees............    $ 116,816       $   210,376       $     706    $ 327,898
Commissions......................       78,518            19,205          27,188      124,911
Net interest income..............        3,087                18          26,645       29,750
Principal transactions in
  securities.....................           --               238           7,600        7,838
Clearance fees...................           --                --           8,332        8,332
Other income.....................           --             1,015           2,781        3,796
                                   -------------  -----------------  -------------  ---------
Net revenues after interest
  expense........................      198,421           230,852          73,252      502,525
Operating expenses...............       62,619           103,122          38,118      203,859
                                   -------------  -----------------  -------------  ---------
Net income before principal
  compensation...................      135,802           127,730          35,134      298,666
Principal compensation...........           --            33,684              --       33,684
                                   -------------  -----------------  -------------  ---------
Net income.......................    $ 135,802       $    94,046       $  35,134    $ 264,982
                                   -------------  -----------------  -------------  ---------
                                   -------------  -----------------  -------------  ---------

                     NEUBERGER BERMAN, LLC AND SUBSIDIARIES

                      AND NEUBERGER BERMAN MANAGEMENT INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

15. SEGMENT INFORMATION (CONTINUED)

                                                    YEAR ENDED DECEMBER 1998
                                   ----------------------------------------------------------
                                                                     PROFESSIONAL
                                   PRIVATE ASSET   MUTUAL FUND AND    SECURITIES
                                    MANAGEMENT      INSTITUTIONAL      SERVICES       TOTAL
                                   -------------  -----------------  -------------  ---------
Investment advisory and
  administrative fees............    $ 145,578       $   231,792       $   1,468    $ 378,838
Commissions......................       89,705            25,352          30,912      145,969
Net interest income..............        2,580                13          24,858       27,451
Principal transactions in
  securities.....................            3                 9           5,971        5,983
Clearance fees...................           --                --          11,311       11,311
Other income.....................           67             1,178           3,339        4,584
                                   -------------  -----------------  -------------  ---------
Net revenues after interest
  expense........................      237,933           258,344          77,859      574,136
Operating expenses...............       73,100           126,700          54,241      254,041
                                   -------------  -----------------  -------------  ---------
Net income before principal
  compensation...................      164,833           131,644          23,618      320,095
Principal compensation...........           --            35,144              --       35,144
                                   -------------  -----------------  -------------  ---------
Net income.......................    $ 164,833       $    96,500       $  23,618    $ 284,951
                                   -------------  -----------------  -------------  ---------
                                   -------------  -----------------  -------------  ---------

                                             SIX MONTHS ENDED JUNE 1998 (UNAUDITED)
                                   ----------------------------------------------------------
                                                                     PROFESSIONAL
                                   PRIVATE ASSET   MUTUAL FUND AND    SECURITIES
                                    MANAGEMENT      INSTITUTIONAL      SERVICES       TOTAL
                                   -------------  -----------------  -------------  ---------
Investment advisory and
  administrative fees............    $  72,546       $   121,551       $     304    $ 194,401
Commissions......................       43,082            11,018          13,745       67,845
Net interest income..............        1,140                 5          12,513       13,658
Principal transactions in
  securities.....................           --                86           2,616        2,702
Clearance fees...................           --                --           4,886        4,886
Other income.....................           39               521           1,814        2,374
                                   -------------  -----------------  -------------  ---------
Net revenues after interest
  expense........................      116,807           133,181          35,878      285,866
Operating expenses...............       36,342            58,898          20,998      116,238
                                   -------------  -----------------  -------------  ---------
Net income before principal
  compensation...................       80,465            74,283          14,880      169,628
Principal compensation...........           --            19,925              --       19,925
                                   -------------  -----------------  -------------  ---------
Net income.......................    $  80,465       $    54,358       $  14,880    $ 149,703
                                   -------------  -----------------  -------------  ---------
                                   -------------  -----------------  -------------  ---------

                     NEUBERGER BERMAN, LLC AND SUBSIDIARIES

                      AND NEUBERGER BERMAN MANAGEMENT INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

15. SEGMENT INFORMATION (CONTINUED)

                                             SIX MONTHS ENDED JUNE 1999 (UNAUDITED)
                                   ----------------------------------------------------------
                                                                     PROFESSIONAL
                                   PRIVATE ASSET   MUTUAL FUND AND    SECURITIES
                                    MANAGEMENT      INSTITUTIONAL      SERVICES       TOTAL
                                   -------------  -----------------  -------------  ---------
Investment advisory and
  administrative fees............    $  79,587       $   104,038       $     773    $ 184,398
Commissions......................       48,026            10,838          15,384       74,248
Net interest income..............        1,499                11          10,076       11,586
Principal transactions in
  securities.....................           --                66           5,049        5,115
Clearance fees...................           --                --           5,214        5,214
Other income.....................           15               496           2,343        2,854
                                   -------------  -----------------  -------------  ---------
Net revenues after interest
  expense........................      129,127           115,449          38,839      283,415
Operating expenses...............       38,636            59,341          28,667      126,644
                                   -------------  -----------------  -------------  ---------
Net income before principal
  compensation...................       90,491            56,108          10,172      156,771
Principal compensation...........           --            15,690              --       15,690
                                   -------------  -----------------  -------------  ---------
Net income.......................    $  90,491       $    40,418       $  10,172    $ 141,081
                                   -------------  -----------------  -------------  ---------
                                   -------------  -----------------  -------------  ---------

    Due to the nature of the securities business, it is impractical to separate assets related to reportable business segments.

16. RELATED PARTY TRANSACTIONS

    During the years ended December 31, 1996, 1997 and 1998, the Company earned approximately $10,535,000, $13,969,000 and $19,779,000, respectively, in brokerage commissions from the Funds.

    Certain principals of the Company are officers and/or trustees of the Funds. The Company also reimbursed certain Funds for expenses during the years ended December 31, 1996, 1997 and 1998 of approximately $1,816,000, $1,503,000 and
$1,502,000, respectively, to the extent that such Funds exceeded their specified expense limitations.

17. SUBSEQUENT EVENT (UNAUDITED)

    On September 1, 1999, The Travelers Insurance Company loaned NB, LLC $35 million pursuant to a subordinated promissory note. This amount is payable on September 1, 2004. Interest accrues on the unpaid principal amount of the loan at a floating rate adjusted quarterly based on the three-month LIBOR rate plus 75 basis points and is payable quarterly. This loan was approved by the New York Stock Exchange, and the unpaid principal amount is available to NB, LLC in computing net capital under SEC Rule 15c3-1. The proceeds of the loan were used to retire $35 million of subordinated debt outstanding held by Associates.

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--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                 --------------

                               TABLE OF CONTENTS

                                           Page
                                           -----
Prospectus Summary....................           3
Risk Factors..........................          10
Use of Proceeds.......................          16
Dividend Policy.......................          16
Capitalization........................          17
Dilution..............................          18
Pro Forma Combined Financial
  Statements (Unaudited)..............          19
Selected Historical Combined Financial
  Data................................          25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................          27
Business..............................          39
Management............................          56
Security Ownership by Management and
  Principal Stockholders..............          71
Certain Relationships and Related
  Transactions........................          73
Selling Stockholders..................          76
Description of Capital Stock..........          82
Shares Eligible for Future Sale.......          84
Validity of Shares....................          85
Experts...............................          85
Available Information.................          85
Underwriting..........................          86
Index to Combined Financial
  Statements..........................         F-1

                                 --------------

    Through and including October 31, 1999 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                                7,250,000 Shares

                             NEUBERGER BERMAN INC.

                                  Common Stock

                                 -------------

                                     [LOGO]
                                 -------------

                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                           MORGAN STANLEY DEAN WITTER
                              SALOMON SMITH BARNEY
                            BEAR, STEARNS & CO. INC.
                               CIBC WORLD MARKETS
                          DONALDSON, LUFKIN & JENRETTE
                              SCHRODER & CO. INC.

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